Exhibit 10.1

Execution Version

AGENCY RESIGNATION AND APPOINTMENT AGREEMENT
 AND AMENDMENT NO 9. TO
AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

THIS AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO. 9 TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of July 31, 2019 (including Annex I, Annex II and Annex III hereto, this “Amendment”), is made by and among (i) CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Borrower”), (ii) each of the entities signatory hereto as Guarantors (collectively, the “Guarantors” and, together with the Borrower, collectively, the “Credit Parties”), (iii) the LENDERS party hereto, (iv) MUFG BANK, LTD. (“MUFG”), as successor to Morgan Stanley Senior Funding, Inc. (“MSSF”) as administrative agent (in such capacity, together with its successors and assignees, the “Administrative Agent”), as an issuing bank (in such capacity, together with its successors and assignees, an “Issuing Bank” and, together with the other Issuing Banks party hereto, collectively, the “Issuing Banks”), and as successor to MSSF as swing line lender (in such capacity, together with its successors and assignees, the “Swing Line Lender”), (v) MUFG UNION BANK, N.A. (“Union Bank”), as successor to MSSF as collateral agent (in such capacity, together with its successors and assignees, the “Collateral Agent”), (vi) FIFTH THIRD BANK (“Fifth Third”), as an Issuing Bank, (vii) SUNTRUST BANK (“SunTrust”), as an Issuing Bank, (viii) MSSF, as the outgoing Administrative Agent, the outgoing Swing Line Lender and the outgoing Collateral Agent, and (ix) MORGAN STANLEY BANK, N.A. (“MSB”), as an Issuing Bank solely with respect to the Existing Letters of Credit issued by it. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement referred to below unless the context otherwise requires.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has engaged MUFG, Fifth Third and SunTrust Robinson Humphrey, Inc. as joint lead arrangers and joint bookrunners (the “Arrangers”), in each case, in respect of this Amendment;

WHEREAS, the Borrower, the Credit Parties, MSSF, as administrative agent, swing line lender and collateral agent, MSB, as issuing bank, and the Lenders party thereto from time to time have heretofore entered into that certain Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing 2015 Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders consent to certain amendments to the Existing 2015 Credit Agreement, including, among other things, extension of the Revolving Commitment Termination Date and increase in the aggregate amount of the Revolving Commitments to $700,000,000 (the Existing 2015 Credit Agreement as so amended hereby, the “Credit Agreement”);

WHEREAS, any Revolving Loans borrowed under the Existing 2015 Credit Agreement on the Amendment Effective Date (as defined below), together with cash on hand at the Borrower, shall be used to repay all outstanding Term Loans under the Existing 2015 Credit Agreement substantially concurrently with but immediately prior to the effectiveness of this Amendment (the “Refinancing”) and to pay certain fees and expenses related thereto and to this Amendment;

WHEREAS, MSSF was appointed Administrative Agent and Collateral Agent pursuant to and in accordance with Section 10.01 of the Existing 2015 Credit Agreement;

WHEREAS, MSSF no longer desires to continue to serve as Administrative Agent or Collateral Agent and has advised that it will resign its position as Administrative Agent and Collateral Agent,

effective as of the Amendment Effective Date;

WHEREAS, MUFG is willing and able to serve as Administrative Agent and to perform all appropriate duties in such capacity;

WHEREAS, Union Bank is willing and able to serve as Collateral Agent and to perform all appropriate duties in such capacity;

WHEREAS, MSB shall continue to serve as an Issuing Bank solely with respect to the Existing Letters of Credit issued by it until the expiration, termination or replacement thereof;

WHEREAS, each of MUFG, Fifth Third and SunTrust is willing and able to serve as an Issuing Bank and to perform all appropriate duties in such capacity;

WHEREAS, MSSF no longer desires to continue to serve as a Swing Line Lender and has advised that it will resign its position as a Swing Line Lender, effective as of the Amendment Effective Date;

WHEREAS, MUFG is willing and able to serve as the Swing Line Lender and to perform all appropriate duties in such capacity;

WHEREAS, pursuant to Section 10.07 of the Existing 2015 Credit Agreement, MSSF as the outgoing Administrative Agent and the Requisite Lenders desire to appoint MUFG as Administrative Agent and Union Bank as Collateral Agent; and

WHEREAS, each Lender that executes and delivers a signature page to this Amendment will be deemed upon the Amendment Effective Date to have agreed to the terms of this Amendment with respect to the matters set forth herein, subject to the conditions set forth in Section 6 below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Credit Parties, the Lenders party hereto and the other parties hereto hereby agree as follows:

AGREEMENT:

SECTION 1.                            Notice of Resignation of Administrative Agent and Collateral Agent. Pursuant to Section 10.07 of the Existing 2015 Credit Agreement, effective as of the Amendment Effective Date, MSSF hereby resigns as Administrative Agent and as Collateral Agent. The undersigned Lenders and the Borrower hereby waive the 30 day notice of resignation requirement under Section 10.07 of the Credit Agreement.

SECTION 2.                            Appointment and Acceptance of Successor Administrative Agent and Successor Collateral Agent. Effective as of the Amendment Effective Date:

(a)                                 MSSF as the outgoing Administrative Agent and the undersigned Lenders hereby appoint MUFG as the successor Administrative Agent under the Credit Agreement and all other Credit Documents;

(b)                                 MUFG hereby accepts such appointment as the successor Administrative Agent under the Credit Agreement and all other Credit Documents;

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(c)                                  the Borrower hereby consents and agrees to the appointment of MUFG as the successor Administrative Agent under the Credit Agreement and all other Credit Documents;

(d)                                 MSSF as the outgoing Collateral Agent and the undersigned Lenders hereby appoint Union Bank as the successor Collateral Agent under the Credit Agreement and all other Credit Documents;

(e)                                  Union Bank hereby accepts such appointment as the successor Collateral Agent under the Credit Agreement and all other Credit Documents;

(f)                                   the Borrower hereby consents and agrees to the appointment of Union Bank as the successor Collateral Agent under the Credit Agreement and all other Credit Documents;

(g)                                  (i) MUFG shall succeed to and become vested with all the rights, powers, privileges and duties of the Administrative Agent, as provided in Section 10.07 of the Existing 2015 Credit Agreement, (ii) Union Bank shall succeed to and become vested with all the rights, powers, privileges and duties of the Collateral Agent, as provided in Section 10.07 of the Existing 2015 Credit Agreement, (iii) MSSF shall be discharged from its duties and obligations as Administrative Agent and as Collateral Agent, as provided in Section 10.07 of the Existing 2015 Credit Agreement, and the provisions of Section 10.07 of the Existing 2015 Credit Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent under the Existing 2015 Credit Agreement, (iv) the term “Administrative Agent” as used in the Credit Agreement and the other Credit Documents shall mean MUFG, in its capacity as Administrative Agent, and (v) the term “Collateral Agent” as used in the Credit Agreement and the other Credit Documents shall mean Union Bank, in its capacity as Collateral Agent; and

(h)                                 all Liens granted in favor of MSSF as the outgoing Collateral Agent pursuant to the Credit Documents are hereby assigned, transferred and conveyed to Union Bank as the successor Collateral Agent. MSSF as the outgoing Collateral Agent and the Borrower hereby authorize Union Bank as the successor Collateral Agent or any of its designees, at the Borrower’s expense, to file, record and deliver, where applicable or appropriate, any assignments or other amendments of any financing statements filed or mortgages recorded in connection with the Credit Documents to reflect the change in identity of the secured party of record. To the extent the actions authorized in the foregoing sentence in respect of any real property constituting Collateral (the “Real Property Collateral”) have not been completed as of the Amendment Effective Date, any collateral security in the Real Property Collateral held by MSSF in its capacity as the outgoing Collateral Agent on behalf of the Secured Parties under any of the Credit Documents shall, effective as of the Amendment Effective Date, be held by MSSF as sub-agent of Union Bank as the successor Collateral Agent until such time as such actions are completed, solely for the purposes of maintaining the priority and perfection of the security interest in the Real Property Collateral. For avoidance of doubt, to the extent MSSF acts as sub-agent of Union Bank, (i) MSSF shall be entitled to the reimbursement from the Borrower of all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorney’s fees of counsel to MSSF) incurred in connection with any actions taken or omitted to be taken by it in its capacity as sub-agent of Union Bank and (ii) Section 10.03, Section 10.06 and Section 11.03 of the Existing 2015 Credit Agreement shall apply (in the same manner and with the same limitations) for MSSF’s benefit to any actions taken or omitted to be taken by MSSF in its capacity as sub-agent of Union Bank.

SECTION 3.                            Replacement of Issuing Bank and Swing Line Lender.

(a)                                 Effective as of the Amendment Effective Date, (i) MSSF hereby resigns as a Swing Line Lender and MSSF shall be released from any further obligations in respect of its role as

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Swing Line Lender, (ii) the Borrower hereby appoints MUFG as the successor Swing Line Lender, (iii) MUFG hereby accepts such appointment as the Swing Line Lender under the Credit Agreement and (iv) MUFG shall succeed to and become vested with all the rights, powers, privileges and duties of a Swing Line Lender under the Credit Agreement and all other Credit Documents. The undersigned Lenders, the Administrative Agent and the Borrower hereby waive the 30 day notice of resignation requirement under Section 2.03(c) of the Existing 2015 Credit Agreement.

(b)                                 Effective as of the Amendment Effective Date, (i) MSB shall be deemed to be an Issuing Bank solely with respect to the Existing Letters of Credit issued by it and MSB shall be released from any further obligations in respect of its role as an Issuing Bank under the Existing 2015 Credit Agreement (other than with respect to the Existing Letters of Credit issued by it until the expiration, termination or replacement thereof), (ii) the Borrower agrees that it will not request that (1) MSB issue any additional Letters of Credit under the Credit Agreement on or after the date of this Amendment or (2) make any amendment or modification to the Existing Letters of Credit issued by it until the expiration, termination or replacement thereof, (iii) the Borrower hereby appoints each of MUFG, Fifth Third and SunTrust as an Issuing Bank, (iv) each of MUFG, Fifth Third and SunTrust hereby accepts such appointment as an Issuing Bank under the Credit Agreement and (v) each of MUFG, Fifth Third and SunTrust shall succeed to and become vested with all the rights, powers, privileges and duties of an Issuing Bank under the Credit Agreement and all other Credit Documents.

SECTION 4.                            Amendments to the Credit Documents. Subject to the satisfaction (or waiver) of the conditions set forth in Section 6, each of the parties hereto agrees that, effective on the Amendment Effective Date, (a) the Existing 2015 Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing 2015 Credit Agreement attached as Annex I hereto, (b) the Disclosure Letter, dated as of March 12, 2015, shall be replaced with an amended and restated Disclosure Letter, dated as of the Amendment Effective Date, reasonably satisfactory to MUFG (the “Amended and Restated Disclosure Letter”), (c) Schedule 1.01 to the Credit Agreement shall be amended and restated as set forth in Annex II hereto, and (d) Exhibit A-3 to the Credit Agreement shall be amended and restated as set forth in the form of Issuance Notice attached as Annex III hereto.

SECTION 5.                            Non-Consenting Lenders.

(a)                                 If any existing Lender holding a Loan or a Commitment declines or fails to consent to this Amendment (a “Non-Consenting Lender”) by returning an executed counterpart of this Amendment to MUFG in its capacity as the Administrative Agent prior to 3:00 p.m. (New York time) on July 30, 2019, then pursuant to and in compliance with the terms of Section 2.22(b) and 11.05(g) of the Existing 2015 Credit Agreement, such Lender may be replaced and the Loans and Commitments (if any) held by it may be purchased and assumed by an assignee upon such assignee’s execution of this Amendment (which will also be deemed to be the execution of an Assignment Agreement, and the execution of this Amendment by the Administrative Agent and the Borrower shall be deemed to be the consent of the Administrative Agent and the Borrower (to the extent such consent is required under the Existing 2015 Credit Agreement) thereto) and payment by such assignee of the purchase price required by Section 2.22(b) of the Existing 2015 Credit Agreement.

(b)                                 Notwithstanding anything to the contrary in the Existing 2015 Credit Agreement and for the avoidance of doubt, all Loans and Commitments held by Non-Consenting

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Lenders that are assigned pursuant to this Amendment and for which accrued and unpaid interest has been paid shall accrue interest solely on and after the Amendment Effective Date.

(c)                                  For purposes hereof, the Administrative Agent and the Borrower agree that this Amendment shall constitute an Assignment Agreement for purposes of the Credit Agreement (including, without limitation, in respect of Section 2.22(b) thereof) and that the provisions set forth in Annex I (Standard Terms and Conditions for Assignment Agreement) of Exhibit E to the Existing 2015 Credit Agreement shall apply in regard to any assignments effected hereby.

(d)                                 For the further avoidance of doubt, nothing herein shall be deemed to modify the definition of “Applicable Margin” for any day in the relevant period prior to the Amendment Effective Date for purposes of calculating interest accrued prior to the Amendment Effective Date.

(e)                                  Each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation but, rather, an amendment of the terms of a pre-existing Indebtedness and related agreement, as evidenced by the Existing 2015 Credit Agreement.

SECTION 6.                            Conditions to Effectiveness. The amendments contained in this Amendment shall be effective on the date MUFG has confirmed the satisfaction or waiver of each of the conditions contained in this Section 6 (the “Amendment Effective Date”).

(a)                                 Execution of Counterparts. MUFG shall have received counterparts of this Amendment duly executed and delivered by (i) the Credit Parties, (ii) MUFG, as the successor Administrative Agent, as an Issuing Bank and as the successor Swing Line Lender, (iii) Union Bank, as the successor Collateral Agent, (iv) Fifth Third, as an Issuing Bank, (v) SunTrust, as an Issuing Bank, (vi) each of the Lenders (after giving effect to the Refinancing and except to the extent any Lender is a Non-Consenting Lender), (vii) MSSF, as the outgoing Administrative Agent, as the outgoing Swing Line Lender and as the outgoing Collateral Agent, and (viii) MSB, as an Issuing Bank solely with respect to the Existing Letters of Credit issued by it. In addition, MUFG shall have received from the Borrower the Amended and Restated Disclosure Letter.

(b)                                 Officer’s Closing Certificate. MUFG shall have received an officer’s certificate from the Borrower certifying that (i) no Default or Event of Default exists, or will result from the execution of this Amendment and the transactions contemplated hereby as of the date hereof and (ii) all representations and warranties contained in this Amendment and the other Credit Documents are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects).

(c)                                  Fees and Expenses. (i) The Borrower shall have paid to MUFG all fees due to MUFG, Union Bank and the other Arrangers to be paid in connection with this Amendment and all expenses to be paid or reimbursed to such parties that have been invoiced at least one Business Day prior to the Amendment Effective Date, (ii) the Borrower shall have paid to MSSF all fees and expenses (including, but not limited to, counsel fees and disbursements) to be paid or reimbursed in connection with the Existing 2015 Credit Agreement, provided that in the case of expenses to be reimbursed, to the extent invoiced at least one Business Day prior to the Amendment Effective Date and (iii) the Borrower shall have prepaid any outstanding Swing Line Loans made by MSSF as Swing Line Lender under the Existing 2015 Credit Agreement.

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(d)                                 Know Your Client.

(i)                                     MUFG shall have received, at least three Business Days prior to the Amendment Effective Date, all documentation and other information with respect to the Borrower and the Guarantors requested by MUFG that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(ii)                                  At least five days prior to the Amendment Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification to each Lender who has requested a Beneficial Ownership Certification.

(e)                                  Non-Consenting Lenders. The Borrower shall have paid to MUFG for the account of each Non-Consenting Lender all accrued and unpaid fees and interest with respect to such Lender, in each case, through the Amendment Effective Date.

(f)                                   Collateral Matters.

(i)                                     (a) MSSF as the outgoing Collateral Agent shall have delivered to Union Bank as the successor Collateral Agent all Collateral in the possession of MSSF as the outgoing Collateral Agent or any of its sub-agents (collectively, the “Possessory Collateral”) as specified in Schedule I hereto (and Union Bank as the successor Collateral Agent shall have acknowledged receipt of such Collateral in a manner reasonably satisfactory to the Borrower) and (b) MSSF and each Credit Party hereby represents that Schedule I hereto contains a complete and accurate description of all Possessory Collateral;

(ii)                                  Union Bank as the successor Collateral Agent shall have received (or shall otherwise be satisfied with the Borrower’s undertakings to deliver) all documents, instruments and agreements that are necessary to effect the assignment of the Liens referenced in Section 2(h) hereof to Union Bank as the successor Collateral Agent and to maintain the priority and perfection of such Liens in the name of Union Bank as the successor Collateral Agent upon the Amendment Effective Date, including those documents, instruments and agreements listed on Schedule II hereto;

(iii)                               Amendments on Form UCC-3 with respect to the initial UCC-1 financing statements described in Schedule III hereto for each Credit Party shall be in the proper form for filing, shall be reasonably satisfactory to the Borrower and shall be delivered to Union Bank as the successor Collateral Agent for filing on the Amendment Effective Date, and (a) each Credit Party represents that Schedule III hereto contains a complete and accurate description of all UCC-1 financing statements filed against any Credit Party by MSSF in connection with the Existing 2015 Credit Agreement and (b) MSSF as the outgoing Collateral Agent hereby authorizes the filing of all such UCC-3 financing statements; and

(iv)                              MUFG shall have received copies of a recent search results in each jurisdiction reasonably requested by MUFG with respect to the Credit Parties and such other Persons as reasonably required by MUFG for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.

(g)                                  Insurance. (i) MUFG shall have received satisfactory evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program and (ii) Union Bank shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 of the Credit Agreement is in full force and effect, together with

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endorsements naming Union Bank, in its capacity as Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05 of the Credit Agreement.

(h)                                 Organizational Documents; Incumbency. MUFG and the Arrangers shall have received, in respect of each Credit Party, (i) each Organizational Document of such Credit Party, and, to the extent applicable, certified as of the Amendment Effective Date or a recent date prior thereto (or other date agreed by MUFG) by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Amendment and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Amendment Effective Date, certified as of the Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Amendment Effective Date or a recent date prior thereto.

(i)                                     Refinancing. The consummation of the Refinancing shall have occurred substantially concurrently with but immediately prior to the effectiveness of this Amendment.

(j)                                    Governmental Approvals and Consents. Each Credit Party shall have obtained all Governmental Approvals and all consents of other Persons, in each case that are necessary to consummate the transactions contemplated by this Amendment and the Credit Documents and each of the foregoing shall be in full force and effect.

(k)                                 Opinions of Counsel to Credit Parties. MUFG, Union Bank, the Issuing Banks and the Lenders and their respective counsel shall have received executed copies of the favorable written opinions of Wilson Sonsini Goodrich & Rosati, P.C., counsel for Credit Parties, as to such matters as MUFG, Union Bank or the Issuing Banks may reasonably request, dated the Amendment Effective Date and otherwise in form and substance reasonably satisfactory to MUFG, Union Bank, the Issuing Banks and Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to MUFG, Union Bank, the Issuing Banks and the Lenders).

(l)                                     Solvency Certificate. On the Amendment Effective Date, MUFG, Union Bank and Arrangers shall have received a Solvency Certificate in form, scope and substance reasonably satisfactory to MUFG, Union Bank and Arrangers, and demonstrating that the Borrower and its Restricted Subsidiaries, on a consolidated basis, are and will be Solvent.

(m)                             No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.                            Covenants of MSSF and the Borrower.

(a)                                 Each of MSSF and the Borrower shall take all further actions and execute all documents, agreements and instruments as may be reasonably requested in writing by Union Bank for the purpose of assigning the Liens referenced in Section 2(h) hereof to Union Bank as the successor Collateral Agent and maintaining the priority and perfection of such Liens in the name of Union Bank as the successor Collateral Agent upon the Amendment Effective Date, and shall continue to provide such cooperation as necessary after the Amendment Effective Date.

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(b)                                 MSSF shall (i) execute and/or furnish all documents, agreements and instruments as may be reasonably requested in writing by MUFG or Union Bank to transfer the rights and privileges of MSSF under the Credit Documents, in its capacity as the Administrative Agent, the Collateral Agent and the Swing Line Lender, to MUFG or Union Bank, as applicable, and (ii) take all actions reasonably requested in writing by MUFG or Union Bank to facilitate the transfer of information to MUFG or Union Bank, as applicable, in connection with the Credit Agreement and all other Credit Documents. Notwithstanding the foregoing and except as expressly provided herein, nothing contained herein is intended to create any duty or obligation on the part of MSSF to continue to act as Administrative Agent, Collateral Agent or Swing Line Lender beyond such date, it is expressly understood by all parties that MSSF shall be discharged from all duties and obligations under the Credit Documents on the Amendment Effective Date. Notwithstanding anything to the contrary herein, MUFG and Union Bank acknowledge and agree that none of MSSF or its subagents shall be obligated to disclose any wiring instructions, tax forms or any other information regarding the tax status of any Lender to MUFG or its subagents.

(c)                                  MSSF agrees that on and after the Amendment Effective Date, no fee will be due and payable by any Credit Party or any of their respective subsidiaries to MSSF or any of its Affiliates (other than to MSB as an Issuing Bank solely with respect to the Existing Letters of Credit issued by it) pursuant to any fee letter entered into in connection with the Existing 2015 Credit Agreement or any other Credit Document. MSSF or any of its Affiliates shall be permitted to retain any fees paid to it prior to the Amendment Effective Date. For avoidance of doubt, all other provisions of the Credit Documents (other than fee letters) providing for the payment of fees and expenses of, and providing indemnities for the benefit of MSSF, solely with respect to actions taken, omission made, fees earned and expenses incurred, in each case, (i) prior to the Amendment Effective Date or (ii) with respect to any continuing sub-agent capacity provided hereunder, shall remain in full force and effect.

(d)                                 In the event that, after the Amendment Effective Date, MSSF receives any principal, interest or other amount owing to any Lender or MUFG, in its capacity as Administrative Agent, under the Credit Agreement or any other Credit Document, MSSF agrees that such payment shall be held in trust for MUFG, and MSSF shall promptly remit such payment in immediately available funds to MUFG, without setoff, deduction or counterclaim, for payment to the Person entitled thereto.

(e)                                  MSSF shall be entitled to the reimbursement from the Borrower of all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorney’s fees of counsel to MSSF) incurred in connection with responding to any request made by MUFG or Union Bank pursuant to this Section 7. Section 10.03, Section 10.06 and Section 11.03 of the Existing 2015 Credit Agreement shall apply (in the same manner and with the same limitations) for MSSF’s benefit to any actions taken by MSSF at any request made by MUFG or Union Bank pursuant to this Section 7.

(f)                                   Each applicable Credit Party shall deliver to the Collateral Agent the following with respect to each Amendment Effective Date Mortgaged Property upon the Amendment Effective Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion):

(i)                                     fully executed and notarized amendments to the existing Mortgages securing each Amendment Effective Date Mortgaged Property reasonably satisfactory to the Collateral Agent (the “Mortgage Amendments”), in proper form for recording in all appropriate places in all applicable jurisdictions;

(ii)                                  with respect to the Amendment Effective Date Mortgaged Property located in San Jose, California (the “California Property”), (A) a Mortgage modification endorsement CLTA 110.5-06 (or such similar mortgage modification endorsement reasonably satisfactory to the

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Collateral Agent) (“CA Mortgage Endorsement”) to the existing ALTA mortgagee title insurance policies insuring the Collateral Agent with respect to the California Property, (B) an Assignment of Mortgage endorsement CLTA 104.1-06 (“CA Assignment Endorsement”) to the existing Title Policy for the California Property and (C) evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of the CA Mortgage Endorsement, CA Assignment Endorsement and all recording and stamp taxes (including mortgage recording and intangible taxes, if any) payable in connection with recording the Mortgage Amendment and Mortgage Assignment (defined below) for the California Property in the appropriate real estate records;

(iii)                               with respect to the Amendment Effective Date Mortgaged Property located in Lynwood, Washington (the “Washington Property”), (A) an Assignment and Date Down endorsement ALTA 10.1-06 (or such similar mortgage modification and mortgage assignment endorsement reasonably satisfactory to the Collateral Agent) (“WA Endorsement”) to the existing ALTA mortgagee title insurance policies insuring the Collateral Agent with respect to Washington Property, and (B) evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of the WA Endorsement and all recording and stamp taxes (including mortgage recording and intangible taxes, if any) payable in connection with recording the Mortgage Amendment and Mortgage Assignment for the Washington Property in the appropriate real estate records; and

(iv)                              with respect to the Amendment Effective Date Mortgaged Property located in Austin, Texas (“Texas Property”), (A) a preliminary title report, which evidences that no additional liens or encumbrances (other than Permitted Liens) have been placed on the Texas Property since the date of that certain Joinder Agreement and Amendment No. 6 to the Existing 2015 Credit Agreement, issued by a title company reasonably satisfactory to the Collateral Agent and, (B) a Texas Form T-3 Assignment of Lien Endorsement (“TX Assignment Endorsement”) to the existing Title Policy for the Texas Property insuring the Collateral Agent with respect to Texas Property, and (C) evidence satisfactory to the Collateral Agent that the applicable Credit Party has paid to the title company or to the appropriate governmental authorities all expenses of the title company required in connection with the issuance of such preliminary title report, TX Assignment Endorsement and all recording and stamp taxes (including mortgage recording and intangible taxes, if any) payable in connection with recording the Mortgage Amendment and the Mortgage Assignment for the Texas Property in the appropriate real estate records.

(g)                                  MSSF shall deliver to the Collateral Agent the fully executed and notarized assignments to the existing Mortgages securing each Amendment Effective Date Mortgaged Property, reasonably satisfactory to the Collateral Agent (the “Mortgage Assignments”), in proper form for recording in all appropriate places in all applicable jurisdictions.

(h)                                 Each applicable Credit Party shall deliver, or shall use commercially reasonable efforts to deliver, as applicable, to the Collateral Agent all documents, instruments and agreements listed on Schedule IV hereto on or before the date specified for such document, instrument or agreement (or such later date as may be agreed or waived by the Collateral Agent in its reasonable discretion). To the extent any of the actions listed on Schedule IV have not been completed as of the Amendment Effective Date, any collateral security in the relevant Collateral held by MSSF in its capacity as the outgoing Collateral Agent on behalf of the Secured Parties under any of the Credit Documents shall, effective as of the Amendment Effective Date, be held by MSSF as sub-agent of Union Bank as the successor Collateral Agent until such time as such actions are completed, solely for the purposes of maintaining the priority and perfection of the security interest in such Collateral.

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SECTION 8.                            Representations and Warranties. In order to induce the other parties hereto to enter into this Amendment, the Credit Parties hereby represent and warrant to each other party hereto, as of the date hereof, as follows:

(a)                                 this Amendment has been duly authorized, executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each such Credit Party, enforceable against it in accordance with its terms, except to the extent the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(b)                                 the execution, delivery and performance by the Credit Parties of this Amendment will not (i) violate any of the Organizational Documents of the Borrower or any of its Restricted Subsidiaries, (ii) violate any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Restricted Subsidiaries, (iii) violate any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Restricted Subsidiaries; (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries; or (v) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Restricted Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties), except, in the case of each of clauses (ii) through (v) above, to the extent that such violation, conflict or Lien could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)                                  each of the representations and warranties contained in Article 4 of the Existing 2015 Credit Agreement and in the other Credit Documents is true and correct in all material respects as of the Amendment Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects);

(d)                                 no Default or Event of Default exists, or will result from the execution of this Amendment and the transactions contemplated hereby as of the Amendment Effective Date; and

(e)                                  as of the Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects. For purposes of this Amendment, “Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), which certification shall be in form and substance agreed to by the Borrower and MUFG.

SECTION 9.                            Non-Impairment and Reaffirmation.

(a)                                 Non-Impairment, etc. After giving effect to this Amendment, neither the modification of the Existing 2015 Credit Agreement nor the execution, delivery, performance or effectiveness of this Amendment or any other Credit Document impairs the validity, effectiveness or priority of the Liens granted pursuant to the Collateral Documents (as in effect immediately prior to the Amendment Effective Date), and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred.

(b)                                 Reaffirmation of Obligations. Each of the Credit Parties hereby consents to this Amendment and hereby (i) restates, ratifies and reaffirms each and every term and condition set forth in

10

the Credit Agreement and the Credit Documents effective as of the Amendment Effective Date and as amended hereby and hereby reaffirms its obligations (including the Obligations) under each Credit Document to which it is a party, (ii) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Collateral Documents to which it is a party shall continue in full force and effect, (iii) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Collateral Documents shall continue to secure the Obligations, as amended or otherwise affected hereby, and (iv) pledges and grants to Union Bank, as the Collateral Agent, for the benefit of the Secured Parties (including the Lenders, Issuing Banks, the Administrative Agent and the Collateral Agent under the Credit Agreement) a lien on and a security interest in the Collateral (as defined in the Pledge and Security Agreement) and all other Collateral as collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, as amended or otherwise affected hereby.

SECTION 10.                     Reserved.

SECTION 11.                     Miscellaneous.

(a)                                 Full Force and Effect; Amendment and Restatement. Except as expressly provided herein and in the Credit Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, Collateral Agent, the Arrangers or the Lenders under the Existing 2015 Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing 2015 Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Credit Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing 2015 Credit Agreement or any other Credit Document in similar or different circumstances.

(b)                                 Credit Document Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, including, without limitation, the provisions relating to forum selection, consent to jurisdiction and waiver of jury trial included in Article 11 of the Credit Agreement, which provisions are hereby acknowledged and confirmed by each of the parties hereto.

(c)                                  Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

(d)                                 Execution in Counterparts. This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

(e)                                  Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified or otherwise required by the context, to such Article or Section of this Amendment.

(f)                                   Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the

11

extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)                                  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(h)                                 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(i)                                     CONSENT TO JURISDICTION. THE TERMS AND PROVISIONS OF SECTION 11.15 OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AS IF FULLY SET FORTH HEREIN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

12

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first written above.

BORROWER:

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Thad Trent
Name: Thad Trent
	Title:	Executive Vice President, Finance and
Administration and Chief Financial Officer

GUARANTORS:

SPANSION INC.

By:	/s/ Thad Trent
Name: Thad Trent
Title: President and Secretary

SPANSION LLC

By:	/s/ Thad Trent
Name: Thad Trent
Title: President, Chief Financial Officer and Secretary

SPANSION TECHNOLOGY LLC

By:	/s/ Thad Trent
Name: Thad Trent
	Title:	President, Chief Financial Officer and Assistant Secretary

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

SPANSION INTERNATIONAL AM, INC.

By:	/s/ Thad Trent
Name: Thad Trent
	Title:	President, Chief Financial Officer and Assistant Secretary

SPANSION INTERNATIONAL TRADING, INC.

By:	/s/ Thad Trent
Name: Thad Trent
Title: President

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

MUFG BANK, LTD., as Administrative Agent, an Issuing Bank, Swing Line Lender and a Lender

By:	/s/ James Gorman
Name: James Gorman
Title: Managing Director

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

MUFG UNION BANK, N.A., as Collateral Agent

By:	/s/ Keith Sevigny
Name: Keith Sevigny
Title: Vice President

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

FIFTH THIRD BANK, as an Issuing Bank and a Lender

By:	/s/ Marisa Lake
Name: Marisa Lake
Title: Officer

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

SUNTRUST BANK, as an Issuing Bank and a Lender

By:	/s/ Christian Sumulong
Name: Christian Sumulong
Title: Vice President

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and Swing Line Lender, in each case, under the Existing 2015 Credit Agreement

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: Vice President

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

MORGAN STANLEY BANK, N.A., as an Issuing Bank

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: Vice President

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 1, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[2]
☐	☒	☐

MUFG BANK, LTD.,
as a Lender

By:	/s/ James Gorman
Name:	James Gorman
Title:	Managing Director

1  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

2  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

Signature Page to Agency Resignation and Appointment Agreement

and Amendment No 9. to Amended and Restated Credit and Guaranty Agreement

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 3, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[4]
☒	☐	☐

FIFTH THIRD BANK,
as a Lender

By:	/s/ Marisa Lake
Name:	Marisa Lake
Title:	Officer

3  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

4  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 5, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[6]
☒	☐	☐

SUNTRUST BANK,
as a Lender

By:	/s/ Christian Sumulong
Name:	Christian Sumulong
Title:	Officer

5  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

6  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 7, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[8]
☒	☐	☐

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Amanuel Assefa
Name:	Amanuel Assefa
Title:	Vice President

7  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

8  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 9, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[10]
☐	☒	☐

Citibank, N.A.,
as a Lender

By:	/s/ Robert G. Shaw
Name:	Robert G. Shaw
Title:	Managing Director

9  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

10  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 11, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[12]
☐	☒	☐

HSBC Bank USA, N.A.,
as a Lender

By:	/s/ Jeff French
Name:	Jeff French
Title:	Managing Director

11  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

12  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 13, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[14]
☒	☐	☐

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

13  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

14  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 15, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[16]
☐	☒	☐

U.S. Bank National Association,
as a Lender

By:	/s/ Joan Kiekhaefer
Name:	Joan Kiekhaefer
Title:	SVP

15  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

16  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

Lenders’ Signature Page to the AGENCY RESIGNATION AND APPOINTMENT AGREEMENT AND AMENDMENT NO 9. TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (the “Amendment”)

[Lenders: please select either one of Column A, B, or C 17, as appropriate, and then complete and execute the signature block below. Please see the footnotes for explanations of which column to choose and the undertakings associated therewith.]

A	B	C
Consent to the Amendment as an existing Lender	Consent to the Amendment as a new Lender	Decline Consent[18]
☒	☐	☐

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Martin Corrigan
Name:	Martin Corrigan
Title:	Vice President

17  Place a check mark in either Column A or B and execute this page in order to consent to the Amendment. If applicable, such execution will also be deemed to be the execution of an Assignment Agreement.

18  Place a check mark in this column if you are declining consent to the Amendment. Such execution will be deemed to be the execution of an Assignment Agreement.

ANNEX I

Credit Agreement
[see attached]

~~CONFORMED COPY~~

~~Through the Joinder Agreement and Amendment No. 8 to Amended and Restated~~

~~Credit and Guaranty Agreement, dated as of September 13, 2018~~

~~(as amended by (i) that certain Amendment No. 1 to Amended and Restated Credit and Guaranty Agreement, dated as of October 20, 2015, (ii) that certain Joinder Agreement, dated as of December 22, 2015*, (iii) that certain Incremental Revolving Joinder Agreement, dated as of January 6, 2016, (iv) that certain Amendment No. 2 to Amended and Restated Credit and Guaranty Agreement, dated as of March 23, 2016, (v) that certain Amendment No. 3 to Amended and Restated Credit and Guaranty Agreement, dated as of April 27, 2016, (vi) that certain Joinder and Amendment Agreement, dated as of July 5, 2016, (vi) that certain Amendment No. 4 to Amended and Restated Credit and Guaranty Agreement, dated as of February 17, 2017, (vii) that certain Amendment No. 5 to Amended and Restated Credit and Guaranty Agreement, dated as of April 7, 2017*, (viii) that certain Joinder Agreement and Amendment No. 6 to Amended and Restated Credit and Guaranty Agreement, dated as of August 18, 2017, (ix) that certain Amendment No. 7 to Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2018 and (x) that certain Amendment No. 8 to Amended and Restated Credit and Guaranty Agreement, dated as of September 13, 2018)~~

~~*Incremental Term Loans pursuant to this Joinder Agreement were paid in full on August 18, 2017~~

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of March 12, 2015
(as amended or supplemented prior to the Amendment Effective Date and as further amended by that certain Amendment No. 9, dated as of the Amendment Effective Date)

by and among

CYPRESS SEMICONDUCTOR CORPORATION

The GUARANTORS Referred to Herein

The LENDERS Referred to Herein

~~MORGAN STANLEY SENIOR FUNDING, INC~~MUFG BANK, LTD.,
as Administrative Agent ~~and~~

MUFG UNION BANK, N.A.,
as Collateral Agent

~~EAST WEST BANK,~~

~~SILICON VALLEY BANK~~FIFTH THIRD BANK
and
SUNTRUST BANK,
as ~~Syndication~~Co-Syndication Agents ~~and Documentation Agents~~

$~~450,000,000~~700,000,000 Revolving Credit Facility

~~MORGAN STANLEY SENIOR FUNDING, INC.~~
~~BARCLAYS~~MUFG BANK ~~PLC~~, LTD.,

FIFTH THIRD BANK
and

~~MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,~~

SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint ~~Lead~~ Bookrunners

~~THIS CONFORMED COPY OF THE AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT AND THE AMENDMENTS AND JOINDERS THERETO HAS BEEN PREPARED FOR THE CONVENIENCE OF THE PARTIES THERETO.  REFERENCE SHOULD BE MADE TO THE ORIGINAL EXECUTED AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT AND THE AMENDMENTS AND JOINDERS THERETO FOR THE DEFINITIVE PROVISIONS THEREOF.  THIS IS NOT A LEGALLY BINDING DOCUMENT.~~

TABLE OF CONTENTS

Page

ARTICLE 1

Definitions and Interpretations

Section 1.01.	Definitions	~~1~~0
Section 1.02.	Accounting Terms; Certain Pro Forma Adjustments	~~38~~43
Section 1.03.	Interpretation, Etc.	~~41~~45
Section 1.04.	Divisions	46
Section 1.05.	Exchange Rates; Currency Equivalents	46

ARTICLE 2

Loans and Letters of Credit

Section 2.01.	~~Term Loans~~[Reserved]	~~41~~46
Section 2.02.	Revolving Loans	~~41~~46
Section 2.03.	Swing Line Loans	~~42~~47
Section 2.04.	Issuance of Letters of Credit and Purchase of Participations Therein	~~45~~50
Section 2.05.	Pro Rata Shares; Availability of Funds	~~49~~54
Section 2.06.	Use of Proceeds	~~49~~55
Section 2.07.	Register; Lenders’ Books and Records; Notes	~~50~~55
Section 2.08.	Interest on Loans	~~50~~56
Section 2.09.	Conversion/Continuation	~~52~~58
Section 2.10.	Default Interest	~~53~~59
Section 2.11.	Fees	~~53~~59
Section 2.12.	~~Scheduled Payments/Commitment Reductions.~~[Reserved]	~~54~~60
Section 2.13.	Voluntary Prepayments/Commitment Reductions	~~54~~60
Section 2.14.	Mandatory Prepayments and Commitment Termination	~~55~~62
Section 2.15.	Application of Prepayments/Reductions	62
Section 2.16.	General Provisions Regarding Payments	~~56~~63
Section 2.17.	Ratable Sharing	~~57~~64
Section 2.18.	Making or Maintaining Eurodollar Rate Loans	64
Section 2.19.	Increased Costs; Capital Adequacy	66
Section 2.20.	Taxes; Withholding, Etc.	67
Section 2.21.	Defaulting Lenders	70
Section 2.22.	Obligation to Mitigate; Removal or Replacement of a Lender	73
Section 2.23.	Incremental Facilities	73
Section 2.24.	Notices	~~68~~76
Section 2.25.	Extensions of Revolving Commitment Termination Date	~~68~~76

ARTICLE 3

Conditions Precedent

Section 3.01.	~~Closing Date~~ [Reserved]	~~70~~77
Section 3.02.	Conditions to Each Credit Extension	~~72~~79

i

ARTICLE 4

Representations and Warranties

Section 4.01.	Organization; Requisite Power and Authority; Qualification	~~72~~80
Section 4.02.	Equity Interests and Ownership	~~73~~80
Section 4.03.	Due Authorization	~~73~~81
Section 4.04.	No Conflict	~~73~~81
Section 4.05.	Governmental Consents	~~73~~81
Section 4.06.	Binding Obligation	~~73~~81
Section 4.07.	Historical Financial Statements	~~74~~81
Section 4.08.	Projections	~~74~~82
Section 4.09.	No Material Adverse Effect	~~74~~82
Section 4.10.	Adverse Proceedings, Etc.	~~74~~82
Section 4.11.	Payments of Taxes	~~74~~82
Section 4.12.	Properties	~~75~~82
Section 4.13.	Environmental Matters	~~75~~83
Section 4.14.	No Defaults	~~75~~83
Section 4.15.	Governmental Regulation	~~75~~83
Section 4.16.	Employee Matters	~~76~~84
Section 4.17.	Employee Benefit Plans	~~76~~84
Section 4.18.	[Reserved]	~~77~~84
Section 4.19.	Solvency	~~77~~84
Section 4.20.	Compliance with Statutes, Etc.	~~77~~84
Section 4.21.	Disclosure	~~77~~85
Section 4.22.	PATRIOT Act; FCPA; OFAC	~~77~~85
Section 4.23.	Sanctioned Persons	~~78~~86
Section 4.24.	Federal Reserve Regulations	~~78~~86

ARTICLE 5

Affirmative Covenants

Section 5.01.	Financial Statements and Other Reports	~~79~~87
Section 5.02.	Existence	~~82~~89
Section 5.03.	Payment of Taxes and Claims	~~82~~90
Section 5.04.	Maintenance of Properties	~~82~~90
Section 5.05.	Insurance	~~82~~90
Section 5.06.	Books and Records; Inspections	~~82~~90
Section 5.07.	Compliance with Laws	~~83~~91
Section 5.08.	Environmental	~~83~~91
Section 5.09.	Subsidiaries	~~83~~91
Section 5.10.	Additional Material Real Estate Assets	~~84~~91
Section 5.11.	Further Assurances	~~84~~92
Section 5.12.	~~Post-Closing Actions~~ [Reserved]	~~84~~92
Section 5.13.	Designation Of Restricted And Unrestricted Subsidiaries	~~85~~92

ARTICLE 6

Negative Covenants

Section 6.01.	Indebtedness	~~87~~94
Section 6.02.	Liens	~~89~~97
Section 6.03.	No Further Negative Pledges	~~91~~99
Section 6.04.	Restricted Payments	~~92~~99
Section 6.05.	Restrictions on Subsidiary Distributions	~~93~~101
Section 6.06.	Investments	~~95~~102
Section 6.07.	Fundamental Changes; Acquisitions	~~96~~104
Section 6.08.	Disposition of Assets	~~97~~105
Section 6.09.	Transactions with Shareholders and Affiliates	~~97~~105
Section 6.10.	Conduct of Business	~~98~~105
Section 6.11.	Amendments or Waivers of Organizational Documents	~~98~~105
Section 6.12.	Amendments or Waivers of with Respect to Certain Indebtedness	~~98~~105
Section 6.13.	Fiscal Year	~~98~~106
Section 6.14.	Hedging Agreements	~~98~~106

ARTICLE 7

Financial ~~Covenants~~Covenant

Section 7.01.	~~Fixed Charge Coverage Ratio~~ Financial Covenant	~~99~~106
~~Section 7.02.~~	~~Total Leverage Ratio~~	~~99~~

ARTICLE 8

Guaranty

Section 8.01.	Guaranty of the Obligations	~~99~~107
Section 8.02.	Payment by Guarantors	~~99~~107
Section 8.03.	Liability of Guarantors Absolute	~~100~~107
Section 8.04.	Waivers by Guarantors	~~102~~109
Section 8.05.	Guarantors’ Rights of Subrogation, Contribution, Etc.	~~102~~110
Section 8.06.	Subordination of Other Obligations	~~103~~110
Section 8.07.	Continual Guaranty	~~103~~111
Section 8.08.	Authority of Guarantors or Borrower	~~103~~111
Section 8.09.	Financial Condition of Borrower	~~103~~111
Section 8.10.	Bankruptcy, Etc.	~~104~~111
Section 8.11.	Discharge of Guaranty Upon Sale of Guarantor	~~104~~112
Section 8.12.	Excluded Swap Obligations	~~104~~112

ARTICLE 9

Events Of Default

Section 9.01.	Events of Default	~~105~~112

ARTICLE 10

Agents

Section 10.01.	Appointment of Agents	~~108~~115
Section 10.02.	Powers and Duties	~~108~~115
Section 10.03.	General Immunity	~~109~~116
Section 10.04.	Agents Entitled to Act as Lender	~~110~~117
Section 10.05.	Lenders’ Representations, Warranties and Acknowledgment~~.~~	~~110~~117
Section 10.06.	Right to Indemnity	~~110~~118
Section 10.07.	Successor Administrative Agent, Collateral Agent, Swing Line Lender~~,~~ and Syndication Agents ~~and Documentation Agents~~	~~111~~118
Section 10.08.	Collateral Documents and Guaranty	~~113~~120
Section 10.09.	Transaction Statements from Collateral Agent	122

ARTICLE 11

Miscellaneous

Section 11.01.	Notices	~~115~~122
Section 11.02.	Expenses	~~116~~124
Section 11.03.	Indemnity	~~117~~124
Section 11.04.	Set-Off	~~118~~125
Section 11.05.	Amendments and Waivers~~.~~	~~118~~125
Section 11.06.	Successors and Assigns; Participations	~~121~~128
Section 11.07.	Independence of Covenants	~~124~~132
Section 11.08.	Survival of Representations, Warranties and Agreements	~~124~~132
Section 11.09.	No Waiver; Remedies Cumulative	~~125~~132
Section 11.10.	Marshalling; Payments Set Aside	~~125~~132
Section 11.11.	Severability	~~125~~132
Section 11.12.	Obligations Several; Independent Nature of Lenders’ Rights	~~125~~132
Section 11.13.	Headings	~~125~~133
Section 11.14.	APPLICABLE LAW	~~125~~133
Section 11.15.	CONSENT TO JURISDICTION	~~126~~133
Section 11.16.	Waiver of Jury Trial	~~126~~133
Section 11.17.	Confidentiality	~~127~~134
Section 11.18.	Usury Savings Clause	~~128~~135
Section 11.19.	Counterparts	~~128~~135
Section 11.20.	Effectiveness; Entire Agreement	~~128~~135
Section 11.21.	PATRIOT Act	~~128~~135
Section 11.22.	Electronic Execution of Assignments	~~128~~136
Section 11.23.	No Fiduciary Duty	~~129~~136
Section 11.24.	No Novation	~~129~~136
Section 11.25.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	136
Section 11.26.	Certain ERISA Matters	137
Section 11.27.	Acknowledgement Regarding Any Supported QFCs	137
Section 11.28.	Judgment Currency	138

APPENDICES:
A	Revolving Commitments
B	Notice Addresses

SCHEDULES:
1.01	Existing Letters of Credit
5.12	Post-Closing Actions

EXHIBITS:
A-1	Funding Notice
A-2	Conversion/Continuation Notice
A-3	Issuance Notice
B-1	~~Term Loan Note~~[Reserved]
B-2	Revolving Loan Note
B-3	Swing Line Note
C	Compliance Certificate
D	[Reserved]
E	Assignment Agreement
F-1	U.S. Tax Certificate
F-2	U.S. Tax Certificate
F-3	U.S. Tax Certificate
F-4	U.S. Tax Certificate
G-1	Closing Date Certificate
G-2	Solvency Certificate
H	Counterpart Agreement
I	Pledge and Security Agreement
J	Intercompany Note
K	Joinder Agreement
L-1	Form of Letter of Credit Application
L-2	Form of Letter of Credit

v

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of March 12, 2015~~,~~ (as amended or supplemented prior to the Amendment Effective Date and as further amended by that certain Amendment No. 9, dated as of the Amendment Effective Date), is entered into by and among CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (“Borrower”), the GUARANTORS from time to time party hereto, the LENDERS from time to time party hereto, ~~MORGAN STANLEY SENIOR FUNDING, INC~~MUFG BANK, LTD., as administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Swing Line Lender, MUFG UNION BANK, N.A., as collateral agent (together with its permitted ~~successor~~successors in such capacity, “Collateral Agent”), ~~EAST WEST BANK, SILICON VALLEY~~FIFTH THIRD BANK and SUNTRUST BANK, as ~~syndication~~co-syndication agents (collectively, and together with each of their permitted successors in such capacity, “Syndication Agents”) ~~and documentation agents (collectively, and together with each of their permitted successors in such capacity, “Documentation Agents”), and MORGAN STANLEY BANK, N.A.~~, and each of MUFG BANK, LTD., FIFTH THIRD BANK and SUNTRUST BANK, as Issuing ~~Bank~~Banks.

RECITALS:

~~The~~ Borrower ~~has~~ requested the Lenders to make available the Revolving Commitments and Revolving Loans on the Closing Date to refinance ~~(the “Refinancing”)~~ the Existing Credit Agreement and other existing Indebtedness of ~~the~~ Borrower and Spansion and to pay certain fees and expenses related thereto and ~~as agreed between the Borrower and the Arrangers and/or the Administrative Agent and~~, thereafter, for ongoing working capital requirements and other general corporate purposes of ~~the~~ Borrower and its Restricted Subsidiaries.

Pursuant to Amendment No. 9, Borrower has requested the Lenders to make available the Revolving Commitments and Revolving Loans on the Amendment Effective Date to refinance all outstanding term loans under this Agreement (as in effect prior to the Amendment Effective Date) (the “Refinancing”) and to pay certain fees and expenses related thereto and to Amendment No. 9 and thereafter, for ongoing working capital requirements and other general corporate purposes of Borrower and its Restricted Subsidiaries.

The Lenders are willing to make available the Revolving Commitments on the terms and subject to the conditions set forth in this Agreement and Amendment No. 9.

In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Section 1.01.                         Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

~~“2016 Incremental Joinder Agreement” means that certain Joinder and Amendment Agreement, dated as of July 5, 2016, by and among, the Borrower, the Guarantors, the Administrative Agent and the 2016 Incremental Term Loan Lenders party thereto.~~

~~“2016 Incremental Term Loan Lenders” means each financial institution listed on the signature pages to the 2016 Incremental Joinder Agreement, the Initial Additional 2016 Incremental Term Loan Lender (as defined in Amendment No. 6) and any other person that becomes a 2016 Incremental Term Loan Lender in respect of the 2016 Incremental Term Loans pursuant to an Assignment Agreement.~~

~~“2016 Incremental Term Loans” means those New Term Loans advanced by the 2016 Incremental Term Loan Lenders in accordance with the provisions of the 2016 Incremental Joinder Agreement in an aggregate original principal amount equal to $450,000,000, as increased by Amendment No. 6 in an aggregate original principal amount equal to $91,250,000 as of the Amendment No. 6 Effective Date.~~

~~“2016 Incremental Term Loan Exposure” means, with respect to any 2016 Incremental Term Loan Lender, as of any date of determination, the outstanding principal amount of the 2016 Incremental Term Loans of such 2016 Incremental Term Loan Lender.~~

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereto by Borrower or any of its Restricted Subsidiaries.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBOR rate (“ICE LIBOR”) as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, or (b) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which dollar deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the principal London office of Administrative Agent in immediately available funds to major banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided that in no event shall the Adjusted Eurodollar Rate be less than 0%.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (excluding any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Restricted Subsidiaries, threatened in writing against or affecting Borrower or any of its Restricted Subsidiaries or adversely affecting any property of Borrower or any of its Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) Collateral Agent, (iii) Syndication Agents, and (iv) ~~Documentation Agents and (v)~~ any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 11.01(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17(a).

“Agreement” means this Amended and Restated Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency “ as defined in Section 11.28.

“Amendment and Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of ~~the date hereof~~March 12, 2015, among ~~the~~ Borrower, the Guarantors party thereto, the Lenders party thereto and ~~the~~ Administrative Agent.

“Amendment Effective Date” means the “Amendment Effective Date” as defined in Amendment No. 9.

~~“Amendment No. 2 Effective Date” means the “Effective Date” as defined in Amendment No. 2 to Amended and Restated Credit and Guaranty Agreement, dated as of March 23, 2016, among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and the Administrative Agent.~~

~~“Amendment No. 3 Effective Date” means the “Effective Date” as defined in Amendment No. 3 to Amended and Restated Credit and Guaranty Agreement, dated as of April 27, 2016, among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and the Administrative Agent.~~

“Amendment ~~No. 4~~ Effective Date~~” means the “Amendment No. 4 Effective Date” as defined in Amendment No. 4 to Amended and Restated Credit and Guaranty Agreement, dated as of February 17, 2016, among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and the Administrative Agent.”~~ Mortgaged Property” means each Material Real Estate Asset listed on Schedule 4.12 to the Disclosure Letter.

“Amendment No. ~~6~~9” means the ~~Joinder~~Agency Resignation and Appointment Agreement and Amendment No 9. ~~6~~ to Amended and Restated Credit and Guaranty Agreement, dated as of ~~August 18~~July 31, ~~2017~~2019, among ~~the~~ Borrower, the other Credit Parties party thereto, the Lenders party thereto ~~and the Administrative Agent.~~, MUFG, as (i) successor to Morgan Stanley Senior Funding Inc. as administrative agent, (ii) an issuing bank, and (iii) successor to Morgan Stanley Senior Funding Inc. as swing line lender, Union Bank, as successor to Morgan Stanley Senior Funding Inc. as collateral agent, Fifth Third Bank, as an issuing bank, SunTrust Bank, as an issuing bank, Morgan Stanley Senior Funding Inc. and Morgan Stanley Bank, N.A.

~~“Amendment No. 6 Effective Date” means the “Amendment No. 6 Effective Date” as defined in Amendment No. 6.~~

~~“Amendment No. 7 Effective Date” means the “Amendment No. 7 Effective Date” as defined in Amendment No. 7 to Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2018, among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and the Administrative Agent.” [Amendment No. 7]~~

~~“Amendment No. 8 Effective Date” means the “Amendment No. 8 Effective Date” as defined in Amendment No. 8 to Amended and Restated Credit and Guaranty Agreement, dated as of September 13, 2018, among the Borrower, the other Credit Parties party thereto, the Lenders party thereto and the Administrative Agent.” [Amendment No. 8]~~

“Anti-Corruption Laws” as defined in Section 4.22(c).

“Anti-Money Laundering Laws” as defined in Section 4.22(d).

“Applicable Commitment Fee Percentage~~’’~~” means (i) from the ~~Closing~~Amendment Effective Date until the date of the delivery of the Compliance Certificate and the financial statements for the ~~period ending the last day of the second Fiscal Quarter of 2015~~first full fiscal quarter ending thereafter, a percentage, per annum, determined by reference to the following table as if the ~~Secured~~Total Leverage Ratio then in effect ~~exceeded 1.00:~~was less than 2.00 to 1.00; and (ii) thereafter, a percentage, per annum, determined by reference to the ~~Secured~~Total Leverage Ratio in effect from time to time as set forth below:

~~Secured~~Total Leverage Ratio	Applicable Commitment Fee Percentage
<~~1.0~~ 2.00:1.00	~~0.250~~0.20%
> ~~1.0~~2.00:1.00 but < 3.00:1.00	~~0.375~~0.25%
> 3.00:1.00	0.30%

~~Each~~Subject to clause (i) above, each change in the Applicable Commitment Fee Percentage shall be effective three Business Days after the date of delivery to Administrative Agent of financial statements pursuant to Section 5.01(a) or (b), as applicable, and a Compliance Certificate pursuant to Section 5.01(d) calculating the ~~Secured~~Total Leverage Ratio.  At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Commitment Fee Percentage shall be determined as if the Total Leverage Ratio were in excess of ~~1.00:~~3.00 to 1.00.

“Applicable Creditor” as defined in Section 11.28.

“Applicable Margin” means (a) from the Amendment ~~No. 7~~ Effective Date until the date of the delivery of the Compliance Certificate and the financial statements for the first full fiscal quarter ending thereafter, (i) with respect to any Revolving Loan that is a Eurodollar Rate Loan, ~~2.00~~1.25% per annum; and (ii) with respect to any Revolving Loan that is a Base Rate Loan, ~~1.00~~0.25% per annum and (b) thereafter, a percentage, per annum, determined by reference to the ~~Secured~~Total Leverage Ratio in effect from time to time as set forth below:

~~Secured~~Total Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
<~~1.0~~ 2.00:1.00	~~1.75~~1.25%	~~0.75~~0.25%
> ~~1.0~~2.00:1.00 but < 3.00:1.00	~~2.00~~1.50%	~~1.00~~0.50%
> 3.00:1.00	1.75%	0.75%

~~Each~~Subject to clause (a) above, each change in the Applicable Margin for Revolving Loans shall be effective three Business Days after the date of delivery to Administrative Agent of financial statements pursuant to Section 5.01(a) or (b), as applicable, and a Compliance Certificate pursuant to Section 5.01(d) calculating the ~~Secured~~Total Leverage Ratio. At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Margin for Revolving Loans shall be determined as if the Total Leverage Ratio were in excess of ~~1.00:~~3.00 to 1.00. ~~[Amendment No. 7]~~

“Applicable Percentage” means, with respect to any Lender with Revolving Exposure, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Reserve Requirement” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Applicable Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Application” means an application, substantially in the form of Exhibit L-1 or such other form as any Issuing Bank may specify as the form for use by its similarly situated customers from time to time, requesting such Issuing Bank to open a Letter of Credit.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, the Lenders or the Issuing ~~Bank~~Banks by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, ~~Morgan Stanley, Barclays~~MUFG Bank ~~PLC~~, Ltd., Fifth Third Bank and ~~Merrill Lynch, Pierce, Fenner and Smith Incorporated~~SunTrust Robinson Humphrey, Inc., in their capacity as joint lead arrangers and joint bookrunners.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback or license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including with respect to Borrower, the Equity Interests of any of Borrower’s Restricted Subsidiaries (but, for the avoidance of doubt, not including Equity Interests of Borrower), other than (i) inventory (or other assets, including intangible assets) sold, leased, sub-leased, licensed or sub-licensed out in the ordinary course of business (for the avoidance of doubt, including intercompany licensing of Intellectual Property between Borrower or any Subsidiary or between Subsidiaries and any arrangements established in connection with transfer pricing arrangements, cost plus arrangements or cost-sharing arrangements), (ii) obsolete, surplus or worn-out property, (iii) sales of Cash Equivalents for the Fair Market Value thereof and dispositions of cash in a manner not prohibited by this Agreement, (iv) dispositions of property (including the sale of any Equity Interest owned by such Person) from (A) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor or to any Credit Party or (B) any Credit Party to any other Credit Party; (v) dispositions of property in connection with casualty or condemnation events; (vi) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business, (vii) (x) dispositions of the Equity Interests in any Unrestricted Subsidiary (except as provided in clause (y)) so long as the consideration received for such Equity Interests shall be in an amount at least equal to the Fair Market Value thereof, ~~and~~ (y) dispositions of the Equity Interests in Deca Technologies, Inc. and its Subsidiaries (unless, in each case, designated as a Restricted Subsidiary in accordance with Section 5.13) and (z) dispositions of the Equity Interests of Enovix Corporation, (viii) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (ix) dispositions permitted by Section 6.02 (to the extent constituting a transfer or other disposition of property), Section 6.04, Section 6.06 or Section 6.07, (x) any abandonment, failure to maintain, non-renewal or other disposition of any non-material intellectual property (or rights relating thereto) that Borrower or any of its Restricted Subsidiaries determines in good faith is desirable in the conduct of its business, (xi) dispositions of auction rate securities; (xii) dispositions of property in connection with transactions permitted by Section 6.01(i); (xiii) dispositions of Intellectual Property to an IP Subsidiary; (xiv) the consignment of equipment or inventory to partners, suppliers or subcontractors in connection with the provision of services or products to Borrower or its Restricted Subsidiaries in the ordinary course of business; provided that title to such equipment or inventory is retained by Borrower or its Restricted Subsidiaries; (xv) dispositions of probe cards and other assets to partners, suppliers or subcontractors in connection with the provision or services or products to Borrower or its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time; provided that at the time of such disposition, no Default or Event of Default shall exist or would result from such disposition; (xvi) factoring of inventory in an amount not to exceed $20,000,000 at any time and factoring of accounts receivable and Related Assets of Japanese customers; and (xvii) dispositions of equipment through fair value exchange transactions in the ordinary course of business in an amount not to exceed $75,000,000 in the aggregate; provided that concurrently with any such disposition that exceeds $5,000,000 Borrower shall deliver to Administrative Agent a certificate of a Financial Officer confirming that the Fair Market Value of the equipment received in such transaction is at least equal to the Fair Market Value of the ~~Equipment~~equipment disposed of in such transaction.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 11.06(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)                                 an amount, not less than zero, ~~determined for all Fiscal Years after the Amendment No. 3 Effective Date commencing with the fiscal year ending on December 31, 2016, of the product of (x) a percentage equal to (i) 100% minus (ii) the percentage of Excess Cash Flow required under the Loan Documents to be used to prepay Term Loans and (y) Excess Cash Flow for such Fiscal Years~~equal to the sum of (i) 50% of Consolidated Net Income and (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) all unusual, extraordinary or non-recurring non-cash charges or non-cash losses in such period (excluding any item that is non-cash during such period but the subject of a cash payment in a future period) and (B) unusual, extraordinary or non-recurring cash losses in such period, not to exceed $5,000,000 in the aggregate in any Fiscal Quarter, for the period (taken as one accounting period) commencing with (and including) the Fiscal Quarter ended March 31, 2019 to the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Sections 5.01(a) and (b); plus

(b)                                 the amount of any capital contributions or proceeds of the sale or issuance of (i) Equity Interests (other than Disqualified Equity Interests) or (ii) debt securities of ~~the~~ Borrower that have been converted into Equity Interests (other than Disqualified Equity Interests), in each case received as cash by ~~the~~ Borrower (other than from the issuance, exchange or sale of Equity Interests substantially concurrently with a Permitted Acquisition), in each case, during the period from and including the Business Day immediately following the Amendment ~~No. 3~~ Effective Date through and including the date of calculation; plus

(c)                                  an amount equal to any net after-tax returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by any ~~Loan~~Credit Party in respect of any Investments pursuant to Section 6.06(t) during the period from and including the Business Day immediately following the Amendment ~~No. 3~~ Effective Date through and including the time of calculation, minus

(d)                                 the aggregate amount of (x) any Restricted Payments made by ~~the~~ Borrower or any Restricted Subsidiary pursuant to Section 6.04(l), and (y) any Investment made by ~~the~~ Borrower or any Restricted Subsidiary pursuant to Section 6.06(t) in reliance on the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or institutes, applies for or consents to any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Basel III” means:

(i)                                     the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)                                  the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)                               any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

~~“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.~~

~~“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.~~

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Adjusted Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of ICE LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration (i) to any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ICE LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ICE LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent and Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent and Borrower decide that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to ICE LIBOR:

(a)                                 in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of ICE LIBOR permanently or indefinitely ceases to provide ICE LIBOR; or

(b)                                 in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to ICE LIBOR:

(a)                                 a public statement or publication of information by or on behalf of the administrator of ICE LIBOR announcing that such administrator has ceased or will cease to provide ICE LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ICE LIBOR;

(b)                                 a public statement or publication of information by the regulatory supervisor for the administrator of ICE LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for ICE LIBOR, a resolution authority with jurisdiction over the administrator for ICE LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for ICE LIBOR, which states that the administrator of ICE LIBOR has ceased or will cease to provide ICE LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ICE LIBOR; or

(c)                                  a public statement or publication of information by the regulatory supervisor for the administrator of ICE LIBOR announcing that ICE LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Requisite Lenders, as applicable, by notice to Borrower, Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to ICE LIBOR and solely to the extent that ICE LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced ICE LIBOR for all purposes hereunder in accordance with Section 2.08(h) and (y) ending at the time that a Benchmark Replacement has replaced ICE LIBOR for all purposes hereunder pursuant to Section 2.08(h).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” as defined in Section 11.21.

“Beneficiary” means each Agent, Issuing Bank, Lender, Lender Counterparty and Treasury Services Provider.

“BHC Act Affiliate” as defined in Section 11.27(b).

“Blocked Person” as defined in Section 4.23(a) ~~hereto~~.

“Board of Directors” means the board of directors or comparable governing body of Borrower, or any committee thereof duly authorized to act on its behalf.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bond Hedge” means ~~(i)~~ any call options or capped call options or similar derivative instrument referencing Borrower’s common stock purchased by Borrower substantially concurrently with the issuance of Convertible Notes to hedge Borrower’s obligations under such Convertible Notes with a strike price or exercise price (howsoever defined) (or, in the case of capped call options, a lower strike price or exercise price (howsoever defined)) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Notes (subject to rounding); provided that the purchase price for such Bond Hedge, less the proceeds received by ~~the~~ Borrower from the sale of any related Warrant, if any, does not exceed the net proceeds received by ~~the~~ Borrower from the sale of such Convertible Notes ~~and (ii) the Spansion Capped Call Options~~.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” means (a) the last Business Day of each calendar quarter, (b) each date (with such date to be reasonably determined by Administrative Agent) that is on or about the date of the issuance, amendment (including, without limitation, the date of any amendment increasing the amount of any Letter of Credit), renewal or extension of a Letter of Credit, (c) the first Business Day of each calendar month, and (d) if an Event of Default has occurred and is continuing, any Business Day as determined by Administrative Agent in its sole discretion.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, as applied to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means:

(1)                                 United States dollars, or money in other currencies received in the ordinary course of business,

(2)                                 U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3)                                 (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5)                                 commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,

(6)                                 securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-1 by Moody’s,

(7)                                 money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (6) above, and

(8)                                 Investments that are consistent with the investment policy of ~~the~~ Borrower, as it may be amended from time to time, that has been adopted by the Board of Directors.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (7) and in this paragraph.

~~“Casualty Event” means any casualty, eminent domain, condemnation or other similar event.~~

“Change in Law” means the occurrence after the ~~date of this Agreement~~Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement (a) the adoption or phase-in of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.19(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the ~~date of this Agreement~~Closing Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, including the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III, in each case deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(i)                                     any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the voting stock of Borrower;

(ii)                                  individuals who on the Closing Date constituted the Board of Directors of Borrower, together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of Borrower was approved (either by a specific vote or by approval by the Board of Directors of Borrower of a proxy statement in which such member was named as a nominee for election as a director) by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of Borrower then in office; or

(iii)                               the occurrence of any “change of control” or “fundamental change”(or similar event, however denominated) under and as defined in any indenture or other agreement or instrument in respect of Material Indebtedness of Borrower or any Restricted Subsidiary that entitles the holders of such Material Indebtedness to accelerate such Indebtedness (but giving effect to any grace period provided in the applicable indenture or other agreement or instrument).

~~“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having New Term Loans Exposure of each applicable Series and (b) Lenders having Revolving Exposure (including Swing Line Lender) and (ii) with respect to Loans, each of the following classes of Loans: (a) each Series of New Term Loans and (b) Revolving Loans (including Swing Line Loans).~~

“Closing Date” means ~~the first date on which the conditions precedent set forth in Article 3 are satisfied~~March 12, 2015.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

~~“Closing Date Mortgaged Property” as defined in Schedule 5.12.~~

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any Collateral of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment ~~or Term Loan Commitment~~.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period:

(a)                                 Consolidated Net Income determined for such period, plus:

(b)                                 in each case (other than in the case of clause (xiii) below), only to the extent deducted in determining such Consolidated Net Income for such period (and in each case determined on a consolidated basis for Borrower and its Restricted Subsidiaries in accordance with GAAP) the sum of the following amounts for such period:

(i)                                     Consolidated Interest Expense, including, amortization of debt discount, debt issuance costs, commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to Indebtedness), plus expenses associated with the amortization of any debt discount or equity component of Convertible Notes; plus

(ii)                                  provision for taxes based on income, profits or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits or capital paid or accrued during such period (including in respect of repatriated funds); plus

(iii)                               depreciation and amortization; plus

(iv)                              losses (or minus any gains) realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business and any loss (or minus any gain) realized upon the sale or other disposition of any Equity Interest of any Person; plus

(v)                                 unusual, extraordinary or non-recurring, charges, expenses or losses; plus

(vi)                              any losses from an early extinguishment of indebtedness; plus

(vii)                           all other non-cash charges, non-cash expenses or non-cash losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period); plus

(viii)                        non-cash compensation expenses from equity based compensation, including, without limitation, stock, options to purchase stock and stock appreciation rights issued to the management, employees or board members of Borrower; plus

(ix)                              any unrealized losses (or minus any unrealized gains) in respect of ~~Hedge~~Hedging Agreements; plus

(x)                                 transaction fees, costs and expenses related to (A) any issuance of Securities, (B) any disposition of divisions, lines of business (including the Securities of any Subsidiary and any Asset Sale), (C) any Permitted Acquisition, (D) any recapitalization or the incurrence, amendment, modification or repayment of Indebtedness  and (E) the ~~Spansion Merger~~Infineon Acquisition (in each case of clauses (A) through (E), whether or not successful), including, without limitation, all Transaction Costs and, in the case of clause (E), the Company Termination Payment (as defined in the Infineon Agreement), to the extent such Company Termination Payment is actually paid; plus

(xi)                              restructuring and integration costs (which for the avoidance of doubt, shall include retention, severance, systems establishment costs, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees); provided that such amounts ~~(other than any such restructuring and integration costs arising from the sale or disposition of the Specified Assets or the Spansion Merger)~~ shall not exceed 7.5% of Consolidated Adjusted EBITDA for such period (before giving effect to such adjustment); plus

(xii)                           to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Permitted Acquisition ~~or~~, the Spansion Merger or the Infineon Acquisition; plus

(xiii)                        operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives taken after the Closing Date; provided that (i) such operating expense reductions, operating improvements or synergies are reasonably identifiable and factually supportable and (ii) such actions have been taken or are to be taken (in the good faith determinations by ~~the~~ Borrower and evidenced by a certificate of a Financial Officer of ~~the~~ Borrower) within 12 months after such transaction or initiative is consummated or commenced (provided that any such actions taken in connection with the Spansion Merger are not limited to such 12 month period); provided, further, that such amounts (other than any such restructuring and integration costs arising from the ~~sale or disposition of the Specified Assets or the~~ Spansion Merger) shall not exceed 7.5% of Consolidated Adjusted EBITDA for such period (before giving effect to such adjustment); plus

(xiv)                       Insurance Loss Addbacks; minus

(c)                                  all non-cash items increasing Consolidated Net Income (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period) plus any Insurance Loss Deduction.

~~“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, reflected in the consolidated statement of cash flows of Borrower and its Restricted Subsidiaries; provided that Consolidated Capital Expenditures shall not include:~~

~~(i)                                     any expenditures for the Spansion Merger and for Permitted Acquisitions permitted under Section 6.06;~~

~~(ii)                                  any expenditures to the extent financed with the proceeds of Asset Sales that are not applied to prepay Indebtedness;~~

~~(iii)                               any expenditures made in connection with the replacement, substitution, restoration or repair of assets, to the extent financed with (x) insurance or warranty proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;~~

~~(iv)                              the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of substantially concurrent sale of used or surplus equipment; or~~

~~(v)                                 any expenditures in connection with restructuring and integration initiatives undertaken in respect of the Spansion Merger.~~

~~“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) income taxes paid in cash during such period, (iii) Consolidated Capital Expenditures paid in cash during such period (excluding the principal amount of Indebtedness incurred during such period to finance such expenditures, but including any repayments of such Indebtedness incurred during such period and (iv) Restricted Payments consisting of dividends or distributions to holders of Borrower’s common stock paid in cash during such period.~~

“Consolidated Interest Expense” means, for any period, total interest expense (including the interest component of Capital Leases determined in accordance with GAAP and capitalized interest) of Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit, and giving effect to any net payments under Interest Rate Agreements, but, excluding (i) any amount not payable in Cash during the applicable period (including any such amounts attributable to original issue discount) and (ii) any one time financing fees, including, without limitation, any amounts referred to in Section 2.11(d) or (e) payable on or before the Closing Date.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a)                                 the net income (or loss) of any Person that is not a wholly-owned Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Restricted Subsidiaries;

(b)                                 the net income (or loss) of any Restricted Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(c)                                  any gains (or losses) attributable to Asset Sales;

(d)                                 any unusual, extraordinary or ~~non recurring~~non-recurring gains (but not losses), including the Parent Termination Payment (as defined in the Infineon Agreement), to the extent such Parent Termination Payment is actually received; and

(e)                                  the cumulative effect of a change in accounting principles.

In calculating the aggregate net income (or loss) of Borrower and its Restricted Subsidiaries on a consolidated basis, non-wholly owned Restricted Subsidiaries of Borrower will be treated as if accounted for under the equity method of accounting.

“Consolidated Total Assets” means, at any date of determination, the total amount of assets of Borrower and its Restricted Subsidiaries, as set forth on the most recent financial statements delivered pursuant to Sections 5.01(a) and (b).

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Restricted Subsidiaries (excluding, however, the types described in clause (f) of the definition of Indebtedness (other than letters of credit), clause (g) of such definition (solely to the extent it relates to the types of Indebtedness described in clause (f) of the definition thereof (other than letters of credit)), clause (h) of such definition (solely to the extent it relates to the types of Indebtedness described in clause (f) of the definition thereof (other than letters of credit)) and clause (i) of such definition) ~~(~~or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness) determined on a consolidated basis in accordance with GAAP.

~~“Consolidated Total Secured Debt” means Consolidated Total Debt that is secured by a Lien on any asset of Borrower or any of its Restricted Subsidiaries.~~

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Controlled Foreign Corporation” means any Subsidiary that is classified as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Convertible Notes” means (i) notes issued by Borrower in a public offering, Rule 144A or other private placement that are optionally convertible into common stock of Borrower (and cash in lieu of fractional shares), cash or any combination of cash or common stock of Borrower and (ii) the Spansion Notes.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.09.

“Covered Entity” as defined in Section 11.27(b).

“Covered Party” as defined in Section 11.27(a).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Amendment and Restatement Agreement, Amendment No. 9, any Joinder Agreement, the Collateral Documents and any documents or certificates executed by Borrower in favor of the Issuing ~~Bank~~Banks relating to Letters of Credit.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means Borrower and the Guarantors.

~~“Declining Lender” as defined in Section 2.25.~~

“Default” means an Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Right” as defined in Section 11.27(b).

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to Administrative Agent, any Lender or any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Administrative Agent, any Issuing Bank, Swing Line Lender, any other Lender, Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) ~~or generally under other agreements in which it commits to extend credit~~, (c) has failed, within three Business Days after request by Administrative Agent or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s or Borrower’s receipt of such certification in form and substance satisfactory to it and Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a ~~Bail-in~~Bail-In Action.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disclosure Letter” means the disclosure letter, dated as of the ~~date hereof~~Amendment Effective Date, as amended or supplemented from time to time by Borrower with the written consent of ~~the~~ Administrative Agent and, if required by the Credit Documents, the Requisite Lenders (or as supplemented by Borrower pursuant to the terms of the Credit Documents), delivered by Borrower to ~~the~~ Administrative Agent for the benefit of the Lenders.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity

Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Latest Maturity Date then in effect; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the Latest Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations.

~~“Documentation Agents” as defined in the preamble hereto.~~

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(a)                                 (i) a determination by Administrative Agent or (ii) a notification by the Requisite Lenders to Administrative Agent (with a copy to Borrower) that the Requisite Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.08(h) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Adjusted Eurodollar Rate, and

(b)                                 (i) the election by Administrative Agent or (ii) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrower and the Lenders or by the Requisite Lenders of written notice of such election to Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund, or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided~~, neither~~ an Eligible Assignee shall not include any Credit Party nor any Affiliate thereof ~~shall be an Eligible Assignee~~, a Defaulting Lender or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was within the six years prior to the date of this Agreement sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, written demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person brought against ~~the~~ Borrower or any Restricted Subsidiary, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law by ~~the~~ Borrower or any of its Restricted Subsidiaries; (ii) in connection with the presence of any Hazardous Material on any real property owned or leased by ~~the~~ Borrower or any Restricted Subsidiary or any actual or alleged Hazardous Materials Activity of ~~the~~ Borrower or any of its Restricted Subsidiaries; or (iii) in connection with any actual or alleged damage, injury, threat or harm to public health or safety, natural resources or the environment caused by ~~the~~ Borrower or any of its Restricted Subsidiaries.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational or employee safety or health (as it relates to Hazardous Materials), industrial hygiene, or the protection of the environment, in any manner applicable to Borrower or any of its Restricted Subsidiaries or any Material Real Estate Assets.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or Cash, including, without limitation, Convertible Notes.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Borrower or any of its Restricted Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Restricted Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Restricted Subsidiary and with respect to liabilities arising after such period for which Borrower or such Restricted Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means any of the following: (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; or (ix) the imposition of a lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

~~“Eurodollar Swap Equivalent Rate” means with respect to any Series of Term Loan B Term Loans the rate equal to the applicable Eurodollar-swap rate as determined by the Administrative Agent as of the date of allocation of such Series of Term Loans based on the maturity profile of such Term Loans.~~

“Euros” and the sign “€” means the single currency of the participating member states of the EU.

“Event of Default” means each of the conditions or events set forth in Section 9.01.

~~“Excess Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, minus (without duplication and without duplication of deductions or additions in any prior or future period):~~

~~(a)                                 repayments, prepayments and other cash payments made with respect to the principal of any Indebtedness or the principal component of any Capital Lease Obligations of such Person or any of its Restricted Subsidiaries during such period (excluding voluntary and mandatory prepayments of Term Loans, but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited hereunder) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments); provided that, with respect to any mandatory prepayment of Indebtedness (other than, for the avoidance of doubt, Term Loans), such prepayments shall only be deducted pursuant to this clause (a) to the extent not deducted in the computation of net proceeds in respect of the asset disposition or condemnation giving rise thereto; minus~~

~~(b)                                 (i) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of capital expenditures, acquisitions of intellectual property, acquisitions, Investments and Restricted Payments (but only to the extent limited to ordinary course dividends based on historic practice), and (ii) cash payments that such Person or any of its Restricted Subsidiaries is required to make in respect of capital expenditures, acquisitions of intellectual property, acquisitions and Investments within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in this clause (ii) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; minus~~

~~(c)                                  cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of (i) long-term liabilities other than Indebtedness or (ii) items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; minus~~

~~(d)                                 (i) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes, to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income, and (ii) cash payments that such Person or any of its Restricted Subsidiaries will be required to make in respect of Taxes within 180 days after the end of such period; provided that amounts described in this clause (ii) will not reduce Excess Cash Flow in subsequent periods; minus~~

~~(e)                                  all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period that were not expensed during such period in accordance with GAAP; minus~~

~~(f)                                   all non-cash credits included in calculating such Consolidated Net Income; minus~~

~~(g)                                  an amount equal to the sum of (i) the increase in the working capital of such Person during such period, if any, plus (ii) the increase in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any;~~

~~plus (without duplication and without duplication of deductions or additions in any prior or future period):~~

~~(a)                                 (a) all non-cash charges, losses and expenses (including, without limitation, Taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income; plus~~

~~(b)                                 all cash payments received by such Person or any of its Restricted Subsidiaries during such period with respect to swap contracts that were not treated as revenue or net income under GAAP; plus~~

~~(c)                                  an amount equal to the sum of (i) the decrease in working capital of such Person during such period, if any, plus (ii) the decrease in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any (other than any such increases contemplated by clauses (i) and (ii) of this clause (c) that are directly attributable to acquisitions of a Person or business unit by the Borrower and its Restricted Subsidiaries during such period); plus~~

~~(d)                                 all amounts referred to in clauses (a) and (b) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans), the sale or issuance of Equity Interests, the proceeds of any Asset Sales outside the ordinary course of business or other proceeds not included in Consolidated Net Income.~~

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means, on any day, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, displayed by ICE Data Services as the “ask price” at approximately 11:00 a.m., London time, on such date for such currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of Administrative Agent for such currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent, after consultation with Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any ~~Guarantee~~guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 8.12 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the ~~Guarantee~~guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.22(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit and Guaranty Agreement, dated as of June 26, 2012, by and among Borrower, the Guarantors party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the other parties thereto from time to time, as amended, supplemented or otherwise modified prior to the ~~date hereof~~Closing Date.

“Existing Letters of Credit” means the letters of credit identified on Schedule 1.01 hereto.

~~“Extending Lender” as defined in Section 2.25.~~

~~“Extension Effective Date” as defined in Section 2.25.~~

~~“Extension Request Date” as defined in Section 2.25.~~

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means the sales price that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Financial Officer of Borrower or the Restricted Subsidiary with respect to sales prices not in excess of $25,000,000 or determined in good faith by the Board of Directors of Borrower or the Restricted Subsidiary with respect to sales prices equal to or in excess of $25,000,000, as applicable, which determination will be conclusive (unless otherwise provided in this Agreement).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” as defined in Section 4.22(c).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided~~,~~ (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Officer” of any Person means the chief financial officer, treasurer, assistant treasurer or vice president of finance or controller of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of Borrower that such financial statements were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal ~~year end~~year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on the Sunday closest to December 31 of each calendar year.

~~“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four Fiscal Quarter Period then ending to (ii) Consolidated Fixed Charges for such four Fiscal Quarter Period.~~

“Flood Hazard Property” ~~as defined in Schedule 5.12.~~means each Material Real Estate Asset that is located in a community that participates in the National Flood Insurance Program and is located in a Special Flood Hazard Area (Zone A or V) identified by the Federal Emergency Management Agency.

“Foreign Subsidiary” means (i) any Domestic Subsidiary substantially all of whose assets consist of stock of Controlled Foreign Corporations, (ii) any Controlled Foreign Corporation and (iii) any Subsidiary of a Subsidiary described in clauses (i) or (ii) above.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Letter of Credit Usage other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other non-Defaulting Lenders or cash collateralized in accordance with the terms hereof.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Approval” means any authorizations, consents, approvals, licenses, rulings, permits, certifications, exemptions, filings or registrations by or with a Governmental Authority required by applicable requirements of law to be obtained or held by Borrower or any of its Restricted Subsidiaries in connection with its business, the due execution, delivery and performance of the Credit Documents, the creation, perfection and enforcement of the Liens contemplated by the Collateral Documents and the other transactions contemplated hereby.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency, central bank or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 8.01.

“Guarantor” means each wholly-owned Domestic Subsidiary of Borrower that is a Restricted Subsidiary (other than an Immaterial Subsidiary or a Foreign Subsidiary).

“Guaranty” means the guaranty of each Guarantor set forth in Article 8.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies, excluding any Bond Hedge or Warrant.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means, as of the ~~Closing~~Amendment Effective Date, (i) the audited financial statements of each of Borrower ~~and its Subsidiaries and Spansion~~ and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of each of Borrower and its Subsidiaries ~~and Spansion and its Subsidiaries~~ as of the most recent Fiscal Quarter ended after the date of the most recent applicable audited financial statements and at least ten days prior to the ~~Closing~~Amendment Effective Date, consisting of a balance sheet and the related consolidated statements of income~~, stockholders’ equity~~ and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the Financial Officer of Borrower ~~or Spansion as the case may be,~~ as fairly presenting, in all material respects, the financial condition of Borrower and its Subsidiaries ~~or Spansion and its Subsidiaries, as applicable,~~ as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, in the case of clause (ii), to changes resulting from audit and normal year-end adjustments.

“ICE LIBOR” as defined in the definition of “Adjusted Eurodollar Rate”.

“Immaterial Subsidiary” means each Restricted Subsidiary of Borrower now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than (i) 3.0% of the consolidated gross revenues (after intercompany eliminations) of Borrower and its Subsidiaries or (ii) 3.0% of the net book value of the consolidated assets (after intercompany eliminations) of Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed Fiscal Quarter as reflected on the financial statements for such quarter and (b) if the Restricted Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 10% of such consolidated gross revenues and more than 10% of the net book value of the consolidated assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least 90% of the consolidated gross revenues and 90% of the net book value of the consolidated assets, each as described in clause (a) above.

“Implementation Date” as defined in Section 2.08(h)(ii).

“Increased Amount Date” as defined in Section 2.23(a).

“Incremental Equivalent Debt” as defined in Section 6.01(o).

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables, intercompany payables and other payables incurred in the ordinary course of such Person’s business, deferred employee compensation arrangements in the ordinary course of business and earn-out obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) all guarantee obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided~~,~~ that the amount of such Indebtedness shall be limited to the lesser of such obligation and the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation, and (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Equity Interests of such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of one primary counsel

(with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or out-of-pocket expenses incurred by Indemnitees in enforcing this indemnity, whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any commitment letter, fee letter or engagement letter delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Restricted Subsidiaries.

“Indemnified Taxes” means (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” as defined in Section 11.03(a).

“Infineon Acquisition” means the proposed acquisition of Borrower by Infineon Technologies AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, pursuant to the Infineon Agreement, including the merger of IFX Merger Sub Inc. with and into Borrower with Borrower being the surviving corporation.

“Infineon Agreement” means that certain Agreement and Plan of Merger, dated as of June 3, 2019, by and among Borrower, Infineon Technologies AG and IFX Merger Sub Inc., a wholly owned subsidiary of Infineon Technologies AG.

“Insurance Loss Addback” means, with respect to any period, the amount of any loss incurred during such period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by a Credit Party in a subsequent period and within one year of the date of the underlying loss.

“Insurance Loss Deduction” means, with respect to any period, the amount of any Insurance Loss Addback included in determining Consolidated Adjusted EBITDA for a prior period in the event that either (i) any insurance or indemnity recovery related to such Insurance Loss Addback is actually and finally denied by the applicable insurer or indemnifying party during such period, or (ii) one year has elapsed from the date of the underlying loss without the receipt of an actual insurance or indemnity recovery.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit J evidencing certain Indebtedness owed among Credit Parties and their Restricted Subsidiaries.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period; provided, further, that if any Interest Payment Date is a day that is not a Business Day, such Interest Payment Date shall be the immediately preceding Business Day.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or twelve months if agreed to by all affected Lenders), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided~~,~~ (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to ~~clauses~~clause (c) ~~and (d),~~ of this definition, end on the last Business Day of a calendar month; and (c~~) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d~~) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any Hedging Agreement entered into for the purpose of hedging the interest rate exposure associated with Borrower’s and its Restricted Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means (i) any purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrower or a Guarantor); (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of guaranty or otherwise) or capital contributions by Borrower or any of its Restricted Subsidiaries to any other Person (other than Borrower or any Guarantor).

“IP Subsidiary” means a Subsidiary of Borrower that (i) is a Guarantor under the Credit Documents, (ii) other than with respect to the Credit Documents and intercompany Indebtedness permitted under Section 6.01, has no other Indebtedness, and (iii) has Organizational Documents which limit the permitted activities of such IP Subsidiary to the ownership of Intellectual Property and activities necessary or incidental to the foregoing.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means ~~Morgan Stanley~~each of MUFG, Fifth Third Bank~~, N.A.~~ and SunTrust Bank, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity; provided that, solely with respect to the Existing Letters of Credit issued by ~~Silicon Valley Bank, Silicon~~

~~Valley~~Morgan Stanley Bank, N.A., Morgan Stanley Bank, N.A. shall be deemed to be an Issuing Bank (and each reference in this Agreement to “Issuing Bank” solely when made in respect of the Existing Letters of Credit issued by ~~Silicon Valley~~Morgan Stanley Bank, N.A., shall be deemed to refer to ~~Silicon Valley~~Morgan Stanley Bank, N.A.).

“Japanese Receivables Subsidiary” means any Subsidiary of Borrower at any time holding a substantial portion of the accounts receivable owed by Japanese customers of Borrower and its Subsidiaries.

“Joinder Agreement” means an agreement substantially in the form of Exhibit K.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided~~,~~ in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Judgment Currency “ as defined in Section 11.28.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New ~~Term Loan, any New~~ Revolving Loan Commitment or any New Revolving Loan.

“LCA Election” ~~has the meaning specified~~as defined in Section 1.02(d).

“LCA Test Date” ~~has the meaning specified~~as defined in Section 1.02(d).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedging Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into such Hedging Agreement but subsequently, after entering into a Hedging Agreement, ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be).

“Letter of Credit” means a standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement in the form of Exhibit L-2 or in such other form as may be approved from time to time by such Issuing Bank.  Each Existing Letter of Credit shall be deemed to be “Letter of Credit” issued on the Closing Date for all purposes of the Credit Documents.

“Letter of Credit Issuer Sublimit” means (i) with respect to each Issuing Bank as of the Amendment Effective Date, as set forth on Appendix A, and (ii) with respect to any other Issuing Bank, an amount as shall be agreed to by Administrative Agent, such Issuing Bank and Borrower.

“Letter of Credit Sublimit” means the lesser of (i) $25,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing ~~Bank~~Banks and not theretofore reimbursed by or on behalf of Borrower.

“Lien” means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any capital lease) and any other security agreement or preferential arrangement in the nature of security of any kind or nature whatsoever.

“Limited Condition Acquisition” means any Permitted Acquisition the consummation of which by Borrower or any Subsidiary is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Acquisition Provision” ~~has the meaning specified~~as defined in Section 1.02(d).

“Loan” means a ~~Term Loan, a~~ Revolving Loan, a Swing Line Loan~~, a New Term Loan~~ and a New Revolving Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operation, performance or properties of Borrower and its Restricted Subsidiaries taken as a whole; or (ii) the rights and remedies of, ~~the~~ Collateral Agent, ~~the~~ Administrative Agent or any other Agent and any Lender or any Secured Party under any Credit Document, taken as a whole.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Hedging Obligations) of Borrower or any of its Restricted Subsidiaries in an aggregate outstanding principal amount exceeding $50,000,000.

“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a fair market value in excess of $10,000,000.

“Moody’s” means Moody’s Investor Services, Inc.

~~“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.~~

“Mortgage” means a mortgage, deed of trust or other similar instrument reasonably satisfactory to Collateral Agent.

“MUFG” means MUFG Bank, Ltd. (formerly known as The Bank of Tokyo — Mitsubishi UFJ, Ltd.).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means, with respect to the incurrence or issuance of Indebtedness or Equity Interests, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

~~“New Lender” as defined in Section 2.25.~~

“New Revolving Loan Commitments” as defined in Section 2.23(a).

“New Revolving Loan Lender” as defined in Section 2.23(a).

~~“New Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Revolving Loans of such Lender.~~

~~“New Revolving Loans” as defined in Section 2.23(b).~~

“New Revolving Loan Maturity Date” means the date on which New Revolving Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

~~“New Term Loan Commitments” as defined in Section 2.23(a).~~

~~“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.~~

~~“New Term Loan Lender” as defined in Section 2.23(a).~~

~~“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.~~

“New ~~Term~~Revolving Loans” as defined in Section 2.23(~~c~~b).

“Non-Cash Consideration” means (a) any liabilities of Borrower or its Subsidiaries that are assumed by the transferee of assets and for which Borrower and its Subsidiaries have been validly released by the applicable creditors in writing, (b) promissory notes, (c) discounts to pricing for goods or services and (d) other properties or assets received in consideration for an Asset Sale.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a ~~Term Loan Note, a~~ Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arranger, Lenders or any of them and Lender Counterparties or Treasury Services Providers, under any Credit Document, Secured Hedge Agreement or Secured Treasury Services Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification, overdrafts and related liabilities under Secured Treasury Services Agreements, or otherwise; provided that (i) the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (ii) “Obligations” shall exclude obligations arising from any Bond Hedge or Warrant.

“Obligee Guarantor” as defined in Section 8.06.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Debt Securities” means unsecured Indebtedness and Convertible Notes.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any ~~Loan~~Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register” as defined in Section 11.06(g)(i).

“PATRIOT Act” ~~as defined in Section 3.01~~means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition” means (i) any acquisition approved by the Requisite Lenders pursuant to Section 11.05 or (ii) any transaction or series of related transactions for the purpose of or resulting in the acquisition by Borrower or any of its wholly owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or Equity Interests of, or a business line or unit or a division of, any Person; provided~~,~~

(i)                                     immediately prior to, and after giving effect thereto, (x) in the case of a Limited Condition Acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom on the date the definitive agreements for such Limited Condition Acquisition are entered into, on the date of closing of such Limited Condition Acquisition and on the date of the incurrence of any New Revolving Loan Commitments ~~or New Term Loan Commitments~~ the proceeds of which are to be used to consummate a Limited Condition Acquisition (in each case, as determined in accordance with the Limited Condition Acquisition Provision) and (y) in the case of any other Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom as of the date of the closing of such Permitted Acquisition;

(ii)                                  all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals;

(iii)                               in the case of the purchase or other acquisition of Equity Interests, Borrower shall have taken, or caused to be taken, promptly after the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.09 or Section 5.10, if and as applicable;

(iv)                              Borrower and its Restricted Subsidiaries shall be in compliance with the financial ~~covenants~~covenant set forth in Article 7 on a pro forma basis after giving effect to such acquisition as of the last day of the Test Period most recently ended (as determined in accordance with Section 1.02 and subject to the Limited Condition Acquisition Provision);

(v)                                 Borrower shall have delivered to Administrative Agent (A) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $35,000,000, at least 3 Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with the ~~covenants~~covenant set forth in Article 7 as required under clause (iv) above and (ii) a notice of the aggregate consideration for such acquisition and any other information reasonably required to demonstrate compliance with the ~~covenants~~covenant set forth in Article 7 and (B) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $250,000,000 promptly upon request by Administrative Agent, (i) a copy of the acquisition agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(vi)                              any Person or assets or division as acquired in accordance herewith shall be engaged in or related to a Permitted Business; and

(vii)                           the Board of Directors of the Person to be acquired shall have approved the consummation of such acquisition (which approval shall not have been withdrawn).

“Permitted Business” means any of the businesses in which Borrower and its Restricted Subsidiaries are engaged on the Closing Date, and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted License” as defined in Section 4.23(a).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal or extension thereof; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders (as determined in good faith by the Board of Directors of Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) Indebtedness of a Restricted Subsidiary that is not a Borrower or Guarantor shall not be refinanced by Indebtedness of a Borrower or a Guarantor and (v) no person is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness that was not an obligor under such Indebtedness prior to such modification, refinancing, refunding, renewal or extension.

“Person” means and includes individuals, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.01(m).

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the “Prime Lending Rate”, then the highest of such rates (with each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic Business Day); provided that in the event The Wall Street Journal shall, for any reason, fail or cease to publish the “Prime Lending Rate”, ~~the~~ Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and any Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

~~“Projections” as defined in Section 4.08.~~

“Pro Rata Share” means ~~(i)~~ with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders ~~and (ii) with respect to all payments, computations and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.~~.

“Projections” as defined in Section 4.08.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to Borrower, its Subsidiaries or their securities.

“QFC Credit Support” as defined in Section 11.27.

“QFC” as defined in Section 11.27(b).

“Qualified ECP Guarantor” shall mean, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (i) Administrative Agent, (ii) any Lender and (iii) any Issuing Bank.

“Refinancing” as defined in the preamble hereto.

“Refunded Swing Line Loans” as defined in Section 2.03(b)(iv).

“Register” as defined in Section 2.07(a).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.04(d).

“Related Assets” means, with respect to any receivables, any assets related thereto, including all collateral securing such receivables, all contracts and contract rights, purchase orders, leases, security interests, financing statements or other documentation in respect of such receivables, and all guarantees, indemnities, warranties or other documentation or other obligations in respect of any such receivable, all causes of actions and rights of demand or to sue on such receivable, any other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with transactions involving receivables, interest in goods or inventory represented by the receivables and all goods or inventory returned by or reclaimed, repossessed or recovered from, the account debtor and any collections or proceeds of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

~~“Requisite 2016 Incremental Term Lenders” means one or more 2016 Incremental Term Loan Lenders having or holding 2016 Incremental Term Loan Exposure representing more than 50% of the aggregate 2016 Incremental Term Loan Exposure of all 2016 Incremental Term Loan Lenders.~~

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Requisite Lenders” means one or more Lenders having or holding ~~Term Loan Exposure and/or~~ Revolving Exposure and representing more than 50% of the ~~sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the~~ aggregate Revolving Exposure of all Lenders.

~~“Requisite Term Lenders” means one or more Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all Lenders.~~

“Reset Date” as defined in Section 1.05(a).

“Restricted Party” means a Person that is (i) listed on, or owned or controlled by a Person listed on, a Sanctions List; (ii) located in or organized under the laws of a country or territory that is the subject of country- or territory-wide Sanctions, or a Person who is owned or controlled by, or acting on behalf of such a Person; or (iii) otherwise a subject of Sanctions.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Restricted Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding Equity Interests of Borrower or any of its Restricted Subsidiaries now or hereafter outstanding; (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness and (v) any payments in respect of the repurchase, redemption, conversion, defeasance or other retirement for value of any Convertible Notes that constitute Subordinated Indebtedness.  Notwithstanding the foregoing, and for the avoidance of doubt, (1) the conversion of, or payment for (including, without limitation, payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any Convertible Notes shall not constitute a Restricted Payment and (2) any payment with respect to, or early unwind or settlement of, any Bond Hedge or Warrant shall not constitute a Restricted Payment.

“Restricted Subsidiary” means at any time any Subsidiary of Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A, in the applicable Assignment Agreement or in a Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the ~~Closing Date was $450,000,000 and the aggregate amount of the Revolving Commitments as of the~~ Amendment ~~No. 2~~ Effective Date is $~~540,000,000~~700,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means (x) the earliest to occur of (i) ~~March 12~~January 31, ~~2020~~2021 (as such date may be extended for all or a portion of the Revolving Commitments pursuant to Section 2.25), (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 9.01 or (y) the New Revolving Loan Maturity Date, as applicable.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of any Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.02(a) and/or a New Revolving Loan.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Financial Services, LLC.

“Sanctioned Country” means any country or region subject to a comprehensive sanctions program administered and regulated by OFAC.  For the avoidance of doubt, as of the Closing Date, Sanctioned Countries are the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means:

(a)                                 the Security Council of the United Nations;

(b)                                 the United States of America;

(c)                                  the European Union;

(d)                                 the ~~UK~~U.K.; and

(e)                                  the governments and official institutions or agencies of any of paragraphs (a) to (d) above, including OFAC, the U.S. Department of State, and Her Majesty’s Treasury.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identification List maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedge Agreement” means a Hedging Agreement among one or more Credit Parties and a Lender Counterparty.

~~“Secured Leverage Ratio” means, at any date, the ratio of (i) Consolidated Total Secured Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.~~

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Secured Treasury Services Agreement” means a Treasury Services Agreement among one or more Credit Parties and a Treasury Services Provider.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness for borrowed money, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Supplement” has the meaning assigned to that term in the Pledge and Security Agreement.

“Series” means a series of Loans.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to the Credit Parties, taken as a whole, that as of the date of determination, (i) the sum of debt (including contingent liabilities) of the Credit Parties, taken as a whole, does not exceed the present fair saleable value of the present assets of the Credit Parties, taken as a whole, (ii) the capital of the Credit Parties, taken as a whole, is not unreasonably small in relation to the business of the Credit Parties, taken as a whole, ~~as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date, as contemplated as of the Closing Date,~~ and (iii) the Credit Parties have not incurred and do not intend to incur, or do not believe (nor should it reasonably believe) that they will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Spansion” means Spansion, Inc., a Delaware corporation.

~~“Spansion Capped Call Agreements” means the letter agreements in respect of call option transactions, dated August 20, 2012, entered into by Spansion and Spansion LLC with the counterparties thereto in connection with the issuance of the Spansion Notes.~~

“Spansion International IP” means Spansion International IP, Inc., a company formed under the laws of the Cayman Islands.

“Spansion IP Transfer” means the conveyance, sale, transfer or other disposition of intellectual property or intellectual property rights (and any related rights) by Spansion International IP to Borrower or any other Credit Party in connection with and pursuant to the terms of the Infineon Agreement.

“Spansion Merger” means the merger of Spansion Merger Sub with and into Spansion, with Spansion becoming a wholly-owned Domestic Subsidiary of ~~the~~ Borrower and a Guarantor.

“Spansion Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated December 1, 2014, among ~~the~~ Borrower, Spansion Merger Sub and the Spansion.

~~“Spansion Merger Closing Date” means the closing date of the Spansion Merger.~~

“Spansion Merger Sub” means Mustang Acquisition Corporation, a Delaware corporation and wholly-owned Subsidiary of ~~the~~ Borrower.

“Spansion Notes” means the 2.00% Exchangeable Senior Notes due 2020 issued by Spansion LLC.

~~“Specified Assets” has the meaning set forth in Schedule 1.01 to the Disclosure Letter.~~

“Specified Loan Party” means any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act.

“Specified Representations” means the representations and warranties made by the Credit Parties set forth in Sections 4.01(i), 4.01(ii), 4.03, 4.04(i)(1), 4.04(i)(2), 4.04(iv), 4.06, 4.15(d), 4.19, 4.22, 4.23 and 4.24 of this Agreement and Section 3.4 of the Pledge and Security Agreement.

“Subject Transaction” as defined in Section 1.02(b).

“Subordinated Indebtedness” means any unsecured Indebtedness of any Credit Party permitted under Section 6.01 that is by its terms subordinated in right of payment to the Obligations of such Credit Party on terms reasonably satisfactory to ~~the~~ Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supported QFC” as defined in Section 11.27.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.

“Swing Line Lender” means ~~Morgan Stanley,~~MUFG in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.03.

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $25,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agents” as defined in the preamble hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

~~“Term Loan” means each New Term Loan of any Series.~~

~~“Term Loan A Term Loan” means each New Term Loan of any Series that requires amortization in an amount greater than 1% per annum.~~

~~“Term Loan B Term Loan” means each New Term Loan of any Series that requires amortization in an amount equal to or less than 1% per annum in any year (other than the final year prior to the applicable Term Loan Maturity Date).~~

~~“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a New Term Loan, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Term Loan Commitment, if any, is set forth in the applicable Assignment Agreement or in the applicable Joinder Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof or in the applicable Joinder Agreement.~~

~~“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.~~

~~“Term Loan Maturity Date” means the earlier of (i) the applicable New Term Loan Maturity Date and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.~~

~~“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.~~

“Test Period” in effect at any time means the period of four consecutive Fiscal Quarters of Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each Fiscal Quarter or Fiscal Year were required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Title Policy” ~~as defined in Schedule 5.12~~means an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by one or more title companies reasonably satisfactory to Collateral Agent.

“Total Leverage Ratio” means, at any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing ~~Bank~~Banks for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Restricted Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Treasury Services Agreement” means any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Treasury Services Provider” means each Lender, each Agent and each of their respective Affiliates counterparty to a Treasury Services Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into such Treasury Services Agreement but subsequently, after entering into a Treasury Services Agreement, ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be).

“Type of Loan” means (i) with respect to ~~either Term Loans or~~ Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Union Bank” means MUFG Union Bank, N.A.

“Unrestricted Subsidiary” means any Subsidiary of Borrower that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.13, and Deca Technologies, Inc., a Cayman Islands corporation, and its Subsidiaries (unless designated as a Restricted Subsidiary in accordance with Section 5.13).

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” as defined in Section 11.27.

“U.S. Tax Certificate” as defined in Section 2.20(f)(ii)(B)(3).

“Warrant” means ~~(i)~~ a call option or similar derivative instrument in respect of Borrower’s common stock sold by Borrower substantially concurrently with any purchase by ~~the~~ Borrower of a related Bond Hedge and having an initial strike or exercise price (howsoever defined) greater than the strike or exercise price (howsoever defined) of such Bond Hedge ~~and (ii) a call option or similar derivative instrument sold by Spansion in connection with its purchase of the Spansion Capped Call Agreements~~.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

~~“Weighted Average Yield” means with respect to any Loan or any other loan or other Indebtedness, on any date of determination, the weighted average yield to maturity (based on the lesser of a four-year average life to maturity or the remaining life to maturity), in each case, to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to interest rates and bases, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof as of the date of such determination.~~

“Withholding Agent” means any Credit Party and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.                         Accounting Terms; Certain Pro Forma Adjustments.

(a)                                 Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies ~~the~~ Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the ~~date hereof~~Closing Date in GAAP or in the application thereof on the operation of such provision (or if ~~the~~ Administrative Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All terms of an accounting or financial nature (including, without limitation, the definitions of Capital Lease, Consolidated Interest Expense, Consolidated Total Debt~~, Consolidated Total Secured Debt~~ and Indebtedness) shall be construed without giving effect to any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Borrower or any Restricted Subsidiary at “fair value”, as defined therein or (b) the Accounting Standards Codification “ASC” 470 20 65-1, or any successor thereto, requiring for the debt component of convertible debt securities to be accounted separately from the equity component.

(b)                                 Certain Pro Forma Adjustments.  With respect to any period during which ~~the Spansion Merger, a~~a Permitted Acquisition or an Asset Sale has occurred or a Subsidiary is designated as a Restricted Subsidiary or Unrestricted Subsidiary (each, a “Subject Transaction”), for purposes of determining compliance with the financial ~~covenants~~covenant set forth in Article 7 and any calculation of the Total Leverage Ratio~~, the Secured Leverage Ratio or the Fixed Charge Coverage Ratio~~ and, if applicable, for purposes of determining the Applicable Commitment Fee Percentage, Consolidated

Adjusted EBITDA, Consolidated Total ~~Debt, Consolidated Total Secured~~ Debt and Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis (including (i) pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with GAAP and Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission and (ii) operating expense reductions and other operating improvements or synergies (including, without limitation, cost savings resulting from head count reduction, closure of facilities and similar restructuring charges) reasonably expected to result from such Subject Transactions taken or expected to be taken, provided that (A) such operating expense reductions, operating improvements or synergies are reasonably identifiable and factually supportable and expected to have a continuing impact, and (B) such actions have been taken or are to be taken within 12 months after the date of closing of the Subject Transaction, which pro forma adjustments shall be certified by a Financial Officer of Borrower) using the historical audited financial statements of any business so acquired or to be acquired, sold or to be sold or designated or to be designated and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided that (x) no amounts shall be added pursuant to these clauses (i) or (ii) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA for such period and (y) any increase to Consolidated Adjusted EBITDA as a result of costs savings and synergies shall be subject to the limitations set forth in the definition of Consolidated Adjusted EBITDA.

(c)                                  In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of ~~the~~ Borrower, be deemed satisfied, so long as (x) no Default or Event of Default, as applicable, exists on the LCA Test Date after giving pro forma effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date and (y) on the closing date of such Limited Condition Acquisition and on the date of the incurrence of any New Revolving Loan Commitments ~~or New Term Loan Commitments~~ the proceeds of which are to be used to consummate a Limited Condition Acquisition, no Event of Default under Section 9.01(a), (f) or (g) shall have occurred and be continuing.  For the avoidance of doubt, if ~~the~~ Borrower has exercised its option under the first sentence of this clause (c), and any Default or Event of Default (other than any Event of Default under Section 9.01(a), (f) or (g)) occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(d)                                 In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(i)                                     determining compliance with any provision of this Agreement which requires the calculation of the ~~Secured Leverage Ratio, the~~ Total Leverage Ratio ~~or the Fixed Charge Coverage Ratio~~; or

(ii)                                  testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of ~~the~~ Borrower (~~the~~ Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition (including, for the avoidance of doubt, both (x) Consolidated Adjusted EBITDA of or attributable to the target companies or assets associated with any such Limited Condition Acquisition and (y) Indebtedness for borrowed money Borrower expects to incur to finance the Limited Condition Acquisition (if any)) and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of ~~the~~ Borrower are available, ~~the~~ Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if ~~the~~ Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets of ~~the~~ Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.  If ~~the~~ Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of ~~the~~ Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) have been consummated; provided that the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not include the Consolidated Net Income of the Person or assets to be acquired in any Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition until such time as such Limited Condition Acquisition is actually consummated (clause (c) above and this clause (d), collectively, the “Limited Condition Acquisition Provision”).

Section 1.03.                         Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.                         Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05.                         Exchange Rates; Currency Equivalents.

(a)                                 Not later than 1:00 p.m., New York City time, on each Calculation Date, Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to Euros and (ii) give notice thereof to the applicable Issuing Bank and Borrower.  The Exchange Rates so determined shall become effective in the case of each subsequent Calculation Date, on the first Business Day immediately following such Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the Exchange Rates employed in converting any amounts between Dollars and Euros.

(b)                                 Solely for purposes of Article 2 and related definitional provisions to the extent used therein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be an amount equal to the Equivalent Amount as determined by Administrative Agent and notified to the applicable Issuing Bank and Borrower in accordance with Section 1.05(a).  Amounts denominated in Euros will be converted to Dollars for the purposes of calculating the Total Leverage Ratio at the Exchange Rate as of the date of calculation.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.01.                         ~~Term Loans.  Each Lender party to a Joinder Agreement shall make a Term Loan in an amount, and subject to the terms and conditions, set forth in the applicable Joinder Agreement~~[Reserved].

Section 2.02.                         Revolving Loans.

(a)                                 Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided~~,~~ that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this

Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Revolving Loans.

(i)                                     Except pursuant to 2.04(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)                                  Subject to Section 2.24, whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.  Notwithstanding the foregoing, ~~the~~ Administrative Agent may agree to shorter time periods with respect to the Funding Notice to be delivered on the ~~Closing~~Amendment Effective Date.

(iii)                               Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness~~, but~~ (provided Administrative Agent shall have received such Funding Notice by 1:00 p.m. (New York City time)) ~~not later than 3:00 p.m. (New York City time)~~ on the same day as Administrative Agent’s receipt of such Funding Notice from Borrower.

(iv)                              Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.

Section 2.03.                         Swing Line Loans.

(a)                                 Swing Line Loans Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided~~,~~ that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments of any Swing Line Lender exceed the Revolving Commitments of such Swing Line Lender then in effect.  Amounts borrowed pursuant to this Section

2.03(a) may be repaid and reborrowed during the Revolving Commitment Period.  Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Swing Line Loans.

(i)                                     Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)                                  Subject to Section 2.24, whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.

(iii)                               Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 3:00 p.m.(New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iv)                              With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender.  Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v)                                 If for any reason Revolving Loans are not made pursuant to Section 2.03(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)                              Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from Borrower or the Requisite Lenders that any of the conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 3.02 to the making of such Swing Line Loan have been satisfied or waived by the Requisite Lenders or (C) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing ~~Ling~~Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c)                                  Resignation and Removal of Swing Line Lender.  Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to Administrative Agent, Lenders and Borrower.  Swing Line Lender may be replaced at any time by written agreement among Borrower, Administrative Agent and the successor Swing Line Lender.  Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender.  At the time any such replacement or resignation shall become effective, (i) Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by the successor Swing Line ~~Loan~~ Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line ~~Loan~~ Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

Section 2.04.                         Issuance of Letters of Credit and Purchase of Participations Therein.

(a)                                 Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit (or amend, renew or extend an outstanding Letter of Credit) for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided~~,~~ (i) each Letter of Credit shall be denominated in Euros or Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $~~250,000~~100,000 (or an equivalent amount in Euros) or such lesser amount as is acceptable to such Issuing Bank; (iii) after giving effect to such issuance, in no event shall (1) the Total Utilization of Revolving Commitments of any Issuing Bank exceed the Revolving Commitments of such Issuing Bank then in effect or (2) the Letter of Credit Usage with respect to the Letters of Credit issued by any Issuing Bank exceed the Letter of Credit Issuer Sublimit of such Issuing Bank then in effect, in each case, without such Issuing Bank’s consent; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect and (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) five days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit.  Subject to the foregoing, any Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period; provided~~,~~ no Issuing Bank shall ~~not~~ extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, if any Lender is a Defaulting Lender, no Issuing Bank shall ~~not~~ be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that by its terms or the terms of any Issuance Notice and Application related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the International Standby Practices, as currently in effect, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

(b)                                 Notice of Issuance.  Subject to Section 2.24, whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice and Application no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance.  Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the applicable Issuing Bank to enable such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, the PATRIOT Act.  Upon satisfaction or waiver of the conditions set forth in Section 3.02, the applicable Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.04(e).

(c)                                  Responsibility of Issuing ~~Bank~~Banks With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, each Issuing Bank shall be responsible only to accept the documents delivered under such Letter of Credit which appear on their face to be in accordance with the terms and conditions of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary.  As between Borrower and each Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Bank shall ~~not be~~be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any ~~of~~ Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to Borrower.  Notwithstanding anything to the contrary contained in this Section 2.04(c), Borrower shall retain any and all rights it may have against any Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)                                 Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit.  In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars or Euros, as applicable, and in same day funds equal to the amount of such honored drawing; provided~~,~~ anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and the applicable Issuing Bank prior to 1:00 p.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars, equal to the amount (or the

Equivalent Amount in the case of a drawing of Euros) of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.04(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.04(d).  If Borrower’s reimbursement of, or obligation to reimburse, any amounts in Euros would subject Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, Borrower shall, at its option, either (x) pay the amount of any such tax requested by Administrative Agent, such Issuing Bank or such Lender or (y) reimburse each LC Disbursement made in Euros in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(e)                                  Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that Borrower shall fail for any reason to reimburse any Issuing Bank as provided in Section 2.04(d), such Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender with a Revolving Commitment shall make available to Administrative Agent, for the account of the applicable Issuing Bank, an amount equal to its respective participation, in Dollars and in same day funds, no later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which the Principal Office of Administrative Agent is located) after the date notified by such Issuing Bank.  In the event that any Lender with a Revolving Commitment fails to make available to Administrative Agent on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), the applicable Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.04(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from any Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section 2.04 in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of such Issuing Bank.  In the event any Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)                                   Obligations Absolute.  The obligation of Borrower to reimburse the Issuing ~~Bank~~Banks for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.04(d) and the obligations of Lenders under Section 2.04(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Restricted Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.

(g)                                  Indemnification.  Without duplication of any obligation of Borrower under Section 11.02 or 11.03, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction), which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h)                                 Resignation and Removal of Issuing ~~Bank~~Banks.  An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower.  An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or ~~Reimbursement Obligations~~reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank.  Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank.  From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i)                                     Cash Collateral.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with Administrative Agent, in the name of Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of Letter of Credit Usage as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 9.01(f) or Section 9.01(g).  Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement.  Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by Administrative Agent to reimburse each Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within five Business Days after all Events of Default have been cured or waived.

(j)                                    Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.04, the provisions of this Section 2.04 shall apply.

Section 2.05.                         Pro Rata Shares; Availability of Funds.

(a)                                 Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any ~~Term Loan Commitment or~~ Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)                                 Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon

Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans ~~for such Class of Loans~~.  Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its ~~Term Loan Commitments and~~ Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06.                         Use of Proceeds.  The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit shall be applied by Borrower for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries, including, without limitation, ~~the refinancing of Indebtedness (including the Refinancing and the payment of related fees and expenses),~~ Permitted Acquisitions (including the payment of related fees and expenses) and Restricted Payments permitted hereunder~~.  The proceeds of the Term Loans shall be applied by Borrower as set forth in the applicable Joinder Agreement~~; provided that any Revolving Loans borrowed on the Amendment Effective Date shall be used to consummate the Refinancing and to pay certain fees and expenses related thereto and to Amendment No. 9.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 2.07.                         Register; Lenders’ Books and Records; Notes.

(a)                                 Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of, and principal amount of (and stated interest on) the Loans owing to, and drawings under Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent, the Issuing ~~Bank~~Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than ~~the~~ Administrative Agent and its Affiliates) shall be limited to the entries with respect to such Lender including the Commitment of, or principal amount of (and stated interested on) the Loans owing to such Lender.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 11.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error.  Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.07, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees” entitled to the benefits of Section 11.03.

(b)                                 Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the ~~Closing~~Amendment Effective Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.06) on the ~~Closing~~Amendment Effective Date (or, if such notice is delivered after the ~~Closing~~Amendment Effective Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s ~~Term Loan, New Term Loan,~~ Revolving Loan or Swing Line Loan, as the case may be.

Section 2.08.                         Interest on Loans.

(a)                                 Except as otherwise set forth herein, each ~~Class of~~ Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

~~(i)                                     in the case of Term Loans, as set forth in the applicable Joinder Agreement;~~

(~~ii~~i)                               in the case of Revolving Loans:

(A)                               if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B)                               if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

(~~iii~~ii)                         in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b)                                 The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be~~; provided, until the date on which the Arrangers notify Borrower that the primary syndication of the Loans and Revolving Commitments has been completed, as determined by the Arrangers, any Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.~~.

(c)                                  In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable ~~Funding Notice or~~ Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically ~~converted into a Base~~be continued as a Eurodollar Rate Loan on the last day of the then current Interest Period for such Loan with the same Interest Period as the outstanding Loan (or, if outstanding as a Base Rate Loan, will remain as~~, or (if not then outstanding) will be made as,~~ a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 1:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)                                 Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a ~~Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a~~ Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided~~,~~ if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                                  Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan (other than in connection with the termination of the Revolving Commitments), accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)                                   Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g)                                  Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 2.08(f), such Issuing Bank shall distribute to Administrative Agent, for the account of each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

(h)                                 Alternative Rate of Interest.

(i)                                     Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Borrower may amend this Agreement to replace the Adjusted Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower unless Administrative Agent has received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of the Adjusted Eurodollar Rate with a Benchmark Replacement pursuant to this Section 2.08(h) will occur prior to the applicable Benchmark Transition Start Date.

(ii)                                  In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that Administrative Agent shall give Borrower at least ten (10) Business Days’ advance written notice of any pending Benchmark Replacement Conforming Changes and the proposed date of the implementation thereof (the “Implementation Date”), and if Borrower notifies Administrative Agent in writing prior to the Implementation Date that it objects to such Benchmark Replacement Conforming Changes, such Benchmark Replacement Conforming Changes shall not take effect, and Administrative Agent and Borrower shall endeavor to identify alternative Benchmark Replacement Conforming Changes, which alternate Benchmark Replacement Conforming Changes shall take effect in accordance with this Section 2.08(h).

(iii)                               Administrative Agent will promptly notify Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 2.08(h), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08(h).

(iv)                              Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a Eurodollar Rate Loan of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted Eurodollar Rate will not be used in any determination of Base Rate.

Section 2.09.                         Conversion/Continuation.

(a)                                 Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)                                     to convert at any time all or any part of any ~~Term Loan or~~ Revolving Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided~~,~~ a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii)                                  upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b)                                 Subject to Section 2.24, Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. ~~If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.~~

Section 2.10.                         Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 9.01(a), (f) or (g) and, at the request of Requisite Lenders, any other Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including ~~post petition~~post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.11.                         Fees.

(a)                                 Subject to Section 2.21, Borrower agrees to pay to Lenders having Revolving Exposure:

(i)                                     commitment fees equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, multiplied by (B) the Applicable Commitment Fee Percentage; and

(ii)                                  letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, multiplied by (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)                                 Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:

(i)                                     a fronting fee equal to 0.125%, per annum, multiplied by the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination); and

(ii)                                  such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)                                  All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d)                                 Borrower agrees to pay on the ~~Closing~~Amendment Effective Date to each Lender with a Revolving Commitment on the ~~Closing~~Amendment Effective Date, as fee compensation for such Lender’s Revolving Commitment, a closing fee ~~in an amount agreed in writing between Borrower and Administrative Agent, payable to such Lender from the proceeds of its Loan as and when funded on the Closing~~equal to 0.125% of such Lender’s Revolving Commitment as of the Amendment Effective Date.  Such closing fee will be in all respects fully earned, due and payable on the ~~Closing~~Amendment Effective Date and non-refundable and non-creditable thereafter.

(e)                                  In the event Borrower extends the Revolving Commitment Termination Date pursuant to Section 2.25, Borrower agrees to pay on the date of such extension to each Lender with a Revolving Commitment on such date, an extension fee equal to 0.075% of such Lender’s Revolving Commitment as of such date.  Such extension fee will be in all respects fully earned, due and payable on the date of such extension and non-refundable and non-creditable thereafter.

(~~e~~f)                             In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.12.                         ~~Scheduled Payments/Commitment Reductions.  The principal amounts of the Term Loans shall be repaid as set forth in the applicable Joinder Agreement~~[Reserved].

Section 2.13.                         Voluntary Prepayments/Commitment Reductions.

(a)                                 Voluntary Prepayments.

(i)                                     Any time and from time to time:

(A)                               with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or, in each case, if less, the remaining outstanding principal amount thereof);

(B)                               with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or, in each case, if less, the remaining outstanding principal amount thereof); and

(C)                               with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount (or, in each case, if less, the remaining outstanding principal amount thereof).

(ii)                                  All such prepayments shall be made:

(A)                               upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(B)                               upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(C)                               upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such written notice ~~for Term Loans or Revolving Loans, as the case may be,~~ by telefacsimile or telephone to each applicable Lender) or Swing Line Lender, as the case may be.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided~~,~~ that such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)                                 Voluntary Commitment Reductions.

(i)                                     Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided~~,~~ any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii)                                  Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided~~,~~ that such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.14.                         Mandatory Prepayments and Commitment Termination.

~~(a)                                 Term Loans.  The Term Loans shall be prepaid in accordance with the term and conditions set forth in the applicable Joinder Agreement; provided that notwithstanding anything to the contrary in any such Joinder Agreement, any mandatory prepayment of any Term Loan shall be applied on a pro rata basis across all existing Term Loans.~~

(a)                                 If at any time (i) the Total Utilization of Revolving Commitments exceeds the Revolving Commitments then in effect (other than as a result of any revaluation of the Equivalent Amount of Letter of Credit Usage on any Calculation Date in accordance with Section 1.05) or (ii) the Total Utilization of Revolving Commitments exceeds 103% of the Revolving Commitments then in effect solely as a result of any revaluation of the Equivalent Amount of Letter of Credit Usage on any Calculation Date in accordance with Section 1.05, Borrower shall promptly (x) prepay first, the Swing Line Loans, and second, the Revolving Loans or (y) cash collateralize the outstanding amount of Letter of Credit Usage in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the Issuing Banks, as applicable, to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed (a) in the case of Section 2.14(a)(i), the Revolving Commitments and (b) in the case of Section 2.14(a)(ii), 103% of the Revolving Commitments, in each case, then in effect (or, in the case of Letter of Credit Usage, such amounts are cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the Issuing Banks).

(b)                                 If not previously prepaid and terminated (or with respect to any Letter of Credit, backstopped, cancelled, expired or cash collateralized), (i) the Revolving Loans and ~~Swing Line Loans.  Borrower shall from time to time prepay first,~~ the Swing Line Loans~~, and second, the Revolving Loans to the extent necessary so that the Total Utilization of~~ shall be prepaid, (ii) all Letters of Credit shall be backstopped, cancelled, expired or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the Issuing Banks and (iii) all Revolving Commitments shall ~~not at any time exceed the Revolving Commitments then in effect~~be terminated automatically, in each case, immediately following the consummation of the Infineon Acquisition.

Section 2.15.                         Application of Prepayments/Reductions.

(a)                                 Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof; and

second, to repay outstanding Revolving Loans to the full extent thereof~~; and~~.

~~third, to prepay the Term Loans, if any, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining installments of principal of the Term Loans.~~

~~(b)                                 Application of Mandatory Prepayments of Term Loans.  Any amount required to be paid pursuant to Section 2.14(a) shall be applied as provided in the applicable Joinder Agreement.~~

(~~c~~b)                           Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  ~~Considering each Class of Loans being prepaid separately, any~~Any prepayment ~~thereof~~of a Loan shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

Section 2.16.                         General Provisions Regarding Payments.

(a)                                 All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars (or with respect to any draws on Letters of Credit denominated in Euros, in Euros) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)                                 Subject to the proviso in Section 2.08(e), all payments in respect of the principal amount of any Loan ~~(other than voluntary prepayments of Revolving Loans)~~ shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)                                  Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)                                 Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                                  Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans and the provisos set forth in the definition of “Interest Payment Date”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)                                   Borrower shall make each payment required to be made by it hereunder or under any other Credit Document on or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(g)                                  If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 9.01, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.3 of the Pledge and Security Agreement.

Section 2.17.                         Ratable Sharing.

(a)                                 Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of ~~set off~~set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any Joinder Agreement or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

(b)                                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), Section 2.04(d), Section 2.04(e), or Section 10.06, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent, Swing Line Lender or any Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.

Section 2.18.                         Making or Maintaining Eurodollar Rate Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.  This Section 2.18(a) is subject to Section 2.08(h).

(b)                                 Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the ~~date hereof~~Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail, telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (i) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (ii) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (iii) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (iv) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)                                  Compensation for Breakage or Non Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (A) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (B) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans (including in connection with the replacement of a Lender pursuant to Section 2.22) occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (C) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.  Notwithstanding anything to the contrary contained in this Section 2.18, each of the Lenders hereby waives its right to receive compensation or reimbursement for any breakage costs associated with any prepayment of Eurodollar Rate Loans ~~(i) in connection with any Repricing Transaction or (ii)~~ in connection with any refinancing of Eurodollar Revolving Loans. ~~[Amendment No. 7]~~

(d)                                 Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                                  Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

Section 2.19.                         Increased Costs; Capital Adequacy.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or any Issuing Bank;

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such

Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.20.                         Taxes; Withholding, Etc.

(a)                                 Withholding Taxes; Gross-Up.  Any and all payments by or on account of any obligation of Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Taxes are Indemnified Taxes, then the amount payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of ~~the~~ Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)                                  Evidence of Payment.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)                                 Indemnification by Borrower.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this Section 2.20) paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to ~~the~~ Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are paid or payable by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (e).

(f)                                   Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times required by law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation required by law or reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, as long as Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), two (2) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, two (2) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 two (2) executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Certificate”) and (y) two (2) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)                                 to the extent a Non-U.S. Lender is not the beneficial owner, two (2) executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), two (2) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for ~~the~~ Borrower and ~~the~~ Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts paid pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.20(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)                                 Issuing Bank.  For purposes of Section 2.20(e) and (f), the term “Lender” includes any Issuing Bank.

(i)                                     Survival.  Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.21.                         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)                                 the Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.05); provided~~,~~ that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c)                                  if any Swing Line Exposure or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender, then:

(i)                                     all or any part of the Swing Line Exposure and Letter of Credit Usage of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) the sum of any non-Defaulting Lender’s Revolving Exposure plus its Pro Rata Share of such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed such non-Defaulting Lender’s Revolving Commitment and (z) the conditions set forth in Section 3.02 are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize, for the benefit of the Issuing ~~Bank~~Banks, Borrower’s obligations corresponding only to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(i) for so long as such Letter of Credit Usage is outstanding;

(iii)                               if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (ii) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;

(iv)                              if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a)(i) and Section 2.11(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the applicable Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized; ~~and~~

(d)                                 so long as such Lender is a Defaulting Lender, Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall ~~not~~ be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein)~~.~~; and

(e)                                  any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment in accordance with such Defaulting Lender’s Pro Rata Share of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.04(i); fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement (as determined by Administrative Agent); fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.04(i); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or payments made by an Issuing Bank pursuant to a Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan, and funded and unfunded participations in Letters of Credit, were made when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans and LC Disbursements to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or LC Disbursements of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit, without giving effect to Section 2.21(c), are held by the Lenders pro rata in accordance with the Revolving Commitments, without giving effect to Section 2.21(c).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the ~~date hereof~~Closing Date and for so long as such event shall continue or (ii) Swing Line Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Line Lender shall not be required to fund any Swing Line Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless Swing Line Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with Borrower or such Lender, reasonably satisfactory to Swing Line Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of Administrative Agent, Borrower, Swing Line Lender and the Issuing ~~Bank each~~Banks agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.22.                         Obligation to Mitigate; Removal or Replacement of a Lender.

(a)                                 If any Lender (which term shall include the Issuing ~~Bank~~Banks for purposes of this Section 2.22(a)) requests compensation under Section 2.18, Section 2.19, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.18, 2.19 or 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.22 (setting forth in reasonable detail the basis for such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

(b)                                 If any Lender (which term shall include the Issuing Banks for purposes of this Section 2.22(b)) requests compensation under Section 2.19, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender, an Affected Lender or a non-consenting Lender as described in Section 11.05(~~g~~f), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing ~~Bank~~Banks and Swing Line Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in drawings under Letters of Credit and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.23.                         Incremental Facilities.

(a)                                 Borrower may by written notice to Administrative Agent elect to request ~~(A)~~ prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) ~~and/or (B) the establishment of one or more new term loan commitments and/or an increase to the principal amount of any existing Series of Term Loans (any such new term loan commitments or increase, the “New Term Loan Commitments”),~~ in an aggregate principal amount not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent); provided that the aggregate amount of any New Revolving Loan Commitments~~, New Term Loan Commitments~~ and Incremental Equivalent Debt shall not exceed ~~(i) $250,000,000 (it being understood and agreed that $190,000,000 of this amount has been utilized prior to the Amendment No. 3 Effective Date), (ii) solely in connection with the transaction previously identified as “Le Cose” to the Administrative Agent, $775,000,000 (provided that any New Term Loan Commitments that are incurred pursuant to this clause (ii) in excess of $575,000,000 shall be  used to~~

~~prepay first, any outstanding Swing Line Loans to the full extent thereof, and second, any outstanding Revolving Loans (without any permanent reduction in Revolving Commitments)), plus (iii) after the amounts available pursuant to the previous clause (ii) and not to be available in connection with the transaction previously identified as “Le Cose” to the Administrative Agent, an unlimited amount, so long as the Secured Leverage Ratio for the Test Period then last ended (determined on a pro forma basis after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, and treating any New Revolving Commitments or Indebtedness consisting of a revolving credit or other delayed draw facility incurred on such date (or, in the case, of a Limited Condition Acquisition, to be incurred in connection with such acquisition) as fully drawn)) is less than 2.75 to 1.00; provided that with respect to a New Revolving Loan Commitment, New Term Loan Commitment or Incremental Equivalent Debt that is requested in connection with the financing of a Limited Condition Acquisition, the Secured Leverage Ratio shall be computed in accordance with the Limited Condition Acquisition Provision~~$200,000,000.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments ~~or New Term Loan Commitments, as applicable,~~ shall be effective, and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” ~~or “New Term Loan Lender”, as applicable~~) to whom Borrower proposes any portion of such New Revolving Loan Commitments ~~or New Term Loan Commitments, as applicable,~~ be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Loan Commitments ~~or New Term Loan Commitments~~ may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment ~~or a New Term Loan Commitment~~.  Such New Revolving ~~Loan Commitments or New Term~~ Loan Commitments shall become effective, as of such Increased Amount Date; provided, further, that (1) subject to the Limited Condition Acquisition Provision, each of the conditions set forth in Section 3.02(iii) and (iv) shall be satisfied; provided that if the proceeds of such New Revolving Loan Commitments ~~or New Term Loan Commitments~~ are being used to finance a Limited Condition Acquisition, the reference in Section 3.02(iii) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties (x) that would constitute Specified Representations and (y) contained in any related acquisition agreement, purchase agreement or merger agreement to the extent that ~~the~~ Borrower or an affiliate of ~~the~~ Borrower would have the right to terminate its obligations under such agreement or decline to consummate the Limited Condition Acquisition as a result of a breach of such representation and warranty; (2) subject to the Limited Condition Acquisition Provision, ~~the~~ Borrower and its Restricted Subsidiaries shall be in pro forma compliance with ~~each of~~ the ~~covenants~~covenant set forth in Article 7 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) after giving effect to such New Revolving Loan Commitments ~~or New Term Loan Commitments, as applicable~~; (3) the New Revolving Loan Commitments ~~or New Term Loan Commitments, as applicable,~~ shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender ~~or New Term Loan Lender, as applicable, and~~and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender ~~and New Term Loan Lender~~ shall be subject to the requirements set forth in Section 2.20(f); and (4~~) (i) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of any existing Series of Term Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the Term Loan Maturity Date of any existing Series of Term Loans or the Revolving Commitment Termination Date, (iii) the Weighted Average Yield and any amortization schedule applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that, (x) in the event the Weighted Average Yield applicable to any such New Term Loans that are Term Loan A Term Loans is greater than the applicable Weighted Average Yield with respect to any existing Series of Term Loan A Term Loans plus 0.50% per annum, the interest rate with respect to any existing Series of Term Loan A Term Loans shall be automatically increased so as to cause the then applicable Weighted Average Yield on such existing Series of Term Loan A Term~~

~~Loans to equal the Weighted Average Yield then applicable to the New Term Loans that are Term Loan A Term Loans minus 0.50% and (y) in the event the Weighted Average Yield applicable to any such New Term Loans that are Term Loan B Term Loans is greater than the applicable Weighted Average Yield with respect to any existing Series of Term Loan B Term Loans plus 0.50% per annum, the interest rate with respect to any existing Series of Term Loan B Term Loans shall be automatically increased so as to cause the then applicable Weighted Average Yield on such existing Series of Term Loan B Term Loans to equal the Weighted Average Yield then applicable to the New Term Loans that are Term Loan B Term Loans minus 0.50%, (iv) to the extent any Eurodollar floor or Base Rate floor is imposed on any Series of the New Term Loans that is a Term Loan A Term Loan, the highest of such Eurodollar floors or Base Rate floors shall be applied to any existing Series of Term Loans that is a Term Loan A Term Loan and (v) to the extent any Eurodollar floor or Base Rate floor is imposed on any Series of the New Term Loans that is a Term Loan B Term Loan, the highest of such Eurodollar floors or Base Rate floors shall be applied to any existing Series of Term Loans that is a Term Loan B Term Loan; and (5~~) Borrower shall deliver, or cause to be delivered, any legal opinions or other documents reasonably requested by Administrative Agent in connection with such transaction.  Each Joinder Agreement with a New Revolving Loan Lender not previously a Lender with a Revolving Commitment hereunder, shall be subject to the consent (not to be unreasonably withheld or delayed) of the Issuing ~~Bank~~Banks and Swing Line Lender. ~~To the extent any New Term Loan Commitments are structured as additional tranche and not as an increase to the existing Term Loans, such New Term Loans made on an Increased Amount Date shall be designated as a separate Series of New Term Loans for all purposes of this Agreement.~~

(b)                                 On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Revolving Exposure shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each ~~of the~~such Lender with Revolving ~~Loan Lenders~~Exposure, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing ~~Revolving Loan~~ Lenders with Revolving Exposure and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

~~(c)                                  On any Increased Amount Date,~~

~~(i)                                     on which any New Term Loan Commitments designated as a separate Series are effective, subject to the satisfaction of the foregoing terms and conditions,  (x) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (y) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto; and~~

~~(ii)                                  on which any New Term Loan Commitments structured as an increase to any existing Series of Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, such New Term Loan Commitments shall be added to (and constitute a part of and be the same Type of Loan as and have, if applicable, the same Interest Period as) each borrowing of outstanding Term Loans of such Series on a pro rata basis (based on the relative sizes of such~~

~~borrowings), so that each Lender providing such New Term Loan Commitments will participate proportionately in each then outstanding borrowing of Term Loans of such Series.~~

(~~d~~c)                           Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (x) the New Revolving Loan Commitments and the New Revolving Loan Lenders ~~or the New Term Loan Commitments and the New Term Loan Lenders, as applicable~~, and (y) in the case of each notice to any Lender with Revolving Exposure, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(~~e~~d)                           Any New Revolving Loan Commitments shall be on terms and pursuant to documentation applicable to the Revolving Commitments (including the Revolving Commitment Termination Date) ~~and any New Term Loan Commitments and New Term Loans shall be on terms and pursuant to the applicable Joinder Agreement; provided that, to the extent such terms are not consistent with the Term Loan Commitments and Term Loans of any existing Series (except as provided in clause (4) of Section 2.23(a)), such terms shall be reasonably satisfactory to Administrative Agent and Borrower.~~.

(~~f~~e)                             Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.23.

Section 2.24.                         Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern.  In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

Section 2.25.                         Extensions of Revolving Commitment Termination Date.  Notwithstanding anything to the contrary contained herein, after the first anniversary of the ~~Closing~~Amendment Effective Date and at least ~~45 days~~10 Business Days prior to the scheduled Revolving Commitment Termination Date ~~then in effect, the~~, Borrower may ~~(but in no event more than once per year or twice during the term of this Agreement)~~, by written notice to ~~the~~ Administrative Agent, request that the scheduled Revolving Commitment Termination Date ~~then in effect~~ be extended for a ~~twelve-month~~six-month period, effective as of ~~a date selected by the Borrower (the “Extension Effective Date”); the Extension Effective Date shall be at least 45 days, but not more than 60 days, after the date such extension request is received by the Administrative Agent (the “Extension Request Date”)~~January 31, 2021.  Upon receipt of the extension request, ~~the~~ Administrative Agent shall promptly notify each Lender thereof.  If ~~a Lender agrees, in its individual and sole discretion, to so extend its Revolving Commitment, as applicable (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 15 days after the Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender’s agreement to extend its Revolving Commitment (and such agreement shall be irrevocable until the Extension Effective Date).  The Revolving Commitment of any~~

~~Lender that fails to accept or respond to the Borrower’s request for extension of the Revolving Commitment Termination Date (a “Declining Lender”) shall be terminated on the Revolving Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Revolving Commitment Termination Date the Borrower shall pay in full the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement.  The Administrative Agent shall promptly notify each Extending Lender of the aggregate Revolving Commitments of the Declining Lenders.  Each Extending Lender may offer to increase its respective Revolving Commitment by an amount not to exceed the aggregate amount of the Declining Lenders’ Revolving Commitments, and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Revolving Commitment no later than 30 days after the Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and such offer shall be irrevocable until the Extension Effective Date.  To the extent the aggregate amount of additional Revolving Commitments that the Extending Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Lenders’ Revolving Commitments, such additional Revolving Commitments shall be reduced on a pro rata basis.  To the extent the aggregate amount of Revolving Commitments that the Extending Lenders have so offered to extend is less than the aggregate amount of Revolving Commitments that the Borrower has so requested to be extended, the Borrower shall have the right but not the obligation to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the Extending Lenders) which at the time agree to, in the case of any such Person that is an Extending Lender, increase its Revolving Commitment and in the case of any other such Person (a “New Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 11.06, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such Extension Effective Date as may be specified by the Borrower and agreed to by the respective New Lenders and Extending Lenders, as the case may be, and the Administrative Agent.  If, but only if, Extending Lenders and New Lenders, as the case may be, have agreed to provide Revolving Commitments in an aggregate amount greater than 50% of the aggregate amount of the Revolving Commitments outstanding immediately prior to such Extension Effective Date and~~, but only if, (i) the conditions precedent in clauses (iii) and (iv) of Section 3.02 are met and (ii) the extension fee in Section 2.11(e) is paid, the Revolving Commitment Termination Date in effect ~~with respect to such Extending Lenders and New Lenders~~ shall be extended by ~~twelve months~~six months without the consent of any other Person (including any Lender).

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.01.                         [Reserved].

~~Section 3.01.                         Closing Date.  The obligation of each Lender or Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions on or before the Closing Date:~~

~~(a)                                 Credit Documents.  Administrative Agent and Arrangers shall have received executed counterparts of each Credit Document from each applicable Credit Party.~~

~~(b)                                 Organizational Documents; Incumbency.  Administrative Agent and Arrangers shall have received, in respect of each Credit Party, (i) each Organizational Document of such Credit Party, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto.~~

~~(c)                                  Repayment of Indebtedness.  Administrative Agent shall have received or shall concurrently receive satisfactory evidence that the Borrower and its Subsidiaries shall not have any Indebtedness or Disqualified Equity Interests outstanding other than pursuant to the Credit Documents or Indebtedness permitted pursuant to Section 6.01 hereof.~~

~~(d)                                 Governmental Approvals and Consents.  Each Credit Party shall have obtained all Governmental Approvals and all consents of other Persons, in each case that are necessary to consummate the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect.~~

~~(e)                                  Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:~~

~~(i)                  evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);~~

~~(ii)               a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby; and~~

~~(iii)            evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.~~

~~(f)                                   Spansion Merger.  The Spansion Merger shall be consummated substantially concurrently with the effectiveness of this Agreement in compliance with law and in accordance with the Spansion Merger Agreement, in each case, in all material respects.~~

~~(g)                                  Financial Statements; Projections.  Administrative Agent and the Arrangers shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Borrower and its Subsidiaries as at the Closing Date, and reflecting the consummation of the financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date (including, without limitation, the Merger and the Refinancing), which pro forma financial~~

~~statements shall be in form and substance reasonably satisfactory to Administrative Agent and Arranger, and (iii) the Projections.~~

~~(h)                                 Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.~~

~~(i)                                     Opinions of Counsel to Credit Parties.  Agents and Lenders and their respective counsel shall have received executed copies of the favorable written opinions of Wilson Sonsini Goodrich & Rosati, P.C., counsel for Credit Parties, as to such matters as Administrative Agent or Arrangers may reasonably request, dated the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).~~

~~(j)                                    Fees.  Borrower shall have paid to each Agent and the Collateral Agent for their own account and for the account of the Lenders, as applicable, the fees payable on or before the Closing Date referred to in Section 2.11(d) and (e) and all expenses payable pursuant to Section 11.02 which have accrued to the Closing Date to the extent invoices therefor have been provided at least one Business Day prior to the Closing Date.~~

~~(k)                                 Solvency Certificate.  On the Closing Date, Administrative Agent and Arrangers shall have received a Solvency Certificate in form, scope and substance reasonably satisfactory to Administrative Agent and Arrangers, and demonstrating that the Borrower and its Restricted Subsidiaries, on a consolidated basis, are and will be Solvent.~~

~~(l)                                     Closing Date Certificate.  Borrower shall have delivered to Administrative Agent and Arrangers an executed Closing Date Certificate, together with all attachments thereto.~~

~~(m)                             No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or, to the knowledge of Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.~~

~~(n)                                 Know Your Customer.  At least five days prior to the Closing Date, the Lenders shall have received all documentation and other information reasonably requested by any Lender at least 10 days prior to the Closing Date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56) (the “PATRIOT Act”).~~

Section 3.02.                         Conditions to Each Credit Extension.  The obligation of each Lender to make any Loan, or each Issuing Bank to issue any Letter of Credit, on any Credit Date, including the ~~Closing~~Amendment Effective Date, or the obligation of each Issuing Bank to extend the maturity or increase the face amount of any Letter of Credit having a stated amount greater than $2,000,000 on the date of any such extension or increase, are subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions precedent:

(i)                                     Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice and Application, as the case may be;

(ii)                                  after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii)                               as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iv)                              as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v)                                 on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice and Application.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and the Issuing ~~Bank~~Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants that:

Section 4.01.                         Organization; Requisite Power and Authority; Qualification.  Each of Borrower and its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified ~~in~~on Schedule 4.01 to the Disclosure Letter (as such Schedule may be updated from time to time by notice to ~~the~~ Administrative Agent subject to compliance with Section 5.09), (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.02.                         Equity Interests and Ownership.  The Equity Interests of each of Borrower and its Restricted Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.02 to the Disclosure Letter, as of the ~~Closing~~Amendment Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Restricted Subsidiary of Borrower is a party requiring, and there is no membership interest or other Equity Interests of any Restricted Subsidiary of Borrower outstanding which upon conversion or exchange would require, the issuance by such Restricted Subsidiary of any additional membership interests or other Equity Interests of such Restricted Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Restricted Subsidiary.  Schedule 4.02 to the Disclosure Letter correctly sets forth the ownership interest of each of Borrower’s Subsidiaries in its respective Subsidiaries as of the

~~Closing~~Amendment Effective Date and identifies each Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary as of the ~~Closing~~Amendment Effective Date.

Section 4.03.                         Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04.                         No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not (i) violate (1) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Restricted Subsidiaries, (2) any of the Organizational Documents of Borrower or any of its Restricted Subsidiaries, or (3) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Restricted Subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Restricted Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Restricted Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (iv) require any approval not obtained on or before the Closing Date of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Restricted Subsidiaries, except, in the case of each of clauses (i) through (iv) above (other than clause (i)(2)), to the extent that such violation, conflict, Lien or failure to obtain approval or consent could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.05.                         Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date or the Amendment Effective Date, as applicable, and (ii) those registrations, consents, approvals, notices or actions the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06.                         Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07.                         Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present ~~(prior to or on the Closing Date with respect to the Historical Financial Statements of Spansion, to the knowledge of the Borrower)~~, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.  As of the ~~Closing~~Amendment Effective Date, neither Borrower nor any of its Restricted Subsidiaries has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that ~~(with respect to the Historical Financial Statements of Spansion, to the knowledge of the Borrower)~~ is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and any of its Restricted Subsidiaries taken as a whole.

Section 4.08.                         Projections.  On and as of the ~~Closing~~Amendment Effective Date, the projections of Borrower and its Restricted Subsidiaries for the period of Fiscal Year ~~2014~~2019 through and including Fiscal Year ~~2017~~2022 (the “Projections”) are based on good faith estimates and assumptions believed by it to be reasonable at the time so furnished; provided~~,~~ the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.09.                         No Material Adverse Effect.  Since December ~~28~~30, ~~2014~~2018, no event, circumstance or change has occurred that has caused or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10.                         Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Restricted Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11.                         Payments of Taxes.  All federal and state income and other material tax returns of Borrower and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all other taxes of Borrower and its Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which were due and payable have been paid when due and payable except, in each case, taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves or other appropriate provisions have been set aside in accordance with GAAP.  There is no outstanding, pending, threatened in writing or, to the knowledge of Borrower or any of its Restricted Subsidiaries, proposed, tax audit, examination, investigation, assessment or other proceeding against Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect which is not being contested by Borrower or such Restricted Subsidiary in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves or other appropriate provisions have been set aside in accordance with GAAP.  There are no Liens for taxes of Borrower or any of its Restricted Subsidiaries other than Liens described in Section 6.02(b).

Section 4.12.                         Properties.

(a)                                 Title.  Each of Borrower and its Restricted Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or tangible personal property), (iii) to the knowledge of Borrower, valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other tangible personal property), all of their respective properties and assets, in each case except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and where the failure to have such title, interest, or right could not reasonably be expected to have a Material Adverse Effect.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (i) Permitted Liens, (ii) Liens arising by operation of law and (iii) minor defects in title that do not materially interfere with the ability of Borrower and its Restricted Subsidiaries to conduct their businesses.

(b)                                 Real Estate.  As of the ~~Closing~~Amendment Effective Date, Schedule 4.12 to the Disclosure Letter contains a true, accurate and complete list of all Material Real Estate Assets.

Section 4.13.                         Environmental Matters.  Except with respect to any matter that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law (including any applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any Restricted Subsidiary), (ii) has, to the knowledge of Borrower, become subject to any Environmental Claim, (iii) has received written notice of any Environmental Claim or (iv) has knowledge of any fact that could reasonably be expected to subject Borrower or any Restricted Subsidiary to any Environmental Claim.

Section 4.14.                         No Defaults.  Neither Borrower nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except in each case or in the aggregate, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 4.15.                         Governmental Regulation.

(a)                                 All Governmental Approvals, other than the filings and recordations contemplated by the Collateral Documents, required to be obtained by Borrower or any of its Restricted Subsidiaries for the Permitted Business have been duly obtained, are validly issued, are in full force and effect, and are held in the name or extend to the benefit of Borrower or one of its Restricted Subsidiaries, except in each case where the failure to have so obtained, issued, to be in force and effect, or to be held in the name of, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 To the knowledge of Borrower, all Governmental Approvals that have been obtained by any Person other than Borrower or any of its Restricted Subsidiaries for the Permitted Business have been duly obtained, are validly issued, and are in full force and effect, except where the failure to have so obtained, issued or to be in force and effect, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  The Permitted Business in all material respects conforms to and complies with all applicable covenants, conditions, restrictions and reservations in all Governmental Approvals required for the Permitted Business and all regulations applicable thereto, except where the failure to conform or comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Neither Borrower nor any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Borrower nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.16.                         Employee Matters.  Neither Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against Borrower or any of its Restricted Subsidiaries, or to the knowledge of Borrower, threatened in writing against it before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Restricted Subsidiaries or to the knowledge of Borrower, threatened in writing against it, (ii) no strike or work stoppage in existence or threatened involving Borrower or any of its Restricted Subsidiaries, and (iii) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Restricted Subsidiaries and, to the knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 4.17.                         Employee Benefit Plans.  Borrower, each of its Restricted Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have administered and operated each Employee Benefit Plan materially in accordance with its terms.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or reasonably is expected to be incurred by Borrower, any of its Restricted Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Restricted Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not reasonably likely to have a Material Adverse Effect.  Borrower, each of its Restricted Subsidiaries and each of their ERISA Affiliates have complied (if and to the extent applicable) with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.18.                         [Reserved].

Section 4.19.                         Solvency.  Immediately after the transactions to occur on the ~~Closing~~Amendment Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, ~~the~~ Borrower and its Restricted Subsidiaries, taken as a whole, will be Solvent.

Section 4.20.                         Compliance with Statutes, Etc.  Each of Borrower and its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.21.                         Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby, when furnished and taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made; provided that ~~(x)~~ any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results ~~and (y) on or prior to the Spansion Merger Closing Date, the representations and warranties in this Section 4.21 with respect to Spansion, its Subsidiaries and their business shall only be made to the knowledge of the Borrower~~.

Section 4.22.                         PATRIOT Act; FCPA; OFAC.

(a)                                 To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)                                 No part of the proceeds of any Loans hereunder will be used, directly or indirectly, by Borrower or any of its Subsidiaries (i) to fund any operations, or finance any activities, by Borrower or any of its Subsidiaries in a Sanctioned Country, (ii) to finance any investment, or make any payments, by Borrower or any of its Subsidiaries to a Restricted Party or a Sanctioned Country or (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Anti-Corruption Laws.

(c)                                  Neither Borrower nor any of its Subsidiaries nor, to the knowledge of Borrower, any officer or director or any employee, agent, or other person acting on behalf of Borrower or any of its Subsidiaries, has during the past five years (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. Borrower and its Subsidiaries (i) have conducted during the past five years and will continue to conduct their businesses operations in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act 2010, and all other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”); (ii) have instituted and maintained during the past five years and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.

(d)                                 Borrower and its Subsidiaries (i) have conducted during the past five years and will continue to conduct their business operations in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, the PATRIOT Act, and the applicable anti-money laundering statutes, rules and regulations of jurisdictions where Borrower or its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”); (ii) have instituted and maintained during the past five years and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Money Laundering Laws; and (iii) will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund or facilitate any activities or business of any kind that would constitute or result in a violation of the Anti-Money Laundering Laws.

Section 4.23.                         Sanctioned Persons.

(a)                                 Neither Borrower nor any of its Restricted Subsidiaries, nor, to the knowledge of Borrower, any directors, officers or employees of Borrower or any of its Restricted Subsidiaries is any of the following (each a “Blocked Person”): (i) is a Restricted Party or is engaging in or has engaged in any transaction or conduct that would result in it becoming a Restricted Party; (ii) is or has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions; (iii) is engaging or has engaged in the past five years in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or (iv) except pursuant to the valid license disclosed on Schedule 4.23 to the Disclosure Letter (such license, the “Permitted License”), has engaged in the past five years or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.

(b)                                 Neither Borrower nor any of its Restricted Subsidiaries nor any of their respective Affiliates: (i) is, or is owned or controlled by (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (B) an entity located in a Sanctioned Country, or (C) an individual who is a citizen or resident of, or located in, a Sanctioned Country, in each case, to the extent that the agency, instrumentality, entity, or individual is subject to a sanctions program administered by OFAC; (ii) is located, incorporated, organized, or resident in a Sanctioned Country; or (iii) has any business affiliation or commercial dealings with or investments in any Sanctioned Country that breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it.

Section 4.24.                         Federal Reserve Regulations.

(a)                                 None of Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation T, U or X.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and cancellation ~~or~~, expiration, backstopping or cash collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing ~~Bank~~Banks in an amount equal to 103% of Letter of Credit Usage as of such date, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 5.

Section 5.01.                         Financial Statements and Other Reports.  Borrower will deliver to Administrative Agent for delivery to the Lenders:

(a)                                 Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b)                                 Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c)                                  Annual Plan.  As soon as available, and in any event within 75 days after the beginning of each Fiscal Year, commencing with Fiscal Year 2016, an annual plan for Borrower and its Subsidiaries to include balance sheets, statements of income and cash flows for each Fiscal Quarter of such Fiscal Year prepared in detail and, in summary form and accompanied by a certificate of a Financial Officer of Borrower stating that such plan is based on reasonable estimates, information and assumptions at the time prepared;

(d)                                 Compliance Certificate.  Within 5 Business Days after each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.01(a) and 5.01(b), a duly executed and completed Compliance Certificate;

(e)                                  Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements of ~~Cypress~~Borrower, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f)                                   Notice of Default.  Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Restricted Subsidiaries or taken any other action with respect to any event or condition set forth in Section 9.01(e); or (iii) of the occurrence of any event or change that has caused or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g)                                  Notice of Litigation.  Promptly upon any officer of Borrower obtaining knowledge of any Adverse Proceeding or Environmental Claim not previously disclosed in writing by Borrower to Lenders that could be reasonably expected to have a Material Adverse Effect, written notice thereof together with such other information (excluding information subject to attorney-client privilege) as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(h)                                 ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that has or is reasonably expected to result in liability to Borrower in excess of $50,000,000, a written notice specifying the nature thereof, what action Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning any such ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)                                     Insurance Report.  Upon the annual renewal of the applicable insurance policy, a certificate from Borrower’s insurance broker(s) in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage under such policy maintained as of the date of such certificate by Borrower and its Restricted Subsidiaries;

(j)                                    Information Regarding Collateral.  Borrower will furnish to Collateral Agent information regarding Collateral required pursuant to the Collateral Documents;

(k)                                 Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b) (beginning with the financial statements for Fiscal Year 2020), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in the information contained ~~in~~on Schedules 3.2(a), 3.2(b), 3.2(d), 3.3, 3.6 or 3.7 of the Pledge and Security Disclosure Letter since the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Pledge and Security Agreement and (ii) certifying that, to its knowledge, all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (i) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period). ~~The~~ Notwithstanding the foregoing, the time period for delivery of the officer’s certificate and other deliverables required pursuant to this Section 5.01(k) ~~of the Existing Credit Agreement for the fiscal year of Borrower ended December 31, 2017 is extended to April 30, 2018 (or such later date~~may be extended at Borrower’s request, in Administrative Agent’s sole discretion, for 75 days (or such longer time as may be agreed by ~~the~~ Administrative Agent in its sole discretion) ~~[Amendment No. 7]~~;

(l)                                     Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Restricted Subsidiary of Borrower to its security holders other than Borrower or another Restricted Subsidiary of Borrower and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority and (ii) such other information and data with respect to Borrower or any of its Restricted Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; ~~and~~

(m)                             Certification of Public Information.  Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Restricted Subsidiaries and their securities~~.~~; and

(n)                                 Beneficial Ownership Certification.  To the extent no applicable exclusion applies so that Borrower is not required to complete such portions of the Beneficial Ownership Certification, prompt written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such Beneficial Ownership Certification.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b), and Section 5.01(l)(i) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been (i) posted on Borrower’s website or if Borrower shall have posted a link to such information on Borrower’s website or (ii) posted by Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.

Section 5.02.                         Existence.  Except as otherwise permitted under Section 6.07, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided~~,~~ that no Credit Party (other than Borrower with respect to existence) or any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03.                         Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, (1) timely file all required federal and state income and other material tax returns, (2) pay all taxes shown to be due and payable on such tax returns and all other material taxes imposed upon it or upon its respective properties, assets, income, businesses and franchises before any penalty or fine accrues thereon, and (3) pay all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided~~,~~ that no such tax or claim need be paid if (i) in the case of a claim, it is not more than 30 days overdue or (ii) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, as long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim.

Section 5.04.                         Maintenance of Properties.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to maintain such properties could not reasonably be expected to have a Material Adverse Effect.

Section 5.05.                         Insurance.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations or other requirements of any Governmental Authority.  Except as otherwise agreed by Collateral Agent, each such policy of insurance shall (a) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any material modification or cancellation of such policy.

Section 5.06.                         Books and Records; Inspections.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities sufficient to prepare financial statements in accordance with GAAP.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives of the Lenders designated by Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised by Administrative Agent once per calendar year.

Section 5.07.                         Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Restricted Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08.                         Environmental.

(a)                                 Environmental Disclosure.  Borrower will reasonably and promptly deliver to Administrative Agent and the Lenders reasonably detailed written notice of the occurrence of any event, or the identification of any condition, that could reasonably be expected to result in an Environmental Claim that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and shall provide with reasonable promptness, documents and information from time to time that may be reasonably requested by Administrative Agent in relation to any such events or conditions.

(b)                                 Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09.                         Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of Borrower (other than (x) an Immaterial Subsidiary but including a Domestic Subsidiary of Borrower that ceases to be an Immaterial Subsidiary, (y) any Foreign Subsidiary or (z) an Unrestricted Subsidiary), Borrower shall promptly (i) cause such Domestic Subsidiary that is a Restricted Subsidiary, if wholly-owned, to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement and a Grantor under the Pledge and Security Agreement by executing and delivering to Collateral Agent the joinder agreement required thereunder, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent or required by the Collateral Documents.  In the event that any Person becomes a Foreign Subsidiary of Borrower (other than (x) an Immaterial Subsidiary but including a Foreign Subsidiary of Borrower that ceases to be an Immaterial Subsidiary or (y) an Unrestricted Subsidiary), and the ownership interests of such Foreign Subsidiary are directly owned by any Credit Party, such Credit Party shall take all of the actions referred to in the Pledge and Security Agreement necessary to grant a perfected security interest in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in the Equity Interests of such Foreign Subsidiary (provided, that in no event shall voting Equity Interests of any such Foreign Subsidiary having more than 66% of the total combined voting power of all classes of voting Equity Interests be required to be so pledged).  With respect to each such Restricted Subsidiary (other than an Immaterial Subsidiary but including a Subsidiary of Borrower that ceases to be an Immaterial Subsidiary), Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Restricted Subsidiary (or ceased to be an Immaterial Subsidiary) of Borrower, and (ii) all of the data required to be set forth ~~in~~on Schedules 4.01 and 4.02 to the Disclosure Letter with respect to all Restricted Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.01 and 4.02 to the Disclosure Letter for all purposes hereof.

Section 5.10.                         Additional Material Real Estate Assets.  In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset due to a material renovation of or addition to such Real Estate

Assets and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates~~,~~ that are described in Section 1.A. of Schedule 5.12 with  respect to ~~each such~~additional Material Real Estate ~~Asset identified in~~Assets required to be mortgaged pursuant to this Section 5.10 within the time periods set forth in Section 2 of Schedule 5.12 ~~of this Agreement~~.

Section 5.11.                         Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) are secured by (x) substantially all of the assets of Borrower and its Restricted Subsidiaries and (y) all of the outstanding Equity Interests of Borrower’s Subsidiaries (subject to limitations contained in the Credit Documents and the Collateral Documents, including with respect to Foreign Subsidiaries, Immaterial Subsidiaries and Unrestricted Subsidiaries).  If at any time Collateral Agent receives a notice from a Lender or otherwise becomes aware that any mortgaged Material Real Estate Asset has become a Flood Hazard Property, Collateral Agent shall deliver such notice to Borrower and Borrower shall take all actions required as a result of such change as described  ~~on~~ in Schedule 5.12.

~~Section 5.12.                         Post-Closing Actions.  Each Credit Party will take each of the actions set forth on Schedule 5.12 within the time periods set forth thereon (as they may be extended by Collateral Agent in its sole discretion).  All provisions of this Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents); provided that (i) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.12 and (ii) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 5.12 have been taken (or were required to be taken).  The acceptance of the benefits of the Loans shall constitute a covenant and agreement by Borrower to each of the Lenders that the actions required pursuant to this Section 5.12 will be, or have been, taken within the relevant time periods referred to in this Section 5.12 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 5.12.~~

Section 5.12.                         [Reserved].

Section 5.13.                         Designation Of Restricted And Unrestricted Subsidiaries.

(a)                                 The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i)                                     such Subsidiary does not own any Equity Interest of Borrower or any Restricted Subsidiary;

(ii)                                  Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate Fair Market Value of all Investments of Borrower or its Restricted Subsidiaries in such Subsidiary;

(iii)                               any guarantee or other credit support thereof by Borrower or any Restricted Subsidiary is permitted under Section 6.01 or Section 6.06;

(iv)                              neither Borrower nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.06;

(v)                                 immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation;

(vi)                              immediately after giving effect to such designation, Borrower shall be in compliance, on a pro forma basis, with the  ~~covenants~~covenant set forth in Article 7 for the Test Period then last ended (and, as a condition precedent to the effectiveness of any such designation, Borrower shall deliver to Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance); and

(vii)                           no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of Borrower or a Restricted Subsidiary.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b) below.

(b)                                 (i) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections (a)(i), (a)(iii), (a)(iv) or (a)(vii) of this Section 5.13 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d) below.  (ii) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default.

(c)                                  Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i)                                     all existing Investments of Borrower and the Restricted Subsidiaries therein (valued at Borrower’s proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time;

(ii)                                  all existing Equity Interest or Indebtedness of Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;

(iii)                               all existing transactions between it and Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv)                              it is released at that time from the Guaranty and the Pledge and Security Agreement and all related security interests on its property shall be released;

(v)                                 it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d)                                 Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.13(b),

(i)                                     all of its Indebtedness and Disqualified Equity Interests will be deemed incurred at that time for purposes of Section 6.01, but will not be considered the sale or issuance of Equity Interests for purposes of Section 6.08;

(ii)                                  Investments therein previously charged under Section 6.06 will be credited thereunder;

(iii)                               it may be required to become a Guarantor pursuant to Section 5.09; and

(iv)                              it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary (and shall not subsequently be designated as an Unrestricted Subsidiary).

(e)                                  Any designation by the Board of Directors of a Subsidiary as an Unrestricted Subsidiary after the Closing Date will be evidenced to Administrative Agent by promptly filing with Administrative Agent a copy of the resolutions of the Board of Directors giving effect to the designation and a certificate of an officer of Borrower certifying that the designation complied with the foregoing provisions.

~~Section 5.14.                         Maintenance of Ratings.  The Borrower shall use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings and a public rating from each of S&P and Moody’s.~~

ARTICLE 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and cancellation ~~or~~, expiration, backstopping or cash collateralization of all Letters of Credit in an amount equal to 103% of Letter of Credit Usage as of such date on terms reasonably satisfactory to the Issuing ~~Bank~~Banks, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 6.

Section 6.01.                         Indebtedness.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                                 the Obligations;

(b)                                 Indebtedness of any Restricted Subsidiary to Borrower or to any other Restricted Subsidiary, or of Borrower to any Restricted Subsidiary; provided that (i) all such Indebtedness owing to any Credit Party shall be evidenced by the Intercompany Note, (ii) all such Indebtedness owing by a Credit Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (iii) any such Indebtedness of any Restricted Subsidiary that is not a Guarantor owing to any Credit

Party (other than any such Indebtedness arising in connection with the Spansion IP Transfer) shall be subject to the limitations set forth in Section 6.06(d);

(c)                                  Other Debt Securities that (i) mature after, and do not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Latest Maturity Date at the time incurred (it being understood that such Other Debt Securities may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (ii) hereof), (ii) have terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to Borrower (as determined in good faith by Borrower) than the terms and conditions customary at the time for Indebtedness of a similar nature and (iii) are not guaranteed by any Subsidiary that is not a Guarantor; provided that (1) both immediately prior and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall exist or result there from and (y) ~~Borrower will be in compliance with~~ the Total Leverage Ratio shall not exceed 2.00 to 1.00 on a pro forma basis as of the Test Period then last ended and (2) Borrower delivers a certificate of an Authorized Officer to Administrative Agent demonstrating compliance with the terms of this Section 6.01(c);

(d)                                 Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto incurred in the ordinary course of business;

(e)                                  Indebtedness in connection with cash management agreements, netting services, overdraft protections and otherwise in connection with deposit accounts;

(f)                                   guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Restricted Subsidiaries;

(g)                                  guaranties by Borrower of Indebtedness of a Restricted Subsidiary or guaranties by a Restricted Subsidiary of Indebtedness of Borrower or another Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided~~,~~ that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of guaranties by a Credit Party of the obligations of a Restricted Subsidiary that is not a Guarantor, such guaranties shall be permitted by Section 6.06;

(h)                                 Indebtedness described ~~in~~on Schedule 6.01 to the Disclosure Letter and any Permitted Refinancing thereof;

(i)                                     Indebtedness of Borrower or its Restricted Subsidiaries with respect to Capital Leases, sale-lease back transactions and purchase money Indebtedness in an aggregate principal amount not to exceed at any time $100,000,000; provided that any such Indebtedness shall be secured only by the assets (including all accessions, attachments, improvements and the proceeds thereof) acquired in connection with the incurrence of such Indebtedness;

(j)                                    (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Restricted Subsidiaries, in each case after the ~~Closing~~Amendment Effective Date as the result of a Permitted Acquisition, in an aggregate principal amount not to exceed $400,000,000 at any one time outstanding; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y)

such Indebtedness is not guaranteed in any respect by Borrower or any Restricted Subsidiary (other than by any such person that so becomes a Subsidiary or any guaranty that is otherwise permitted pursuant to this Section 6.01), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided~~,~~ that the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(k)                                 Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in connection with permitted Investments or permitted asset sales;

(l)                                     Indebtedness in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(m)                             Indebtedness incurred by any Japanese Receivables Subsidiary in an aggregate principal amount at any time outstanding not to exceed $100,000,000 for all such Japanese Receivables Subsidiaries;

(n)                                 any Permitted Refinancing of any Other Debt Securities; and

(o)                                 Indebtedness in respect of (i) one or more series of notes issued by ~~the~~ Borrower that are either (x) senior or subordinated and unsecured or (y) secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Obligations and/or (ii) loans made to ~~the~~ Borrower that are either (x) senior or subordinated and unsecured or (y) secured by Liens on Collateral ranking junior to the Liens securing the Obligations to the extent that ~~the~~ Borrower shall have been permitted to incur such Indebtedness pursuant to and such Indebtedness shall be deemed to be incurred in reliance on Section 2.23 (any such Indebtedness, “Incremental Equivalent Debt”); provided~~,~~ that (A) the aggregate initial principal amount of all Incremental Equivalent Debt, at the time incurred, shall not exceed the amount that would be permitted to be incurred under Section 2.23 ~~if such Incremental Equivalent Debt were New Term Loan Commitments; provided that (x) in the case of unsecured Incremental Equivalent Debt, in lieu of complying with the maximum Secured Leverage Ratio test set forth in clause (a)(iii) thereof, the Borrower shall be required to comply with a pro forma Total Leverage Ratio not to exceed 4.00 to 1:00 as of the end of the most recent Test Period and (y)~~; provided that, in the case of Incremental Equivalent Debt that is secured, such Incremental Equivalent Debt shall be subject to an intercreditor agreement reasonably satisfactory to ~~the~~ Administrative Agent, (B) the incurrence of such Indebtedness shall be subject to clauses (1)~~,~~ and (2) ~~and (4)~~ of the third sentence of Section 2.23(a~~) as if such Incremental Equivalent Debt constituted New Term Loan Commitments; provided that clause (4)(iii)(x) shall only be applicable to Incremental Equivalent Debt in the form of a term loan that is secured on a pari passu basis with the Liens securing the Obligations and clause (4)(iii)(y) shall only be applicable to Incremental Equivalent Debt in the form of a term loan and a series of notes that is secured on a pari passu basis with the Liens securing the Obligations (provided, that for any comparison of any Series of Term Loan B Term Loans to any Incremental Equivalent Debt that is incurred in the form of fixed rate debt, the Weighted Average Yield payable with respect to relevant Series of Term Loan B Term Loans then outstanding shall be calculated using (i) the higher of the Adjusted Eurodollar Rate at such time and the Eurodollar Swap Equivalent Rate with respect to such Term B Term Loans and (ii) the margin and any OID or upfront fees consistent with the treatment thereof under the definition of “Weighted Average Yield”~~), (C) no Restricted Subsidiary may be a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Guarantor hereunder and (D) the terms and conditions including such financial maintenance covenants (if any) applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable (as determined in good faith by the board of directors of ~~the~~

Borrower), to the holders of such Indebtedness than those applicable under this Agreement (except for covenants or other provisions (i) applicable only to periods after the Latest Maturity Date or (ii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time such Incremental Equivalent Debt is incurred), and any Permitted Refinancing Indebtedness in respect thereof.

Section 6.02.                         Liens.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(a)                                 Liens under the Collateral Documents in favor of Collateral Agent for the benefit of Secured Parties;

(b)                                 statutory Liens for taxes (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves or other appropriate provisions have been made in accordance with GAAP;

(c)                                  statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case (i) incurred in the ordinary course of business, (ii) for amounts not yet overdue or (iii) for amounts that are overdue and that, in the case of any such amounts overdue for a period in excess of 30 days, are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)                                 Liens incurred in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other types of social security, retirement benefits, pensions or similar legislation or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e)                                  easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;

(f)                                   any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and other statutory or common law landlords’ liens under leases;

(g)                                  Liens solely on any Cash or Cash Equivalent earnest money deposits made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)                                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, consignment of goods and similar arrangements entered into in the ordinary course of business;

(i)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                                    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(k)                                 leases, subleases, licenses or sublicenses granted by Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not materially interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(l)                                     Liens described ~~in~~on Schedule 6.02 to the Disclosure Letter and modifications, replacements, renewals or extensions thereof, provided, that no such Lien is spread to cover any additional property (other than accessions, attachments, improvements and the proceeds thereof) after the ~~Closing~~Amendment Effective Date and the amount of the aggregate obligations, if any, secured by any such Lien are not increased;

(m)                             Liens securing Indebtedness permitted pursuant to Section 6.01(i); provided~~,~~ any such Lien shall encumber only the assets (including all accessions, attachments, improvements and the proceeds thereof) acquired or financed with the proceeds of such Indebtedness;

(n)                                 Liens securing Indebtedness permitted by Section 6.01(j) in an aggregate principal amount not to exceed $300,000,000 at any one time outstanding; provided any such Lien shall encumber only those assets (including all accessions, attachments, improvements and the proceeds thereof) which secured such Indebtedness at the time such assets were acquired by Borrower or its Restricted Subsidiaries;

(o)                                 attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9.01;

(p)                                 customary encumbrances or restrictions (including put and call agreements) with respect to the Equity Interests of any Joint Venture in favor of the other parties to such Joint Venture;

(q)                                 Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution or other financial institution arising as a matter of law encumbering deposits or investment property (including the right of set-off) and which are within the general parameters customary in the banking, brokerage and financial industry;

(r)                                    Liens on insurance proceeds securing the financed insurance premiums;

(s)                                   Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of Borrower or any Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(t)                                    Liens in the nature of the right of ~~setoff~~set-off in favor of counterparties to contractual agreements with the Credit Parties in the ordinary course of business;

(u)                                 Liens approved by ~~the~~ Collateral Agent appearing on Schedule B to any Title Policy;

(v)                                 other Liens on assets securing Indebtedness and other obligations in an aggregate amount (or, in the case of Indebtedness, aggregate principal amount) not to exceed $200,000,000 at any time outstanding;

(w)                               Liens on accounts receivable and Related Assets of any Japanese Receivables Subsidiary securing Indebtedness permitted by Section 6.01(m);

(x)                                 customary Liens granted in favor of a trustee pursuant to an indenture relating to Indebtedness not prohibited under this Agreement to the extent such Liens (i) only secure customary compensation, indemnification and reimbursement obligations owing to such trustee under such indenture and (ii) are limited to the cash held by such trustee (excluding cash held in trust for the payment of such Indebtedness); and

(y)                                 Liens on Collateral securing Indebtedness permitted pursuant to Section 6.01(o).

Section 6.03.                         No Further Negative Pledges.  No Credit Party nor any of its Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except with respect to (a) restrictions identified on Schedule 6.03 to the Disclosure Letter, (b) this Agreement and the other Credit Documents, (c) any agreements governing any purchase money Liens or Capital Lease obligations otherwise permitted hereby, if the prohibition or limitation therein is only effective against the assets (including all accessions, attachments, improvements and the proceeds thereof) financed thereby, (d) agreements for the benefit of the holders of Liens described in Section 6.02(n) and applicable solely to the property subject to such Lien, (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on any Collateral securing the Obligations and that does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations, (f) covenants in any Indebtedness permitted pursuant to Section 6.01(c) to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Credit Documents or, in the case of Indebtedness of any Restricted Subsidiary that is not a Credit Party, are imposed solely on Restricted Subsidiaries that are not Credit Parties, (g) any prohibition or limitation that (i) exists pursuant to applicable law, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.08 pending the consummation of such sale solely with respect to such property being disposed of, (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (iv) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, or (v) is imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clauses (a), (c), (e), (f) or (g)(iv); provided that such amendments and refinancings are, taken as a whole, no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing (as determined in good faith by Borrower), (h) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures and applicable solely to such Joint Venture entered into in the ordinary course of business, and (i) customary restrictions and prohibitions contained in agreements entered into in connection with Indebtedness permitted under Section 6.01(m); provided that such restrictions and prohibitions relate solely to the accounts receivable and Related Assets that are the subject of such Indebtedness.

Section 6.04.                         Restricted Payments.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, declare, order, pay any sum for, or set apart assets for a sinking or other analogous fund for, any Restricted Payment (other than in connection with a Permitted Refinancing therefor) except that:

(a)                                 any Restricted Subsidiary of Borrower may declare and pay dividends or make other distributions to (i) its equity holders on a ratable basis, (ii) Borrower or (iii) Guarantors;

(b)                                 Borrower may make Restricted Payments with proceeds from substantially concurrent issuances of Equity Interests;

(c)                                  Borrower may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

(d)                                 Borrower may enter into and purchase its Equity Interests pursuant to any accelerated stock repurchase agreement, forward contract or other similar agreement and perform its obligations thereunder, provided that such repurchase of its Equity Interests is otherwise permitted under clause (b), clause (f) or clause (g) of this Section 6.04 (for the avoidance of doubt, the amount of all Restricted Payments made to purchase Equity Interests pursuant to this clause (d) shall be determined based upon the net cash payments made after settlement of all payments and obligations pursuant to the terms of such accelerated stock repurchase agreement, forward contract or other similar agreement);

(e)                                  Borrower may purchase Bond Hedges in connection with the issuance of Convertible Notes permitted by Section 6.01 and Borrower and its Subsidiaries may exercise their respective rights and perform their respective obligations under any Bond Hedges or Warrants;

(f)                                   so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) at the time of the making of such Restricted Payment, the Total Leverage Ratio for the Test Period then last ended (determined on a pro forma basis after giving effect to such Restricted Payment) is less than 3.50 to 1.00, Borrower and its Restricted Subsidiaries may make other Restricted Payments in an aggregate amount for all such Restricted Payments under this clause (f) and all Investments under Section 6.06(o) not to exceed $150,000,000 during the term of this Agreement;

(g)                                  so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) ~~the~~ Borrower and its Restricted Subsidiaries shall be in pro forma compliance with ~~each of~~ the ~~covenants~~covenant set forth in Article 7 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) after giving effect to such Restricted Payment, ~~the~~ Borrower may make such Restricted Payments if, at the time of the making of such Restricted Payment, the Total Leverage Ratio for the Test Period then last ended (determined on a pro forma basis after giving effect to such Restricted Payment) is less than 2.75 to 1.00;

(h)                                 Borrower may make Restricted Payments (i) pursuant to and in accordance with stock option plans or other compensation benefit plans, including the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans or (ii) consisting of distribution of rights pursuant to stockholder rights plans or redemptions of such rights; provided that such redemption is in accordance with the terms of such stockholder rights plans; provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (h) shall not exceed $25,000,000 during any Fiscal Year and $50,000,000 during the term of this Agreement (other than as a result of the exercise of stock options or the vesting of restricted stock pursuant to the Infineon Agreement, which shall not be limited);

(i)                                     Borrower may make Restricted Payments consisting of the repurchase of, or cash payments in lieu of, fractional shares of its Securities arising out of stock dividends, splits or combinations, business combinations or conversions of convertible Securities;

(j)                                    so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may repurchase, redeem, convert, defease or retire for value any Convertible Notes that constitute Subordinated Indebtedness outstanding as of October 20, 2015;

(k)                                 so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) ~~the~~ Borrower and its Restricted Subsidiaries shall be in pro forma compliance with ~~each of~~ the ~~covenants~~covenant set forth in Article 7 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) after giving effect to such Restricted Payment, ~~the~~ Borrower make any dividend in any Fiscal Quarter with respect to its Equity Interests in an amount not greater than eleven cents per share; and

(l)                                     so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) ~~the~~ Borrower and its Restricted Subsidiaries shall be in pro forma compliance with ~~each of~~ the ~~covenants~~covenant set forth in Article 7 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) after giving effect to such Restricted Payment, ~~the~~ Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount determined at such time if, at the time of the making of such Restricted Payment, the Total Leverage Ratio for the Test Period then last ended (determined on a pro forma basis after giving effect to such Restricted Payment) is less than 4.00 to 1.00.

Section 6.05.                         Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower that is a direct or indirect parent company of such Restricted Subsidiary, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Borrower or any other Subsidiary of Borrower that is a direct or indirect parent company of such Restricted Subsidiary, (c) make loans or advances to Borrower or any other Subsidiary of Borrower that is a direct or indirect parent company of such Restricted Subsidiary, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower that is a direct or indirect parent company of such Restricted Subsidiary, other than (in the case of each of the foregoing clauses (a) through (d)): (i) any restrictions existing under the Credit Documents, (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date, (iii) any encumbrance or restriction with respect to a Restricted Subsidiary or any of its Restricted Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which it became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to Borrower or any other Restricted Subsidiary or the properties or assets of Borrower or any other Restricted Subsidiary, (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, (v) with respect to clause (d), any encumbrance or restriction (A) that restricts the subletting, assignment or transfer of any property, asset or contractual rights thereto and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, (vi) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or all or any portion of the assets of such Restricted Subsidiary, (vii) restrictions in the transfers of assets encumbered by a Lien permitted by Section 6.02, (viii) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 6.01 if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) Borrower in good faith determines that such encumbrance or restriction will not cause Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by Borrower), (ix) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly owned Subsidiary that is acquired after the Closing Date, (x) customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted by Section 6.08 pending the consummation of such disposition, (xi) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures, (xii) any encumbrances or restrictions applicable solely to a Restricted Subsidiary that is not a Credit Party and contained in any credit facility extended to any Restricted Subsidiary that is not a Credit Party, (xiii) customary provisions in partnership agreements, limited liability company organizational governance documents and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person and (xiv) customary net worth provisions or similar financial maintenance provisions contained in real property leases entered into by a Restricted Subsidiary, so long as Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Borrower and its Restricted Subsidiaries to meet their ongoing obligations under the Credit Documents.

Section 6.06.                         Investments.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any other Person, including any Joint Venture, except:

(a)                                 Investments in Cash and Cash Equivalents, or any Investments that were Cash Equivalents when made;

(b)                                 Investments owned as of the ~~Closing~~Amendment Effective Date in any Subsidiary and Investments made after the ~~Closing~~Amendment Effective Date in Borrower and any wholly owned Restricted Subsidiary of Borrower;

(c)                                  deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Restricted Subsidiaries;

(d)                                 intercompany loans to the extent permitted under Section 6.01(b) and other Investments in Restricted Subsidiaries which are not Guarantors; provided that such Investments by the Credit Parties (including through intercompany loans) in Restricted Subsidiaries that are not Guarantors shall not exceed at any time an aggregate amount of $75,000,000;

(e)                                  loans and advances to employees of Borrower and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

(f)                                   Permitted Acquisitions; provided that the sum of the aggregate amount of cash Acquisition Consideration paid for all Permitted Acquisitions pursuant to which the Person whose Equity Interests are acquired does not become a Guarantor shall not exceed $750,000,000 for all periods after the ~~Closing~~Amendment Effective Date;

(g)                                  Investments described ~~in~~on Schedule 6.06 to the Disclosure Letter (including commitments to make Investments as described therein);

(h)                                 Hedging Obligations permitted under Section 6.14, any Bond Hedge entered into in connection with Convertible Notes permitted to be issued by Section 6.01~~, the Spansion Capped Call Agreements~~ and any accelerated stock repurchase agreement, forward contract or other similar agreement that is permitted pursuant to Section 6.04(d);

(i)                                     short term trade receivables in the ordinary course of business;

(j)                                    non-cash consideration received in any disposition permitted by Section 6.08;

(k)                                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(l)                                     intercompany Investments by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party;

(m)                             lease, utility and other similar deposits in the ordinary course of business;

(n)                                 Investments made with Net Cash Proceeds from cash equity contributions to, or issuances of new cash Equity Interests (other than Disqualified Equity Interests) of, Borrower made after the Closing Date and that have not been applied for any other purpose;

(o)                                 so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may make other Investments in an aggregate amount for all such Investments under this clause (o) and all Restricted Payments under Section 6.04(f) not to exceed $150,000,000 during the term of this Agreement;

(p)                                 Investments of any Person that becomes a Restricted Subsidiary after the ~~date hereof~~Amendment Effective Date; provided that (i) such Investments exist at the time that such Person becomes a Restricted Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Restricted Subsidiary;

(q)                                 so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) ~~the~~ Borrower and its Restricted Subsidiaries shall be in pro forma compliance with ~~each of~~ the ~~covenants~~covenant set forth in Article 7 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) after giving effect to such Investment, ~~the~~ Borrower may make such Investments if, at the time of the making of such Investment, the Total Leverage Ratio for the Test Period then last ended (determined on a pro forma basis after giving effect to such Investment) is less than 2.75 to 1.00;

(r)                                    (i) the Infineon Acquisition and (ii) any intercompany Indebtedness owed by a Credit Party to Spansion International IP arising in connection with the Spansion ~~Merger~~IP Transfer;

(s)                                   guaranties permitted by Section 6.01; and

(t)                                    so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii)  ~~the~~ Borrower and its Restricted Subsidiaries shall be in pro forma compliance with ~~each of~~ the ~~covenants~~covenant set forth in Article 7 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) after giving effect to such Investment, ~~the~~ Borrower may make Investments in an aggregate amount not to exceed the Available Amount determined at such time if, at the time of the making of such Investment, the Total Leverage Ratio for the Test Period then last ended (determined on a pro forma basis after giving effect to such Investment) is less than 4.00 to 1.00.

For purposes of covenant compliance with this Section 6.06, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.  Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07.                         Fundamental Changes; Acquisitions.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)                                 (i) any Restricted Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, in the case of such a merger, Borrower or such Guarantor or a Person that becomes a Guarantor, as applicable shall be the continuing or surviving Person, (ii) any Foreign Subsidiary of Borrower may be merged with or into any Foreign Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Foreign Subsidiary~~,~~ and (iii) any Restricted Subsidiary that is not a Guarantor may be merged with or into any other Restricted Subsidiary that is not a Guarantor or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Restricted Subsidiary that is not a Guarantor;

(b)                                 Permitted Acquisitions and other Investments permitted by Section 6.06;

(c)                                  any Restricted Subsidiary may merge into or consolidate with any Person in order to consummate a disposition made in compliance with Section 6.08;

(d)                                 any Immaterial Subsidiary may dissolve, liquidate or wind up its affairs at any time; and

(e)                                  the ~~Spansion Merger~~Infineon Acquisition.

Section 6.08.                         Disposition of Assets.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, convey, sell, lease, enter into a sale and leaseback arrangement or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except (a) sales and other dispositions of assets that do not constitute Asset Sales and (b) Asset Sales; provided that, in the case of clause (b), (i) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof~~,~~ and (ii) no less than 75% thereof shall be paid in Cash or Cash Equivalents~~; provided further that, in the case of clause (b), up to 50% of the consideration received in connection with any sale of Specified Assets may be paid in Non-Cash Consideration~~.

Section 6.09.                         Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are materially less favorable, taken as a whole, to Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction with a Person that is not an Affiliate; provided, however, that the foregoing restriction shall not apply to (a) any transaction between Borrower and any Restricted Subsidiary in the ordinary course of business or any Restricted Subsidiary and any other Restricted Subsidiary in the ordinary course of business; (b) customary fees and indemnifications paid to members of the Board of Directors of Borrower and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of Borrower and its Restricted Subsidiaries entered into in the ordinary course of business; (d) Restricted Payments may be made to the extent permitted by Section 6.04; (e) any transaction with an Affiliate where the only consideration paid is Equity Interests of Borrower (other than Disqualified Equity Interests); (f) transactions described ~~in~~on Schedule 6.09 to the Disclosure Letter; (g) transactions that are otherwise expressly permitted by this Agreement; and (h) the consummation of the ~~Spansion Merger~~Infineon Acquisition and any transactions contemplated by the Infineon Agreement.

Section 6.10.                         Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

Section 6.11.                         Amendments or Waivers of Organizational Documents.  No Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date, in each case in a manner that is materially adverse to the Lenders, without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.12.                         Amendments or Waivers of with Respect to Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, if the effect of such amendment or change is to (i) increase the interest rate on such Subordinated Indebtedness, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default (other than to eliminate any such event of default or increase any grace period related thereto (it being understood that any change to the covenants that otherwise complies with this Section 6.12 shall not be deemed to be an amendment to the events of default thereto)), (iv) change the redemption, prepayment or defeasance provisions thereof in any manner that would be materially adverse to any Credit Party or Lenders, (v) change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or (vi) if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such

Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders.

Section 6.13.                         Fiscal Year.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, change its Fiscal Year end; provided that any Restricted Subsidiary may change its Fiscal Year end to coincide with Borrower’s Fiscal Year end and any Restricted Subsidiary may change its Fiscal Year end as required pursuant to the Infineon Agreement.

Section 6.14.                         Hedging Agreements.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which Borrower or any Restricted Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of any Restricted Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Restricted Subsidiary, which, in any case, are not entered into for speculative purposes.

ARTICLE 7

FINANCIAL ~~COVENANTS~~COVENANT

Section 7.01.                         Financial Covenant.

(a)                                 Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and cancellation ~~or~~, expiration, backstopping or cash collateralization of all Letters of Credit in an amount equal to 103% of Letter of Credit Usage as of such date on terms reasonably satisfactory to the Issuing ~~Bank~~Banks, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, the ~~covenants~~covenant in this Article 7.

~~Section 7.01.                         Reserved. [Amendment No. 7]~~

~~Section 7.02.                         Total Leverage Ratio.~~(b)            Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter ~~set forth below~~ to exceed ~~the ratio set forth below opposite such Fiscal Quarter:~~4.00 to 1.00.

~~Fiscal Quarter~~	~~Total Leverage Ratio~~
~~Fourth Fiscal Quarter 2016~~	~~4.25 to 1.00~~
~~First Fiscal Quarter 2017~~	~~4.25 to 1.00~~
~~Second Fiscal Quarter 2017~~	~~4.25 to 1.00~~
~~Third Fiscal Quarter 2017~~	~~4.25 to 1.00~~
~~Fourth Fiscal Quarter 2017~~	~~4.25 to 1.00~~
~~First Fiscal Quarter 2018~~	~~4.00 to 1.00~~
~~Second Fiscal Quarter 2018~~	~~4.00 to 1.00~~
~~Third Fiscal Quarter 2018~~	~~3.75 to 1.00~~
~~Fourth Fiscal Quarter 2018~~	~~3.75 to 1.00~~
~~First Fiscal Quarter 2019~~	~~3.75 to 1.00~~
~~Second Fiscal Quarter 2019~~	~~3.75 to 1.00~~
~~Third Fiscal Quarter 2019~~	~~3.75 to 1.00~~
~~Fourth Fiscal Quarter 2019~~	~~3.75 to 1.00~~
~~First Fiscal Quarter 2020 and thereafter~~	~~3.75 to 1.00~~

~~Section 7.03.                         Reserved. [Amendment No. 7]~~

~~Section 7.04.                         Reserved. [Amendment No. 7]~~

ARTICLE 8

GUARANTY

Section 8.01.                                   Guaranty of the Obligations.  Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 8.02.                                   Payment by Guarantors.  Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 8.03.                                   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)                                  the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                                  any Beneficiary, upon such terms as it deems appropriate under the relevant Credit Document, Secured Hedge Agreement or Secured Treasury Services Agreement, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Secured Hedge Agreement or Secured Treasury Services Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, any Secured Hedge Agreements or any Secured Treasury Services Agreements; and

(f)                                   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made, Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements and the cancellation or expiration or cash collateralization of all Letters of Credit in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the Issuing ~~Bank~~Banks)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Secured Hedge Agreements, any Secured Treasury Services Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Hedge Agreements, any of the Secured Treasury Services Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Hedge Agreement, such Secured Treasury Services Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Secured Hedge Agreements, any of the Secured Treasury Services Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

Section 8.04.                                   Waivers by Guarantors.  Each Guarantor hereby waives to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to ~~set offs~~set-offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedge Agreements, Secured Treasury Services Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 8.03 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.05.                                   Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the Issuing ~~Bank~~Banks, each Guarantor hereby waives to the extent permitted by applicable law any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the Issuing ~~Bank~~Banks, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06.                                   Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 8.07.                                   Continual Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.08.                                   Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.09.                                   Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time and any Secured Hedge Agreement or any Secured Treasury Services Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Secured Hedge Agreement or Secured Treasury Services Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, the Secured Hedge Agreements and the Secured Treasury Services Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 8.10.                                   Bankruptcy, Etc.

(a)                                 So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 8.11.                                   Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

Section 8.12.                         Excluded Swap Obligations.  Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest hereunder and under the Credit Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to such Qualified ECP Guarantor’s maximum liability hereunder). The obligations and undertakings of each Qualified ECP Guarantor under this Section 8.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the Issuing ~~Bank~~Banks.  Each Qualified ECP Guarantor intends this Section 8.12 to constitute, and this Section 8.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01.                         Events of Default.  If any one or more of the following conditions or events shall occur:

(a)                                 Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within three Business Days after the date due; or

(b)                                 Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.06, Section 5.01(f)(i), Section 5.02 (solely with respect to Borrower), Section 5.12, Article 6 or Article 7; or

(c)                                  Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(d)                                 Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other clause of this Section 9.01, and such default shall not have been remedied or waived within 30 days after the receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(e)                                  Default in Other Agreements.  Any Credit Party shall (i) fail to pay any principal or interest (or, in the case of any Hedging Agreement, any termination payment or other payment obligation), regardless of amount, due in respect of any Indebtedness (other than the Obligations) or Hedging Obligations, when and as the same shall become due and payable beyond any applicable grace period or (ii) after giving effect to any grace period, fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or such Hedging Obligations, as the case may be, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (or, in the case of any ~~Hedge~~Hedging Agreement, the applicable counterparty) (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness or such Hedging Obligations, as the case may be, to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor (or, in the case of any Hedging Agreement, to cause the termination thereof); provided that it shall not constitute an Event of Default pursuant to this clause (e) unless the aggregate amount of all such Indebtedness and Hedging Obligations referred to in clauses (i) and (ii) without duplication, then exceeds $50,000,000 (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by any Credit Party if such Hedging Obligations were terminated at such time); or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries), and any such event described in this clause (f) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) shall make any general assignment for the benefit of creditors; or (ii) Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.01(f); or

(h)                                 Judgments and Attachments.  Any (i) money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 consecutive days or (ii) any non-monetary judgment, writ or warrant of attachment or similar process shall be entered or filed against Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process could reasonably be expected to have a Material Adverse Effect; or

(i)                                     Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party (other than as permitted under Section 6.07) and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

(j)                                    Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower, or any of its ERISA Affiliates in excess of $50,000,000 during the term hereof; or (ii) there exists any fact or circumstance that results in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or

(k)                                 Change of Control.  A Change of Control (other than a Change of Control as a result of the Infineon Acquisition) shall occur; or

(l)                                     Guaranties, Collateral Documents and Other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest in writing the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) any amounts required to be deposited in respect of Letters of Credit pursuant to Section 2.04(i), and (III) all other Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements); provided~~,~~ the foregoing shall not affect in any way the obligations of Lenders under Section 2.03(b)(v) or Section 2.04(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 9.01(f) or 9.01(g) to pay) to Administrative Agent such additional amounts of cash as reasonable requested by the Issuing ~~Bank~~Banks, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding as set forth in Section 2.04(i).

ARTICLE 10

AGENTS

Section 10.01.                  Appointment of Agents.  ~~Morgan Stanley~~MUFG is hereby appointed (and ~~Morgan Stanley~~MUFG hereby accepts such appointment) Administrative Agent and Union Bank is hereby appointed (and Union Bank hereby accepts such appointment) Collateral Agent, in each case, hereunder and under the other Credit Documents and each Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Secured Treasury Services Agreement), Secured Party and each Issuing Bank hereby authorizes ~~Morgan Stanley~~MUFG (and ~~Morgan Stanley~~MUFG hereby accepts such appointment) to act as Administrative Agent and Union Bank (and Union Bank hereby accepts such appointment) to act as Collateral Agent, in each case, in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Article 10 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Restricted Subsidiaries.

Section 10.02.                  Powers and Duties.

(a)                                 No Agent shall have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.05), and (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.05) or in the absence of its own gross negligence or willful misconduct.  Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(b)                                 Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.03.                  General Immunity.

(a)                                 No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b)                                 Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05).

(c)                                  Delegation of Duties.  Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent, as applicable.  Administrative Agent and Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 10.03 and of Section 10.06 shall apply to any Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent, Collateral Agent~~,~~ or Syndication ~~Agents or Documentation~~ Agents, as applicable.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.03 and of Section 10.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, as applicable, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.  The Arrangers~~, Documentation Agents~~ and Syndication Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

Section 10.04.                  Agents Entitled to Act as Lender.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 10.05.                  Lenders’ Representations, Warranties and Acknowledgment.

(a)                                 Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)                                 Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement ~~or~~, a Joinder Agreement or Amendment No. 9 and funding its Revolving Loans on the Closing Date or the Amendment Effective Date, as applicable, or by the funding of any New ~~Term Loans or New~~ Revolving Loans~~, as the case may be~~, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or the Amendment Effective Date, as applicable, or as of the date of funding of such New ~~Term Loans or New~~ Revolving Loans.

Section 10.06.                  Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each Issuing Bank, to the extent that such Agent or such Issuing Bank shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or such Issuing Bank in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided~~,~~ no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent or any Issuing Bank for any purpose shall, in the opinion of such Agent or such Issuing Bank, be insufficient or become impaired, such Agent or such Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided~~,~~ in no event shall this sentence require any Lender to indemnify any Agent or any Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or any Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 10.07.                  Successor Administrative Agent, Collateral Agent, Swing Line Lender~~,~~ and Syndication Agents ~~and Documentation Agents~~.

(a)                                 Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by Borrower and the Requisite Lenders.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.  If the Person serving as

Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders), then such removal shall nonetheless become effective in accordance with such notice and the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.  Notwithstanding anything to the contrary in this Section 10.07, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, as applicable, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or the Issuing ~~Bank~~Banks under any of the Credit Documents shall continue to be held by the retiring or removed Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (x) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (y) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation or removal of ~~Morgan Stanley~~MUFG or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of ~~Morgan Stanley~~Union Bank or its successor as Collateral Agent.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section 10.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)                                 In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders and Borrower.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent and in consultation with Borrower, to appoint a successor Collateral Agent.  If the Person serving as Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Collateral Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders), then such removal shall nonetheless become effective in accordance with such notice.  Until a successor Collateral Agent is so appointed by the Requisite Lenders or Administrative Agent, as applicable, any collateral security held by Collateral Agent on behalf of the Lenders or the Issuing ~~Bank~~Banks under any of the Credit Documents shall continue to be held by the retiring or removed Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (x) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as ~~the~~ Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was ~~the~~ Collateral Agent hereunder.

(c)                                  Any resignation or removal of ~~Morgan Stanley~~MUFG or its successor as Administrative Agent pursuant to this Section 10.07 shall also constitute the resignation or removal of ~~Morgan Stanley~~MUFG or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line ~~Loan~~ Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line ~~Loan~~ Sublimit then in effect and with other appropriate insertions.

(d)                                 Any Syndication Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, whereupon all the rights, powers, privileges and duties of the resigning Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, Administrative Agent, without any further act by such Syndication Agent, ~~the~~ Administrative Agent or any Lender.

~~(e)                                  Any Documentation Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, whereupon all the rights, powers, privileges and duties of the resigning Documentation Agent hereunder shall automatically be assumed by, and inure to the benefit of, Administrative Agent, without any further act by such Documentation Agent, Administrative Agent or any Lender.~~

Section 10.08.                  Collateral Documents and Guaranty.

(a)                                 Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement or Secured Treasury Services Agreement.  Subject to Section 11.05, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 8.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented.

(b)                                 Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)                                  Rights under Secured Hedge Agreements.  No Secured Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 11.05(c)(v) of this Agreement and Section 7.3 of the Pledge and Security Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)                                 Rights under Secured Treasury Services Agreements.  No Secured Treasury Services Agreement will create (or be deemed to create) in favor of any Treasury Services Provider that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 11.05(c)(v) of this Agreement and Section 7.3 of the Pledge and Security Agreement.  By accepting the benefits of the Collateral, such Treasury Services Provider shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (d).

(e)                                  Release of Collateral and Guarantee; Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Secured Hedge Agreement or Secured Treasury Services Agreement and contingent indemnification obligations for which no claim has been made) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or the outstanding Letters of Credit have been cash collateralized in an amount equal to 103% of all Letter of Credit Usage at such time in a manner satisfactory to the applicable Issuing Bank), upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Hedge Agreement or Secured Treasury Services Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranteed Obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements or Secured Treasury Services Agreements.  Any such release of Guaranteed Obligations shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 10.09.                  Transaction Statements from Collateral Agent.  To the extent amounts are held and/or invested by Collateral Agent under this Agreement, Collateral Agent shall furnish Borrower periodic cash transaction statements which shall include detail for all investment transactions effected by Collateral Agent. Upon Borrower’s election, such statements will be delivered via Collateral Agent providing Borrower with online access to Collateral Agent’s system with respect to this Agreement and upon electing such service, paper statements will be provided only upon request. Borrower waives the right to receive brokerage confirmations of security transactions effected by Collateral Agent as they occur, to the extent permitted by law. Borrower further understands that trade confirmations for securities transactions effected by Collateral Agent will be available upon request and at no additional cost and other trade confirmations may be obtained from the applicable broker.

ARTICLE 11

MISCELLANEOUS

Section 11.01.                  Notices.

(a)                                 Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent, Swing Line Lender or any Issuing Bank shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 2.24 or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided~~,~~ no notice to any Agent shall be effective until received by such Agent as applicable; provided, further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.03(c) hereto as designated by Administrative Agent from time to time.

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to any Agent, Swing Line Lender and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Agent, any Lender, Swing Line Lender or any applicable Issuing Bank pursuant to Article 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)                                  Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)                               The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of ~~the~~ Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)                              Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)                                 Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)                                  Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

Section 11.02.                  Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay or reimburse promptly (i) all the reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent, Collateral Agent and the Arrangers in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto (including, without limitation, the reasonable and documented fees, expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction); (ii) all other reasonable and documented out-of-pocket costs and expenses incurred by each Agent and each Issuing Bank in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; (iii) all the reasonable and documented out-of-pocket costs and expenses of Collateral Agent in connection with creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction; and (iv) all costs and expenses, including reasonable and documented fees of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction and costs of settlement, incurred by any Agent, any Issuing Bank and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 11.03.                  Indemnity.

(a)                                 In addition to the payment of expenses pursuant to Section 11.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Issuing Bank and Lender and their respective Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents and sub-agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided~~,~~ no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                                 To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each Credit Party or each Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, provided that nothing contained in this sentence shall limit the indemnity of the Credit Parties set forth in this Section 11.03.

(c)                                  Each Credit Party also agrees that no Indemnitee will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its Affiliates, shareholders, partners or other equity holders (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence or willful misconduct of such ~~Lender, Issuing Bank, Agent, Arranger or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing~~Indemnitee in performing or (B) a material breach by any such Indemnitee of, in each case, its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein or (ii) result from any proceeding that does not involve an act or omission by Borrower or any of its Affiliates and that is brought by any Indemnitee against any other Indemnitee (but not against any Indemnitee in any agent, arranger or similar capacity).  In no event will any Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d)                                 No Indemnitee shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission unless such damages are found by a final, non-appealable judgment by a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(e)                                  This Section 11.03 shall not apply to any Taxes, which shall be governed solely by Section 2.20, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 11.04.                  Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (i) such Lender or such Issuing Bank shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 11.05.                  Amendments and Waivers.

(a)                                 Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 11.05(b) and 11.05(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document (i) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuing Bank, (ii) as provided in clause (d) or (e) of this Section 11.05 ~~or~~, (iii) to provide for any amendments as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of Section 2.23 and (iv) to provide for amendments pursuant to Section 2.08(h).

Notwithstanding the foregoing, no amendment, modification, termination or waiver of any provision of Section 4.23 or the definition of “Blocked Person,” “Permitted License,” “Restricted Party,” “Sanctioned Country,” “Sanctions,” “Sanctions Authority,” or “Sanctions List” shall be effective without the written concurrence of the Requisite Lenders and ~~the~~ Administrative Agent.

(b)                                 Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                                     extend the scheduled final maturity of any Loan or Note (other than pursuant to Section 2.25);

(ii)                                  waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)                               extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv)                              reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v)                                 extend the time for payment of any such interest or fees;

(vi)                              reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)                           amend, modify, terminate or waive any provision of Section 2.13(b)(ii) (with respect to the reduction of the Revolving Commitments of each Lender proportionately to its Pro Rata Share), Section 2.17, this Section 11.05(b), Section 11.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)                        amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the ~~Term Loan Commitments, the Term Loans, the~~ Revolving Commitments and the Revolving Loans are included on the ~~Closing Date; provided, further that if such amendment affects only Lenders under the Term Loan or Lenders under the Revolving Loan, then with the consent of Lenders in the relevant Class;~~Amendment Effective Date;

(ix)                              release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly permitted in the Credit Documents or subordinate the Obligations to any other obligations; or

(x)                                 consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document except as expressly permitted by Sections 6.07 and 6.08;

provided that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii) (excluding the provisos thereof), (ix) and (x).

(c)                                  Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)                                     increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided~~,~~ no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)                                  amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii)                               alter the required application of any repayments or prepayments ~~as between Classes~~ pursuant to ~~Section 2.15 or~~ Section 7.3 of the Pledge and Security Agreement without the consent of Lenders holding more than 50% of the aggregate ~~Term Loan Exposure of all Lenders or~~ Revolving Exposure of all Lenders~~, as applicable, of each Class~~ which is being allocated a lesser repayment or prepayment as a result thereof; provided~~,~~ Requisite Lenders may waive, in whole or in part, any prepayment so long as the application~~, as between Classes,~~ of any portion of such prepayment which is still required to be made is not altered;

(iv)                              amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(e) without the written consent of Administrative Agent and of each Issuing Bank;

(v)                                 amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Hedge Agreements or the definition of “Lender Counterparty,” “Secured Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(vi)                              amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Treasury Services Agreements or the definition of “Treasury Services Provider,” “Secured Treasury Services Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Treasury Services Provider with Obligations then outstanding without the written consent of any such Treasury Services Provider;

(vii)                           amend, modify, terminate or waive any provision of Article 10 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(viii)                        amend, modify, terminate or waive any provision of Section 5.05, 5.10 or 5.11 or clause (iv) of Section 1~~(~~.A~~)~~. of Schedule 5.12 hereto with respect to the documentation and other requirements applicable to a Flood Hazard Property under applicable law without the written consent of each Lender directly affected thereby; or

(ix)                              amend, modify or waive any provision in Section 3.02 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Lenders with a Revolving Commitment shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so without the consent of Lenders holding at least a majority of the outstanding Revolving Commitments.

~~(d)                                 Additional Limitations.  Notwithstanding the foregoing, no Lender having or holding Revolving Exposure shall be required to consent to amend, modify or waive any provision set forth in a Joinder Agreement pertaining to the Term Loans issued under such Joinder Agreement and such amendments, modifications or waivers shall be permitted with the consent of the Requisite Term Lenders.~~

(~~e~~d)                           Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(~~f~~e)                             Collateral.  Without the consent of any other person, the applicable Credit Party or Credit Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interest therein comply with applicable law or to effect the release of any Collateral upon disposition thereof by the applicable ~~Party~~party or ~~Parties~~parties to the extent the disposition thereof is not prohibited by the Credit Documents.

(~~g~~f)                             Replacement of Non-Consenting Lenders.  If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Credit Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Requisite Lenders, Borrower may replace such non-consenting Lender in accordance with Section 2.22(b); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).

Section 11.06.                  Successors and Assigns; Participations.

(a)                                 Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  Except as permitted by Section 6.07, no Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of ~~the~~ Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.06(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)                                  Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)                                     to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to ~~Morgan Stanley~~MUFG), consented to by each of the Issuing ~~Bank~~Banks and Swing Line Lender (such consent not to be unreasonably withheld or delayed); and

(ii)                                  to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” consented to by each of Borrower, Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, each Issuing Bank and Swing Line Lender (provided such consent ~~(i)~~ is not to be (x) unreasonably withheld or delayed or (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing ~~and (ii) with respect to Term Loans only, will be deemed to have been given unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 5 Business Days after receiving notice thereof~~); provided, further, that each such assignment pursuant to this Section 11.06(c)(ii) shall be in an aggregate amount of not less than ~~(I)~~ $5,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans ~~and (II) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans~~.

(d)                                 Mechanics.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective

Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to ~~Morgan Stanley~~MUFG or any Affiliate thereof or (z) in the case of an ~~Assignee~~assignee which is already a Lender or is an Affiliate or an Approved Fund of a Lender or a Person under common management with a Lender).

(e)                                  Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or of Amendment No. 9 or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or the Amendment Effective Date, as applicable, or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)                                   Effect of Assignment.  Subject to the terms and conditions of this Section 11.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)                                  Participations.

(i)                                     Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates, a Defaulting Lender or a natural person) in all or any part of its Commitments, Loans or in any other Obligation.  Each Lender that sells a participation pursuant to this Section 11.06(g) shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it records the names and addresses of each participant and the principal amounts (and stated interest, if applicable) of each participant’s interest in the Commitments, Loans or in any other Obligation (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation with respect to the Loan, Commitment or Obligation, as the case may be, for all purposes of this Agreement, notwithstanding any notice to the contrary; provided~~,~~ that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitment, Loan, other Obligation or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, ~~the~~ Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement may provide that such holder’s consent is required for the Lender to approve any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)                               Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f), it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraphs (c) and (d) of this Section; provided that such participant (A) agrees to be subject to the provisions of Sections 2.19 and 2.22 as if such participant were a Lender and had acquired its interest by assignment pursuant to paragraphs (c) and (d) of this Section and (B) shall not be entitled to receive any greater payments under Sections 2.19 and 2.20, with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.22 with respect to any participant.

(h)                                 Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 11.06 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided~~,~~ that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that no such pledge or assignment shall substitute the applicable Federal Reserve Bank, pledgee or trustee for such Lender as a party hereto.

Section 11.07.                  Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.08.                  Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 11.02, 11.03 and 11.04 and the agreements of Lenders set forth in Section 2.17, 10.03(b) and 10.06 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 11.09.                  No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Hedge Agreements or Secured Treasury Services Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.10.                  Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent, any Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or any Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of ~~setoff~~set-off, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11.                  Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12.                  Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.13.                  Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.14.                  APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 11.15.                  CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION ~~11.1~~11.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 11.16.                  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE

SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17.                  Confidentiality.  Each Agent (which term shall for the purposes of this Section 11.17 include the Arrangers), and each Lender (which term shall for the purposes of this Section 11.17 include the Issuing ~~Bank~~Banks) shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.17) on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 11.17 or other provisions at least as restrictive as this Section 11.17), (iii) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless prohibited by applicable law, rule or regulation or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (v) disclosures of information that becomes publicly available (other than by reason of disclosure by the Lenders or Agents in breach of this Section 11.17) or that is received from an unaffiliated third party that is not subject to a confidentiality agreement with Borrower ~~and~~, (vi) disclosures, to the extent requested by any regulatory authority, and (vii) disclosures made with the consent of Borrower.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to ~~the~~ Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 11.18.                  Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 11.19.                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 11.20.                  Effectiveness; Entire Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.

Section 11.21.                  PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or

Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 11.22.                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.23.                  No Fiduciary Duty.  Each Agent, each Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 11.24.                  No Novation.  The terms and conditions of the Existing Credit Agreement and the Schedules and Exhibits attached thereto are amended as set forth in, and restated in their entirety and superseded by, this Agreement and the revised, amended or amended and restated Schedules and Exhibits attached hereto. Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement. Notwithstanding any provision of this Agreement or any other Credit Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Obligations owed by the Credit Parties under the Existing Credit Agreement.  From and after the ~~date hereof~~Closing Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any Credit Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

Section 11.25.                  Acknowledgement and Consent to ~~Bail-in~~Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any ~~Loan~~Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any ~~Loan~~Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                                                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                                                                 the effects of any ~~Bail-in~~Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other ~~Loan~~Credit Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.26.                  Certain ERISA Matters.  Each Lender as of the Amendment ~~No. 7~~ Effective Date represents and warrants as of the Amendment ~~No. 7~~ Effective Date to ~~the~~ Administrative Agent, each of the ~~Joint Lead~~ Arrangers ~~and Joint Lead Bookrunners~~ and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of ~~the~~ Borrower or any other Credit Party, that such Lender is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.~~” [Amendment No. 7]~~

Section 11.27.                  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                                 In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 11.27, the following terms have the following meanings:

(i)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)           “Covered Entity” means any of the following:

(a)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)          “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)          “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.28.      Judgment Currency.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder or under any other Credit Document in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.  The obligations of any Credit Party in respect of any sum due to any party hereto or under any other Credit Document or any holder of the obligations owing hereunder or under any other Credit Document (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder or under such other Credit Document (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

[Remainder of page intentionally left blank]

~~IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.~~

~~CYPRESS SEMICONDUCTOR CORPORATION~~

~~By:~~
~~Name:~~
~~Title:~~

~~CYPRESS SEMICONDUCTOR (MINNESOTA) INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~SPANSION INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~SPANSION LLC~~

~~By:~~
~~Name:~~
~~Title:~~

~~SPANSION TECHNOLOGY LLC~~

~~By:~~
~~Name:~~
~~Title:~~

~~SPANSION INTERNATIONAL AM, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~SPANSION INTERNATIONAL TRADING, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and Swing Line Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~MORGAN STANLEY BANK, N.A.,~~
~~as Issuing Bank~~

~~By:~~
~~Name:~~
~~Title:~~

~~MORGAN STANLEY BANK, N.A.,~~
~~as a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

APPENDIX A
TO AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share	Letter of Credit Issuer Sublimit	Pro Rata Share
~~Morgan Stanley Bank, N.A~~MUFG BANK, LTD.	$~~75,000,000~~125,000,000.00	~~13.89~~17.857143%	$15,000,000.00	60%
~~Barclays Bank PLC~~FIFTH THIRD BANK	$~~80,000,000~~100, 000,000.00	~~14.82~~14.285714%	$5,000,000.00	20%
SUNTRUST BANK	$100, 000,000.00	14.285714%	$5,000,000.00	20%
BANK OF AMERICA, N.A.	$~~80,000,000~~70,000,000.00	~~14.82~~10.000000%	—	—
~~Fifth Third Bank~~CITIBANK, NA.	$~~65,000,000~~70,000,000.00	~~12.03~~10.000000%	—	—
~~East West~~HSBC BANK USA, N.A.	$~~50,000,000~~70,000,000.00	~~9.26~~10.000000%	—	—
~~Silicon Valley~~MORGAN STANLEY BANK, N.A.	$~~50,000,000~~70,000,000.00	~~9.26~~10.000000%	—	—
~~SunTrust~~U.S. BANK NATIONAL ASSOCIATION	$~~60,000,000~~70,000,000.00	~~11.11~~10.000000%	—	—
~~Credit Suisse AG, Cayman Islands Branch~~BARCLAYS BANK PLC	$~~70,000,000~~25,000,000.00	~~12.96~~3.571429%	—	—
~~BMO Harris Bank, N.A.~~	~~$10,000,000~~	~~1.85%~~
Total	$~~540,000,000~~700,000,000.00	100%	$25,000,000.00	100%

Appendix 1

APPENDIX B
TO AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

Notice Addresses

CYPRESS SEMICONDUCTOR CORPORATION

198 Champion Ct.
San Jose, CA 95134
Attention: Neil Weiss, Senior Vice President and Treasurer
Facsimile: (408) 943-2796
E-mail: nhw@cypress.com

~~MORGAN STANLEY SENIOR FUNDING, INC~~MUFG BANK, LTD.,
as Administrative Agent, ~~Collateral Agent~~
an Issuing Bank and Swing Line Lender

Administrative Agent’s, Issuing Bank’s and Swing Line Lender’s Principal Office:

~~1 New York Plaza~~

1221 Avenue of the Americas
New York, ~~New York 10004~~NY 10020

~~Tel: 917-260-0588~~

~~Fax:  212-507-6680~~
E-mail: ~~Address: agency.borrowers@morganstanley.com~~AgencyDesk@us.sc.mufg.jp

MUFG UNION BANK, N.A.,
as Collateral Agent

Collateral Agent’s Principal Office:

~~1300 Thames Street~~
~~Thames Street Wharf~~
~~4th Floor~~
~~Baltimore, MD 21231~~
350 California Street, 17th Floor

San Francisco, CA  94104

Tel: (415) 273-2515

Fax: (415) 273-2492

E-mail: SFCT@unionbank.com

With a copy to: Keith.Sevigny@unionbank.com

FIFTH THIRD BANK,
as an Issuing Bank

Issuing Bank’s Principal Office:

5400 Lyndon B Johnson Fwy #825

Dallas, TX 75240

Attention: Glen Mastey

Tel: (972) 535-0986

Appendix 1

~~Email:  docs4loans~~E-mail: Glen.Mastey@~~ms~~53.com

SUNTRUST BANK,
as an Issuing Bank

Issuing Bank’s Principal Office:

303 Peachtree Street, 25th Floor
Atlanta, GA 30308
Attention: James Wu; Sheila Hamilton
Tel: (404) 588-7157; (404) 588-7164
Fax: (844) 278-8501
E-mail: James.Wu@suntrust.com; Sheila.Hamilton@suntrust.com

~~Attention:  Steven Delany~~

MORGAN STANLEY BANK, N.A.,
as an Issuing Bank

Issuing Bank’s Principal Office:

1300 Thames Street
Thames Street Wharf
4th Floor
Baltimore, MD 21231
Tel: (443~~-~~) 627-4555~~:~~
Fax: (212~~-~~) 510-5070

Appendix 2

~~ANNEX A~~

~~Select Provisions from the Joinder and Amendment Agreement,~~

~~dated as of July 5, 2016, as amended by Joinder Agreement and Amendment No. 7~~

~~to Amended and Restated Credit and Guaranty Agreement~~

~~2.                                      Applicable Margin. Interest on the Incremental Term Loan shall bear interest, at the option of the Borrower, at the Base Rate plus the Applicable Margin or the Adjusted Eurodollar Rate plus the Applicable Margin. The Applicable Margin for the Incremental Term Loan shall mean, as of any date of determination, (i) with respect to any Incremental Term Loan that is a Eurodollar Rate Loan, 2.00% per annum and (ii) with respect to any Incremental Term Loan that is a Base Rate Loan, 1.00% per annum. [Amendment No. 8]~~

~~3.                                      Maturity. July 5, 2021 (the “Incremental Term Loan Maturity Date”).~~

~~4.                                      Upfront Fee/OID. The Borrower shall pay to the Lead Arrangers for the account of each Initial Incremental Term Loan Lender upfront fees (“Upfront Fees”), at a rate equal to 1.5% of the aggregate principal amount of the Incremental Term Loan funded on the Acquisition Closing Date (as defined below). Upfront Fees shall be due and payable, on a pro rata basis, on the Acquisition Closing Date to each Initial Incremental Term Loan Lender lending the Incremental Term Loan on the Acquisition Closing Date. At the option of the Lead Arrangers, the Upfront Fees may be structured as original issue discount.~~

~~5.                                      [See Joinder Agreement].~~

~~6.                                      [See Joinder Agreement].~~

~~7.                                      [See Joinder Agreement].~~

~~8.                                      [See Joinder Agreement]~~

~~9.                                      Principal Payments. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Incremental Term Loan Lenders, (i) 0.25% of the principal amount of the Incremental Term Loan outstanding on the Amendment No. 7 Effective Date in consecutive quarterly installments due and payable on the first day of each Fiscal Quarter starting on April 1, 2018 and (ii) the remaining principal amount of the Incremental Term Loan on the Term Loan Maturity Date [Amendment No. 7]~~

~~10.                               Prepayments.~~

~~(a)                                 Optional. All voluntary prepayments of the Incremental Term Loan shall be made in accordance with Section 2.13 of the Credit Agreement and shall be applied to the remaining amortization payments as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity); and each such prepayment shall be paid to the Incremental Term Loan Lenders on a pro rata basis.~~

~~(b)                                 Repayment Premium. In the event that all or any portion of the Incremental Term Loan is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any repayment, prepayment, refinancing, replacement, waiver, consent or amendment to the Incremental Term Loan directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Incremental Term Loan or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest~~

~~cost or weighted average yield of the Incremental Term Loan (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (other than a refinancing of the Incremental Term Loan in connection with any transaction that would, if consummated, constitute a change of control) (a “Repricing Transaction”)) occurring on or prior to the date that is six months after the Amendment No. 8 Effective Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Incremental Term Loan held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 11.05(g) of the Credit Agreement as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.  [Amendment No. 8]~~

~~(c)                                  Mandatory.~~

~~(i)                                     Within ten Business Days after a Compliance Certificate has been delivered pursuant to Section 5.01(d) of the Credit Agreement in connection with the delivery of annual financials pursuant to Section 5.01(b) of the Credit Agreement, the Borrower shall prepay, subject to Section 2.14(a) and Section 2.18(c) of the Credit Agreement, an aggregate principal amount of the Incremental Term Loan in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the Fiscal Year covered by such financial statements commencing with the Fiscal Year ending on December 31, 2016, minus (B) the sum of the aggregate amount of voluntary principal prepayments of the Incremental Term Loan, in each case, other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness; provided that such percentage in respect of any Fiscal Year shall be reduced to 25% or 0% if the Total Leverage Ratio as of the last day of such Fiscal Year was less than 2.00:1.00 or 1.50:1.00, respectively; provided, further, that no payment pursuant to this Section 10(c)(i) shall be required to be made for the fiscal years ending December 31, 2017 or December 30, 2018. [Amendment No. 8].~~

~~(ii)                                  If the Borrower or any Restricted Subsidiary disposes of any property or assets (other than (A) any Asset Sale of the equity of Cypress Semiconductor (Minnesota) Inc. or the assets owned by Cypress Semiconductor (Minnesota) Inc. as of the Acquisition Closing Date or (B) any Asset Sale (x) to a Credit Party or (y) by a Restricted Subsidiary that is not a Credit Party to another Restricted Subsidiary that is not a Credit Party) pursuant to an Asset Sale, (1) the Borrower shall give written notice to the Administrative Agent thereof promptly after the date of receipt of Net Cash Proceeds from such Asset Sale and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 9(c)(iii) below), the Borrower shall prepay, subject to Section 2.14(a) and Section 2.18(c) of the Credit Agreement an aggregate principal amount of the Incremental Term Loan in an amount equal to 100% of all Net Cash Proceeds received from such Asset Sale within ten Business Days of receipt thereof by the Borrower or such Restricted Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received~~

~~from such Asset Sale to prepay or repurchase any other Indebtedness that is secured by the Collateral on a first lien “equal and ratable” basis with Liens securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted under the Credit Agreement and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Asset Sale, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars) and the denominator of which is the aggregate outstanding principal amount of the Incremental Term Loan and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars).~~

~~(iii)                               With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in the business within 365 days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 545 days following receipt of such Net Cash Proceeds); provided, however, that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the relevant Asset Sale (or are not reinvested within such 365 days or 545 days, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Incremental Term Loan as set forth in Section 9(c)(ii) above.~~

~~(iv)                              Upon the incurrence or issuance by the Borrower or any Restricted Subsidiary of any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 of the Credit Agreement (a “Debt Issuance”), the Borrower shall prepay, subject to Section 2.14(a) and Section 2.18(c) of the Credit Agreement, an aggregate principal amount of the Incremental Term Loan in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.~~

~~(v)                                 Amounts to be applied to the Incremental Term Loan in connection with prepayments made pursuant to this Section 9(c) shall be applied to the remaining scheduled installments with respect to the Incremental Term Loan in direct order of maturity. Each prepayment of the Incremental Term Loan pursuant to this Section 9(c) shall be applied on a pro rata basis to the then outstanding portion of the Incremental Term Loan comprised of Base Rate Loans and Eurodollar Rate Loans; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans comprising the Incremental Term Loan to the full extent thereof before application to~~

~~Eurodollar Rate Loans comprising the Incremental Term Loan, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 2.18(c) of the Credit Agreement.~~

~~(vi)                              All prepayments under this Section 9 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 2.18(c) of the Credit Agreement. Notwithstanding any of the other provisions of this Section 9, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 9, other than on the last day of the Interest Period therefor, either the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Loans in accordance with this Section 9(c). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding amount of the Incremental Term Loan in accordance with this Section 9(c).~~

~~(vii)                           Notwithstanding any other provisions of this Section 9, mandatory prepayments as a result of Section 9(c)(i) and (ii) of, or in respect of, a Foreign Subsidiary (i) may be retained by the applicable Foreign Subsidiary to the extent the making of any such mandatory prepayment from the Net Cash Proceeds of any Asset Sale received by any Foreign Subsidiary or Excess Cash Flow in respect of a Foreign Subsidiary would give rise to a materially adverse tax consequence as reasonably determined in good faith by the Borrower (taking into account any foreign tax credit or benefit received in connection with such repatriation and after the Borrower and the applicable Foreign Subsidiary have used commercially reasonable efforts to mitigate such materially adverse tax consequence in order to make such prepayments) and may be retained by the applicable Foreign Subsidiary so long as such material adverse tax consequence continues to exist; provided that (x) on or before the date on which such amounts so retained would otherwise have been required to be applied to reinvestments or prepayments, the Borrower shall apply an amount equal to such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow as if such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional Taxes that would have been payable or reserved against if such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds of any such Asset Sale or Excess Cash Flow that would have been payable if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds of any such Asset Sale or any such Excess Cash Flow~~

~~shall be applied to prepay any Indebtedness of a Foreign Subsidiary permitted to be prepaid by the Credit Agreement or reinvested in the business of the Borrower or any of the other subsidiaries; provided further that if an Event of Default is then continuing, no prepayment of any such Indebtedness (other than any prepayment required by the terms of such Indebtedness) or reinvestments shall be permitted and (iii) may be retained if prohibited under applicable local law (as reasonably determined by the Borrower); provided that such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to use commercially reasonable efforts to take such actions required by the applicable local law to permit such repatriation), and once such repatriation is permitted under the applicable local law, such repatriation shall be promptly effected.~~

~~(viii)                        For the avoidance of doubt, any mandatory prepayment of any Term Loan shall be applied on a pro rata basis across all existing Term Loans.~~

~~(d)                                 Term Lender Opt-Out. With respect to any prepayment of the Incremental Term Loan pursuant to Section 9(c)(i) or (ii), any Incremental Term Loan Lender, at its option (but solely to the extent the Borrower elects for this clause (d) to be applicable to a given prepayment), may elect not to accept such prepayment as provided below. The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 9(c)(i) or (ii) at least ten Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 9(c)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Incremental Term Loan Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Incremental Term Loan Lender may (but solely to the extent the Borrower elects for this clause (d) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Incremental Term Loan Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Incremental Term Loan Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Incremental Term Loan Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay the Incremental Term Loan owing to the Incremental Term Loan Lenders (other than Declining Lenders) in the manner described in Section 9(c) for such prepayment. Any amounts that would otherwise have been applied to prepay the Incremental Term Loan owing to Declining Lenders shall be retained by the Borrower.~~

~~11.                               Voting.  Each Incremental Term Loan Lender hereby agrees for itself and on behalf of its successors and assigns that, with respect to any amendment, modification, waiver, consent or other action requiring a vote of such Incremental Term Lender with regard to Section 7.01 or 7.02 of the Credit Agreement, such Incremental Term Loan Lender (or its applicable successors and/or assigns) (i) shall be deemed to have provided its consent to such amendment, modification, waiver, consent or other~~

~~action in the same proportion as the other Lenders that are not Incremental Term Loan Lenders and (ii) shall not receive any fees relating to such amendment, modification, waiver, consent or other action. Additionally, each Incremental Term Loan Lender hereby agrees for itself and on behalf of its successors and assigns that any amendment or modification to the definition of “Requisite 2016 Incremental Term Loan Lenders” shall require the approval of all 2016 Incremental Term Loan Lenders.~~

~~12.                               [See Joinder Agreement]~~

~~13.                               Definitions. The following terms used herein have the following meanings:~~

~~“Acquired Business” means the Purchased Assets (as defined in the Acquisition Agreement).~~

~~“Acquisition” means the Borrower’s acquisition of the Acquired Business.~~

~~“Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of April 28, 2016, by and between the Borrower and Broadcom Corporation (together with all schedules, exhibits and annexes thereto).~~

~~“Acquisition Agreement Representations” means the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in the Borrower or any of its affiliates having the right to terminate its respective obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to the Borrower or any of its affiliates’ obligation to consummate the Acquisition pursuant to the Acquisition Agreement.~~

~~“Net Cash Proceeds” means:~~

~~(a)                                 with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this paragraph, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Asset Sale, including property insurance or condemnation proceeds paid on account of any loss of or damage to, or any condemnation or other taking of, any property, net of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Restricted Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, and (v) the amount of any reserves established by the Borrower or any of its Restricted Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale~~

~~(provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and~~

~~(b)                                 with respect to any Debt Issuance, the aggregate amount of all cash proceeds received (including in escrow) in respect of such Debt Issuance, net of all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof.~~

~~“Seller Material Adverse Effect” means any fact, circumstance, change, condition or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions or effects that exist at the date of determination of the occurrence of a Seller Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the IoT Business and the Purchased Assets, taken as a whole, or Seller’s ability to perform its obligations under the Acquisition Agreement and the Collateral Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that no facts, circumstances, changes, conditions or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions or effects) resulting from, relating to or arising out of the items enumerated in sub-clauses (i) to (vi) below shall be deemed to be or constitute a Seller Material Adverse Effect, and no facts, circumstances, changes, conditions or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which the IoT Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (ii) conditions in the industry that the IoT Business is in, and any industry-wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar the IoT Business; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (iv) acts of terrorism or war to the extent that such acts do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (v) the announcement or pendency of the Acquisition Agreement and the transactions contemplated thereby, including negative reactions by customers of the IoT Business to the sale announcement; or (vi) compliance by Seller or its Affiliates with the express terms of the Acquisition Agreement or the failure by Seller or its Affiliates to take any action that is expressly prohibited by the Acquisition Agreement. Capitalized terms used in the definition above shall have the meanings assigned to such terms in the Acquisition Agreement as in effect on April 28, 2016.~~

~~“Total Net Leverage Ratio” means, at any date, the ratio of (a) (i) Consolidated Total Debt, minus (ii) unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, in each case, as of such date to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.~~

~~“Transaction” means a collective reference to the Acquisition, the entering into this Agreement, the funding of the Incremental Term Loans and all related transactions contemplated hereby.~~